As filed with the Securities and Exchange Commission on January 21, 1998
                                                      Registration No. 333-41281

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ---------------

                                 PRE-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ---------------

                          COMMUNITY DISTRIBUTORS, INC.
                                CDI GROUP, INC.
            (Exact name of registrant as specified in its charter)



                                                                                     22-1833660
                DELAWARE                           5912
                                                                                     22-3349976
  (States or other jurisdictions of     (Primary Standard Industrial
   incorporation or organization)       Classification Code Number)     (I.R.S. Employer Identification Nos.)


         251 Industrial Parkway Branchburg Township Somerville, NJ 08876

                                (908) 722-8700
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


                               ---------------

                                Todd H. Pluymers

                            Chief Financial Officer
                          Community Distributors, Inc.
                             251 Industrial Parkway
                              Branchburg Township
                              Somerville, NJ 08876
                                 (908) 722-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                With a Copy to:

                           John R. Utzschneider, Esq.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8852
                          Facsimile No. (617) 951-8736

                               ---------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                               ---------------

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 21, 1998


[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. [/RED HERRING]


PROSPECTUS


  OFFER TO EXCHANGE UP TO $80,000,000 OF 10-1/4% SENIOR NOTES DUE 2004, SERIES B
           OF COMMUNITY DISTRIBUTORS, INC., WHICH HAVE BEEN REGISTERED
          UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL
                 OF ITS OUTSTANDING 10-1/4% SENIOR NOTES DUE 2004

                          Community Distributors, Inc.
                                 CDI Group, Inc.
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
                 NEW YORK CITY TIME, ON , 1998, UNLESS EXTENDED

                                   ----------

     Community Distributors, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange up to an aggregate amount of $80,000,000 of the Company's 10-1/4% Senior Notes Due 2004, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, which New Notes shall be guaranteed (the "New Guarantee") by CDI Group, Inc. (the "Holding Company"), and any future subsidiaries of the Company (collectively, the "Guarantors") for a like principal amount of the Company's outstanding 10-1/4% Senior Notes due 2004 (the "Existing Notes"), of which $80,000,000 in aggregate principal amount is outstanding as of the date hereof, which Existing Notes have been guaranteed by the Holding Company (the "Existing Guarantee" and, together with the New Guarantee, the "Guarantees"). The terms of the New Notes and the New Guarantee are identical in all material respects to the terms of the Existing Notes and the Existing Guarantee, except for certain transfer restrictions and registration rights relating to the Existing Notes. The New Notes will be issued pursuant to, and entitled to the benefits of, the Indenture, dated as of October 16, 1997, between the Company and the Holding Company and The Bank of New York, as trustee, governing the Existing Notes. The New Notes and the Existing Notes are hereinafter sometimes collectively referred to as the "Notes."

     The New Notes will constitute unsecured obligations of the Company and rank pari passu in right of payment with all present and future senior indebtedness of the Company. Although the New Notes are titled "senior", they will be effectively subordinated to borrowings under the Company's New Credit Facility to the extent of the value of the assets securing such indebtedness and to any additional secured indebtedness of the Company permitted under the indenture governing the Notes. As of December 31, 1997, the aggregate amount of secured indebtedness of the Company, to which the Notes are effectively subordinated, was approximately $0.2 million, and the Company had not issued (and had no commitments to issue) any indebtedness that is or will be expressly subordinated to the Notes. The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Holding Company and the Company's future subsidiaries, if any. The Guarantees are effectively subordinated in right of payment to all existing and future secured indebtedness of the Guarantors to the extent of the value of the assets securing such indebtedness. As of December 31, 1997, the Holding Company had no secured indebtedness, no indebtedness ranking pari passu in right of payment to the Guarantees, and approximately $17.7 million of indebtedness (consisting of the Holding Company's outstanding Subordinated Notes due 2005), including accrued interest, that was expressly subordinated to the Guarantees.

     The Company will accept for exchange any and all Existing Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the
Exchange Offer expires, which will be            , 1998, unless the Exchange
Offer is extended (the "Expiration Date"). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Notes Registration Rights Agreement (as defined herein). See "Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

     Holders of Existing Notes whose notes are not tendered and accepted in the Exchange Offer will continue to hold such Existing Notes. Following consummation of the Exchange Offer, the holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company and the Holding Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Existing Notes held by them or the Existing Guarantee.


     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS OF EXISTING NOTES AND PROSPECTIVE PURCHASERS OF NEW NOTES.


                                  ----------

The Company will not receive any proceeds from this Exchange Offer and no underwriter is being utilized in connection with this Exchange Offer.

   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                                   ----------


The date of this Prospectus is              , 1998.

     PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THE NOTES. NEITHER THE COMPANY NOR THE INITIAL PURCHASERS ARE MAKING ANY REPRESENTATION TO ANY OFFEREE OR PURCHASER OF THE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH OFFEREE OR PURCHASER UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS. IN MAKING AN INVESTMENT DECISION REGARDING THE EXCHANGE NOTES OFFERED HEREBY, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. THE EXCHANGE OFFER IS BEING MADE ON THE BASIS OF THIS PROSPECTUS. ANY DECISION TO EXCHANGE NOTES IN THE EXCHANGE OFFER MUST BE BASED ON THE INFORMATION CONTAINED HEREIN. EACH PROSPECTIVE PURCHASER OF THE EXCHANGE NOTES MUST COMPLY WITH ALL APPLICABLE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION IN WHICH IT PURCHASES, OFFERS OR SELLS THE EXCHANGE NOTES OR POSSESSES OR DISTRIBUTES THIS PROSPECTUS AND MUST OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED BY IT FOR THE PURCHASE, OFFER OR SALE BY IT OF THE EXCHANGE NOTES UNDER THE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION TO WHICH IT IS SUBJECT OR IN WHICH IT MAKES SUCH PURCHASES, OFFERS OR SALES, AND NEITHER THE COMPANY NOR THE INITIAL PURCHASERS SHALL HAVE ANY RESPONSIBILITY THEREFOR. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     UPON REQUEST OF THE INITIAL PURCHASERS OR THE COMPANY, PROSPECTIVE INVESTORS MAY OBTAIN SUCH ADDITIONAL INFORMATION AS THEY MAY REASONABLY REQUEST IN CONNECTION WITH THE DECISION TO PURCHASE ANY OF THE NOTES.


                       NOTICE TO NEW HAMPSHIRE RESIDENTS


NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

THE INITIAL PURCHASERS WHO PARTICIPATED IN THE OFFERING OF THE INITIAL NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE INITIAL PURCHASERS MAY BID FOR AND PURCHASE INITIAL NOTES AND EXCHANGE NOTES IN THE OPEN MARKET.

                              PROSPECTUS SUMMARY


     The following is a summary of certain information contained elsewhere in this Prospectus and is qualified in its entirety by the more detailed information and financial statements and the related notes thereto appearing elsewhere in this Prospectus. As used in this Prospectus, the terms "fiscal 1993," "fiscal 1994," "fiscal 1996," "fiscal 1997," "fiscal 1998" and "fiscal
1999" refer to the fiscal years ended July 25, 1993, July 31, 1994, July 28, 1996, July 26, 1997, July 25, 1998 and July 31, 1999, respectively, of the Predecessor Company, the Company or the Holding Company, as applicable. All references to the twelve months ended July 30, 1995 are to the 52 weeks ended July 30, 1995, and all information presented for this period represents the mathematical addition of the results of operations of the Company for the six months immediately prior to the acquisition of the Company by the Holding Company on January 30, 1995 and the results of operations of the Company for the six months ended July 30, 1995.




                      THE COMPANY AND THE HOLDING COMPANY


     The Company is among the largest regional drugstore chains in the United States and the only regional chain focused primarily on the densely populated northern and central New Jersey markets, although several national and other regional drugstore chains have operations in this area. The Holding Company is the owner of all of the outstanding capital stock of the Company. The Company operates a chain of 43 drug and general merchandise stores under two separate formats, Drug Fair and Cost Cutters, and ranks as the number two or three competitor in its primary market areas based on sales of similar merchandise. Of the Company's 43 stores, 18 have been opened since 1989 and all but one of the remaining stores have been refurbished since 1991. The Company has been consistently profitable and each of the Company's mature stores (those open for more than 24 months) is profitable on an operating basis prior to the allocation of certain corporate overhead. The Company's revenues, Adjusted EBITDA (as defined) and income before incomes taxes were $231.0 million, $18.7 million and $9.8 million, respectively, in fiscal 1997. Adjusted EBITDA is calculated as net income plus depreciation and amortization, income taxes, net interest expense, changes in LIFO inventory reserves and non-cash rental expense. The calculation of Adjusted EBITDA differs from the calculation of income before income taxes in that it adds back to net income certain expenses that do not impact the Company's cash flows. The Company believes that, while Adjusted EBITDA should not be used as a substitute for other measures of financial performance determined under generally accepted accounting principles, the presentation of Adjusted EBITDA is meaningful to holders of Existing Notes and possible purchasers of New Notes because EBITDA is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. See "Summary Financial and Other Data" and "Selected Financial Data of the Company."

     Drug Fair. Drug Fair is a chain of 26 large-format drugstores with an average store size of approximately 17,000 square feet. All of the stores contain a pharmacy in the rear of the store, which is the focal point of the store layout. In fiscal 1997, the Company's pharmacies (including four at Cost Cutters locations) filled over 1.5 million prescriptions, an average weekly volume of approximately 1,000 scripts per pharmacy, and pharmacy sales increased 16.3% over fiscal 1996. Currently, approximately 72% of the Company's prescription sales are made to participants in managed health care plans and other third-party payer plans ("Third-Party Plans"). Drug Fair's strategy is to utilize large-format stores to capitalize on the increased customer traffic associated with its growing pharmacy business to increase sales of higher margin non-pharmacy merchandise, including health and beauty care items, housewares, greeting cards, stationery, candy and seasonal items. General merchandise accounted for approximately 61% of Drug Fair revenues in fiscal 1997, significantly higher than the average of other large drugstore chains. The Company believes that its broad selection of non-pharmacy merchandise is a significant competitive strength that has enabled it to increase its overall gross margins from 27.3% in fiscal 1993 to 29.4% in fiscal 1997. Drug Fair stores are primarily located in neighborhood shopping centers that are easily accessible and generate significant customer traffic.


     Cost Cutters. Cost Cutters is a 17-store general merchandise chain with an average store size of approximately 29,000 square feet. Cost Cutters stimulates customer traffic by offering a non-pharmacy merchandise mix similar to Drug Fair, a high-impact merchandise presentation and an everyday low price strategy, with prices generally 10%-15% lower than Drug Fair. Cost Cutters offers a broader selection of products than Drug Fair while still focusing on health and beauty care items, housewares, greeting cards, stationery, candy and seasonal items. Currently, four locations have pharmacies, two within the store and two as separate Drug Fair storefronts adjacent to the store, and the Company believes there is an opportunity to open Drug Fair pharmacies at certain additional Cost Cutters locations. Cost Cutters stores are primarily located near major highways, drawing customers from a wider area than a typical drugstore and emphasizing their destination-store orientation.


     Since 1990, the Company has experienced significant growth led by Frank Marfino, the Company's Chief Executive Officer. During this period, the Company expanded its store base by 12 stores, with revenues increasing from $168.4 million in fiscal 1993 to $231.0 million in fiscal 1997 and Adjusted EBITDA and income before income taxes increasing from $10.4 million and $8.6 million in fiscal 1993 to $18.7 million and $9.8 million, respectively, in fiscal 1997. Net income decreased from $7.7 million in fiscal 1993 to $4.6 million in fiscal 1997, primarily as a result of debt-related expense and goodwill amortization incurred by the Company in connection with its Acquisition by the Holding Company in January 1995 (the "Acquisition.") During this period, the Company also increased its Adjusted EBITDA margin (which is calculated as the ratio of Adjusted EBITDA to net sales) from 6.2% to 8.1% of sales. This improved operating performance and growth have resulted primarily from rationalization and expansion of the store base, improved centralized controls over purchasing, effective merchandising, pricing and loss-prevention strategies, increased pharmacy business with Third-Party Plan participants and cost control measures.

     The Company was acquired in January 1995 (the "Acquisition") by the Holding Company, whose shareholders include a group of investors led by BancBoston Ventures Inc. ("BancBoston"), Harvest Technology Partners, L.P. ("Harvest") and affiliates, and management. Since the Acquisition, the Company has placed increased emphasis on growing its pharmacy sales to Third-Party Plan participants and, as a result, has grown its pharmacy sales by 40.4% from fiscal 1994 to fiscal 1997. Similarly, improved non-pharmacy merchandising and pricing strategies, combined with increased customer traffic resulting from higher pharmacy sales, have enabled the Company to increase its gross margin from 27.9% in fiscal 1994 to 29.4% in fiscal 1997. This increase occurred despite continued pharmacy margin erosion resulting from increased sales to Third-Party Plan participants.

     According to Drug Store News, the U.S. drugstore industry accounted for $91 billion of retail sales in 1996 and has grown by 70.1% since 1987. During this period, sales at chain drugstores, such as those operated by the Company, grew by 106.0%, as independent drugstores lost significant market share to the larger and more efficient national and regional chains, such as the Company. During 1996, pharmacy sales at chain drugstores increased by approximately 17.4% to $30.3 billion, representing 61% of the $49.4 billion pharmacy market, while pharmacy sales at independent drugstores grew less than 4% in 1996, to an estimated $19.1 billion, a 39% market share. During fiscal 1996 and fiscal 1997, the Company's pharmacy sales increased by approximately 10.8% and 16.3%, respectively. Industry revenues are expected to continue to grow at similar rates due to the aging of the U.S. population, greater participation in Third-Party Plans and continued growth in new pharmaceutical products. According to industry sources, households headed by persons aged 55 to 64 and 65 to 74 spend approximately 20% more and 105% more, respectively, on prescriptions than the average household. According to the United States Bureau of the Census, people 55 years of age and over represent the fastest growing segment of the U.S. population and are expected to grow from 55.8 million in 1997 to 74.7 million in 2010, an increase of 33.9%. In addition, the percentage of prescriptions purchased through Third-Party Plans has increased from 50% in 1993 to 67% in 1996 and is expected to continue to increase. As pharmacy sales at national and regional chains have grown, sales of other higher-margin non-pharmacy merchandise offered in chain drugstores have also experienced positive growth as a result of increased customer traffic. The Company's non-pharmacy sales increased from $168.0 million in fiscal 1996 to $175.5 million in fiscal 1997, a 4.5% increase.

                             COMPETITIVE STRENGTHS


     The Company attributes its success in the marketplace to the following competitive strengths:


     Strong Market Position in Attractive Regional Market. As the largest drugstore chain focused primarily on the densely populated northern and central New Jersey markets, the Company's operations serve an estimated population of over 5.7 million. New Jersey offers a highly attractive customer base, with among the highest income per capita in the United States. The Company has operated in these markets for its entire 43-year history and has profitably managed its operations through changing economic conditions and an environment of increasing competition. Since 1990, a period of significant incremental competition, management has successfully expanded its store base, increased same-store sales each year, and increased its Adjusted EBITDA margin and gross margin from 6.2% and 27.3% in fiscal 1993 to 8.1% and 29.4%, respectively, in fiscal 1997. The State of New Jersey has adopted "Freedom of Choice" and "Any Willing

Provider" legislation, which together effectively allow any prescription provider to service Third-Party Plan participants on terms identical to those offered to other providers. Management believes this results in a "level playing field" in New Jersey for regional drugstore chains such as the Company and positions it to benefit from the continued growth in pharmacy sales.

     Favorable Store Locations. The Company has generally located its stores in convenient locations under favorable leases, many of which include attractive long-term renewal rates. The Company's Drug Fair stores are primarily located in neighborhood shopping centers that are easily accessible and generate significant customer traffic. The Company's Cost Cutters stores are primarily located near major highways, drawing customers from a wider area than a typical drugstore and emphasizing their destination-store orientation. The Company believes that the accessibility and manageable size of its stores appeal to consumers at a time when other discount merchandisers continue to open larger and more complex stores that customers may find less convenient. The close proximity of the Company's stores to its executive offices and distribution centers also results in distribution and inventory management efficiencies and permits close management supervision of store operations.


     Successful Merchandising and Pricing Strategy. The Company believes that its focus on consistent execution of its purchasing, pricing and merchandising strategies has been instrumental to its success. Excluding pharmacy, Drug Fair and Cost Cutters offer a similar merchandise mix, with over 90% of merchandise common to both chains. The Company believes that its broader selection of front-end merchandise is a significant competitive strength which enabled it to realize an overall increase in its margins between fiscal 1993 and fiscal 1997. The Company also believes that by operating both chains it is able to purchase most of its products at competitive prices by purchasing products in truck-load or container quantities. The Company employs a promotional pricing strategy at Drug Fair and a modified everyday low price strategy at Cost Cutters, each targeted towards the customers it seeks to attract. In addition, the Company's comprehensive and integrated inventory management system and electronic point-of-sale system record all sales data by scanner at the time of sale and permit the Company to maintain in-stock positions in all key lines of merchandise, promote higher inventory turns and provide the ability to monitor sales and profitability by store location.

     Well-Maintained Store Base. Of the Company's 43 stores, 18 have been opened since 1989 and all but one of the 25 remaining stores have been refurbished since 1991. As a result, the Company does not expect to incur an extraordinary level of capital expenditures for store maintenance in the near term. Furthermore, since 1991 the Company has rationalized its store base and closed four underperforming stores. As a result of this rationalization and the other operating improvements implemented by management, each of the Company's 38 mature stores is profitable on an operating basis prior to the allocation of certain corporate overhead and management believes that the Company's Adjusted EBITDA margin exceeds the industry average.



                         OPERATING AND GROWTH STRATEGY

     The Company's operating and growth strategy consists of four principal elements: (i) capitalize on favorable pharmacy trends, (ii) increase customer traffic, (iii) further optimize retail execution and (iv) selectively expand its store base.

     Capitalize on Favorable Pharmacy Trends. The pharmacy business contributes significantly to the Company's growth by increasing sales of non-pharmacy merchandise, enhancing customer loyalty and generating customer traffic. Primarily as a result of increasing sales to Third-Party Plan participants, the Company's pharmacy sales have increased by 9.0%, 10.8% and 16.3% in the twelve months ended July 30, 1995, fiscal 1996 and fiscal 1997, respectively. Management expects favorable pharmacy sales trends to continue, and believes that the Company is well-positioned to increase its higher margin non-pharmacy merchandise sales by capitalizing on the increased customer traffic generated by its pharmacies.


     Increase Customer Traffic. With favorable pharmacy sales and resulting customer traffic trends expected to continue, the Company believes that there are opportunities to further improve customer traffic by providing various products and services that increase consumer conveniences or otherwise attract customers to the Company's stores, including offering on-site one-hour photofinishing labs in a number of locations and increasing offerings of convenience foods and seasonal merchandise. The Company is also offering new products and services such as lottery ticket sales and automated teller machines (ATMs) in selected stores to enhance customer traffic. The

Company also builds customer loyalty and encourages repeat customer traffic by keeping its stores orderly and clean and maintaining in-stock positions in substantially all of its merchandise.

     Further Optimize Retail Execution. The Company's non-pharmacy merchandising strategies are designed to improve customer satisfaction, selection and convenience and establish its stores as a destination for a growing number of front-end merchandise categories. The Company believes that effective merchandise management increases customer satisfaction and has contributed significantly to increases in its gross margin. The Company will continue to refine its merchandising and buying practices with the goal of increasing sales of higher-margin items and improving inventory turnover. For example, the Company is exploring opportunities to expand sales of over-the-counter ("OTC") drugs, health and beauty care items, and private label merchandise.


     Selectively Expand Store Base. The Company expects to selectively expand its store base as favorable market locations become available. The Company believes that store expansion will increase sales and cash flow, strengthen its market position and result in economies of scale in marketing and distribution by leveraging its existing infrastructure. In addition, the Company believes that increased sales volume may enable it to purchase inventory at better prices. Management plans to expand its Drug Fair store base, as these stores generally offer shorter payback periods and higher returns on investment and better position the Company to capitalize on favorable trends affecting the drugstore industry. The Company estimates that the average new store investment is between $0.3 million and $0.6 million, not including inventory costs which may range from $0.4 million to $0.5 million, and that the average investment required to open a Drug Fair pharmacy at a Cost Cutters location is between $75,000 and $100,000, not including inventory costs which may range from $50,000 to $75,000. Such costs may be slightly higher in the event that the Company elects to purchase prescription customer files from existing drugstores in the area in which such stores are opened. In addition, as a general matter, new Drug Fair stores historically have not been profitable on an operating basis (that is, prior to the allocation of corporate overhead) until approximately 30 months after opening. To the extent that capital is committed to new store openings or funding initial operations, such funds will be unavailable for other purposes such as the payment of interest or principal on the Notes. The Company expects to open four new Drug Fair locations before the end of fiscal 1998 and, depending on the availability of favorable locations, intends to open an average of three to four new Drug Fair stores annually over the next several years.



                              THE EXCHANGE OFFER


Securities Offered ..................   Up to $80,000,000 aggregate principal amount of 10-1/4% Senior Notes due 2004, Series B of the Company (the "New Notes"), together with a guarantee hereof by the Holding Company (the "New Guarantee"), in exchange for up to $80,000,000 aggregate principal amount of outstanding 10-1/4% Senior Notes due 2004 of the Company (together with a guarantee thereof by the Holding Company, referred to hereinafter as the "Existing Guaranty," and together with the New
                                        Guaranty, the "Guarantees"). The terms of the New Notes and the
                                        New Guarantee and those of the Existing Notes and the Existing
                                        Guarantee are identical in all material respects, except for certain transfer restrictions relating to the Existing Notes. See "Description of the Notes."

Registration Rights Agreement  ......   The Existing Notes were issued on October 16, 1997 to Donaldson,
                                        Lufkin & Jenrette Securities Corporation and Bear, Stearns & Co. Inc.
                                        (the "Initial Purchasers"). The Initial Purchasers resold the Existing
                                        Notes to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the
                                        Securities Act. In connection therewith, the Company, the Holding
                                        Company and the Initial Purchasers entered into the Registration
                                        Rights Agreement, dated as of October 16, 1997 (the "Registration
                                        Rights Agreement"), providing, among other things, for the Exchange
                                        Offer. See "The Exchange Offer."

Resale of New Notes ................    Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties, the Company believes that the
                                        New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of the
                                        Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business, (ii) at the time of the commencement of the
                                        Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of the New Notes. By tendering Existing Notes in exchange for New Notes, each holder will represent to the Company that; (i) it is not such an affiliate of the Company, (ii) at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the New Notes and, if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes and (iii) any New Notes to be received by it will be acquired in the ordinary course of business. If a holder of Existing Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission as set forth in such no-action letters, and must comply with the registration and prospectus delivery requirement of the
                                        Securities Act in connection with any secondary resale transaction.

                                        Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing
                                        Notes were acquired by such broker-dealer as a result of market-making activities or other activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities act and that it has not entered into any arrangement or understanding with the Company or an affiliate of the Company to distribute the New Notes in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date, and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus available to any participating broker dealer for use in connection with any such resale.
                                        See "Plan of Distribution."

                                        To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes in such jurisdictions. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New
                                        Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade in New Notes without any material restrictions or limitations under the securities laws of the several states of the United States.


The Exchange Offer   ...............    The New Notes are being offered in exchange for a like principal amount of Existing Notes. Existing Notes may be exchanged only in existing multiples of $1,000. The issuance of the New Notes is intended to satisfy obligations of the Company under the Registration Rights
                                        Agreement. For a description of the procedures for tendering, see
                                        "Exchange Offer--Procedures for Tendering Existing Notes."

Expiration Date; Withdrawal   ......    The Exchange Offer will expire at 5:00 p.m., New York City time, on ,
                                        1998, or such later date and time to which it may be extended in the sole discretion of the Company (the "Expiration Date"). The tender of
                                        Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "Exchange
                                        Offer--Expiration Date; Extensions; Termination; Amendments; and
                                        Withdrawal Rights."

Conditions to Exchange Offer  ......    The Exchange Offer is subject to certain conditions. See "Exchange
                                        Offer--Certain Conditions to the Exchange Offer."

Procedures for Tendering                Each holder of Existing Notes wishing to accept the Exchange Offer
 Existing Notes   ..................    must complete, sign and date a Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documents, to the Exchange Agent (as defined) at the address set forth herein. See "Exchange Offer--Procedures for Tendering
                                        Existing Notes."

Use of Proceeds   ..................    There will be no proceeds to the Company or the Holding Company from the exchange of Notes pursuant to the Exchange Offer.

Certain Federal Income Tax              The exchange pursuant to the Exchange Offer should not be a
 Consideration .....................    taxable event to the holder for federal income tax purposes, and the holder should not recognize any taxable gain or loss as a result of such exchange. See "Certain Federal Income Tax Considerations."

Untendered Existing Notes  ......       Upon consummation of the Exchange Offer, the holders of Existing Notes, if any, will have no further rights under the Registration Rights
                                        Agreement, except as provided herein. Holders of Existing Notes whose
                                        Existing Notes are not tendered or are tendered but not accepted in the
                                        Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the Exchange
                                        Offer, the holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Existing
                                        Notes held by them. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered by unaccepted Existing Notes could be adversely affected.

Exchange Agent ..................       The Bank of New York is serving as the Exchange Agent in
                                        connection with the Exchange Offer.

                              TERMS OF THE NOTES

     Except as otherwise indicated, the following description relates both to the Existing Notes issued pursuant to the Offering and to the New Notes to be issued in exchange for Existing Notes in connection with the Exchange Offer. The New Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes, and will be entitled to the benefits of the same Indenture. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. For a more complete description of the Notes see "Description of Notes." Throughout this Prospectus, references to the "Notes" refer to the New Notes and the Existing Notes collectively.



Issuer   .....................          Community Distributors, Inc.

Securities Offered   .........          $80,000,000 aggregate principal amount of 10-1/4% Senior Notes due 2004,
                                        Series B.

Maturity Date  ...............          October 15, 2004.

Interest on the Notes   ......          The Existing Notes accrue interest at a rate of 10-1/4% per annum from the Issue Date. The New Notes will accrue interest at a rate of 10-1/4%
                                        per annum from the Issue Date or from the most recent date to which interest had been paid on the Existing Notes.

Interest Payment Dates  ......          April 15 and October 15, commencing on April 15, 1998.

Optional Redemption  ......             The Notes will be redeemable at the option of the Company, in whole or in part, on or after October 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, prior to October 15, 2000, the Company may redeem from time to time up to 35% of the aggregate principal amount of the Notes originally outstanding at a redemption price equal to 110.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of the Notes originally outstanding remain outstanding immediately after the occurrence of such redemption. See "Description of Notes--Optional Redemption."

Guarantees  ...............             The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Holding Company and the Company's future subsidiaries, if any (such future subsidiaries are collectively referred to as the
                                        "Subsidiary Guarantors" and, together with the Holding Company, as the
                                        "Guarantors").

Ranking  ..................             The Notes and the Guarantees constitute unsecured obligations of the
                                        Company and the Guarantors, respectively, and rank pari passu with all present and future unsecured senior indebtedness of the Company and the
                                        Guarantors, as applicable. Although the Notes are titled "senior," the
                                        Notes and the Guarantees will be effectively subordinated to borrowings under the Company's New Credit Facility to the extent of the value of the assets securing such indebtedness and to any additional secured indebtedness of the Company and the Guarantors, respectively, permitted under the indenture governing the Notes (the "Indenture"). As of
                                        December 31, 1997, the aggregate amount of secured indebtedness of the
                                        Company, to which the Notes are effectively subordinated, was approximately $0.2 million, and the Company had not issued (and had no commitments to issue) any indebtedness that is or will be expressly subordinated to the Notes. As of December 31, 1997, the Holding Company
                                        had no secured indebtedness, no indebtedness ranking pari passu in right of payment to the Guarantees, and approximately $17.7 million of indebtedness (consisting of the Holding Company's outstanding
                                        Subordinated Notes due 2005), including accrued interest, that was expressly subordinated to the Guarantees. See "Description of
                                        Notes--General" and "Description of New Credit Facility and Certain
                                        Other Indebtedness."


Change of Control Offer  ......         Upon a Change of Control (as defined), the Company will be required to offer to repurchase all outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Because the Company's obligation to make an offer to repurchase Notes upon a "Change of Control" arises only upon transactions that fit within the definition of such term, it is possible that other transactions, such as certain types of highly leveraged transactions, which could result in an effective change in the control of the Company or the Holding Company could occur that are not covered by such definition and, accordingly, would not cause this repurchase obligation to arise. In such an event, the holders of the Notes could be denied the benefits of the provision of the Indenture described under the caption "Description of Notes--Certain Covenants--Repurchase of
                                        Notes at the Option of the Holder Upon a Change of Control." See
                                        "Description of Notes--Certain Covenants--Repurchase of Notes at the
                                        Option of the Holder Upon a Change of Control."

Certain Covenants  ............         The Indenture contains certain covenants with respect to the Company and any subsidiaries that limit the ability of the Company and any subsidiaries to, among other things, (i) incur additional Indebtedness
                                        (as defined herein), (ii) pay dividends or make other distributions,
                                        (iii) make certain investments, (iv) create certain liens, (v) sell certain assets, (vi) enter into certain transactions with affiliates and
                                        (vii) enter into certain mergers or consolidations involving the Company or its subsidiaries. See "Description of Notes--Certain Covenants."



                                   COMPARISON OF NEW NOTES WITH EXISTING NOTES

Freely Transferable  ......             Generally, the New Notes will be freely transferable under the
                                        Securities act by holders thereof other than any holder that is either an affiliate of the Company or a broker-dealer that purchased the Notes from the Company to resell pursuant to Rule 144A or any other available exemption. The New Notes otherwise will be substantially identical in all material respects (including interest rate and maturity) to the
                                        Existing Notes. See "Exchange Offer."

Registration Rights  ......             The holders of Existing Notes currently are entitled to certain registration rights pursuant to the Registration Rights Agreement (the
                                        "Registration Rights Agreement"), dated as of October 16, 1997, among the Company, the Holding Company and the Initial Purchasers. However,
                                        upon consummation of the Exchange Offer, subject to certain exceptions, holders of Existing Notes who do not exchange their Existing Notes for
                                        New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing
                                        Notes, unless such Existing Notes are subsequently registered under the
                                        Securities Act (which, subject to certain limited exceptions, the
                                        Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Adverse
                                        Consequences of Failure to Adhere to Exchange Offer Procedures."

Absence of a Public Market for the      The New Notes are new securities and there is currently no
 New Notes   .....................      established market for the New Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing on a securities exchange of the New Notes.


     For more complete information regarding the Existing Notes and the New Notes, including the definitions of certain capitalized terms used above, see "Description of the Notes."


                                 Risk Factors

     Holders of Existing Notes and prospective purchasers of New Notes should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, in connection with the Exchange Offer.

                      SUMMARY FINANCIAL AND OPERATING DATA

The Company

     The following summary financial data, operating data and pro forma data for the periods and dates indicated set forth below have been derived from the audited annual financial statements, unaudited interim and pro forma financial statements of the Company and the audited financial statements of the Predecessor Company (as defined below) and the related notes thereto included elsewhere herein. The financial statements of the Predecessor Company for the six months ended January 29, 1995, have been audited by Arthur Andersen LLP, and the financial statements of the Company for the six months ended July 30, 1995, fiscal 1996 and fiscal 1997 have been audited by Coopers & Lybrand L.L.P. The Company was acquired by the Holding Company on January 30, 1995, and is referred to below with respect to periods prior to that date as the "Predecessor Company," and with respect to periods after that date as the "Company." The summary financial and operating data of the Company presented below under the caption "Statement of Operations Data" and "Balance Sheet Data" for the three months ended October 25, 1997 and October 26, 1996, and the data presented below under the caption "Pro Forma Data" and "Other Data" for all periods presented, are unaudited and are not necessarily indicative of the Company's results for the full fiscal year. The unaudited summary pro forma financial and operating data of the Company for the twelve months ended July 26, 1997 and three months ended October 25, 1997 do not necessarily reflect the results of operations or financial position of the Company that would have actually resulted had the events referred to in the notes to the unaudited pro forma financial information been consummated as of the dates indicated and are not intended to project the Company's financial position or results of operations for any future period.

     The summary financial data, operating data and pro forma data presented below should be read in conjunction with the audited annual financial statements and notes thereto of the Company for the six months ended July 30, 1995, fiscal 1996 and fiscal 1997, the audited financial statements of the Predecessor Company for the six months ended January 29, 1995, and the unaudited interim financial statements of the Company for the three months ended October 26, 1996 and October 25, 1997, and the pro forma financial statements included elsewhere in this Prospectus. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                  Predecessor                             The
                                    Company                             Company                          The Company Pro Forma (1)
                                  ----------- --------------------------------------------------------- ---------------------------
                                                              Twelve Months          Three Months
                                   Six Months Six Months          Ended                  Ended          Twelve Months Three Months
                                     Ended      Ended     --------------------- -----------------------     Ended        Ended
                                  January 29,  July 30,   July 28,   July 26,    Oct. 26,    Oct. 25,     July 26,     October 25,
                                     1995        1995       1996       1997        1996        1997         1997          1997
                                                                                (unaudited) (unaudited)  (unaudited)   (unaudited)
                                                         (dollars in thousands)
Statement of Operations Data:
 Net sales  .....................   $101,687    $96,171    $215,731   $231,033   $52,073     $54,722       $231,033     $54,722
 Cost of sales ..................     72,469     67,686     152,645    163,157    38,072      39,671        163,157      39,671
                                    --------    -------    --------   --------    -------     -------      --------      -------
  Gross profit ..................     29,218     28,485      63,086     67,876    14,001      15,051         67,876      15,051
 Selling, general and
   administrative expense  ......     21,468     21,635      47,487     50,831    11,752      12,678         50,831      12,678
 Other income, net   ............        595        205         353        401        95         105            401         105
 Administrative fees ............          0        125         250        250        63          63            250          63
 Depreciation and
   amortization (2)  ............        884      1,980       4,341      4,399     1,116       1,467          4,720       1,200
                                    --------    -------    --------   --------    -------     -------      --------      -------
  Operating income   ............      7,461      4,950      11,361     12,797     1,165         948         12,476       1,215
 Interest expense, net  .........          0      2,284       3,998      3,018       826         718          8,170       2,025
                                    --------    -------    --------   --------    -------     -------      --------      -------
  Income (loss) before
   income taxes   ...............      7,461      2,666       7,363      9,779       339         230          4,306      $ (810)
 Provision for income taxes
   (3)   ........................        186      1,598       3,659      5,216       393         349          2,282        (430)
                                    --------    -------    --------   --------    -------     -------      --------      -------
  Net income (loss)  ............   $  7,275    $ 1,068    $  3,704   $  4,563    $  (54)     $ (119)      $  2,024      $ (380)
                                    ========    =======    ========   ========    =======     =======      ========      =======

                                                      As of October 25, 1997
                                                      ------------------------
                                                           (unaudited)
                                                      (dollars in thousands)
Balance Sheet Data:
Working capital  ....................................        $  18,083
Total assets  .......................................           91,041
Total debt ..........................................           80,197
Stockholder's equity (deficit)  .....................          (17,542)



                                                                                    Twelve Months Ended
                                                                                   -----------------------
                                                                                       July 26, 1997
                                                                                        (unaudited)
                                                                                   (dollars in thousands)
Additional Pro Forma Data (1):
 Adjusted EBITDA (4)  ............................................................       $  18,696
 Pro forma cash interest expense, net (5)  .......................................           8,170
 Ratio of pro forma income before income taxes to pro forma cash interest expense,
  net (5) ........................................................................             0.5x
 Ratio of Adjusted EBITDA to pro forma cash interest expense, net (6) ............             2.3x
 Pro forma net debt (7)  .........................................................       $  76,649
 Ratio of pro forma total debt to pro forma income before income taxes   .........            17.8x
 Ratio of pro forma net debt to Adjusted EBITDA (8) ..............................             4.1x


                                                     Predecessor                              The
                                                       Company                              Company
                                                   ------------------   ------------------------------------------------
                                                   Six Months Ended     Six Months Ended         Twelve Months Ended
                                                   ------------------   ------------------   ---------------------------
                                                     January 29,            July 30,         July 28,       July 26,
                                                         1995                 1995             1996           1997
                                                                          (dollars in thousands)
Other Data (unaudited):
 Adjusted EBITDA (4) ...........................        $ 9,682              $ 7,714          $ 16,913       $ 18,695
 Gross Margin  .................................           28.7                 29.6              29.2           29.4
 Adjusted EBITDA margin (9)   ..................            9.5%                 8.0%              7.8%           8.1%
 Capital expenditures   ........................        $ 1,313              $ 1,070          $  2,887       $  1,287
 Ratio of earnings to fixed charges (10)  ......            8.1x                 1.7x              2.1x           2.7x
 Pharmacy sales growth  ........................            7.8%                10.1%             10.8%          16.3%
 Pharmacy sales as a % of total  ...............           19.6                 22.6              22.1           24.1
 Third-Party Plan sales as a % of pharmacy
   sales .......................................           47.2                 50.9              61.5           70.1
 Store data:
   Number of stores at end of period:
    Drug Fair  .................................             22                   22                25             26
    Cost Cutters  ..............................             15                   16                17             17
                                                        -------              -------          --------       --------
      Total ....................................             37                   38                42             43
                                                        =======              =======          ========       ========
 Same-store sales growth (11):
    Drug Fair  .................................            4.0%                 6.6%              3.5%           6.7%
    Cost Cutters  ..............................            4.0                  4.3               0.9            2.7
                                                        -------              -------          --------       --------
      Total ....................................            4.0%                 5.6%              2.4%           4.8%
                                                        =======              =======          ========       ========



------------
(1) Gives pro forma effect to the sale of the Existing Notes and the application of the net proceeds therefrom as described under the caption "Use of Proceeds" as of July 29, 1996.

(2) Depreciation and amortization amounts for the six month period ended July 30, 1995 and for the twelve months ended July 28, 1996, the twelve months ended July 26, 1997 and the three months ended October 25, 1997 include amortization of goodwill, beneficial leasehold intangibles and deferred financing costs recorded in connection with the Acquisition in January 1995.

(3) Prior to its acquisition by the Holding Company on January 30, 1995, the Predecessor Company was treated as a Subchapter S corporation for both federal and state income tax purposes. Accordingly, the provision for income taxes for the six months ended January 29, 1995 and all prior periods is substantially less than that recorded for the Company for the six months ended July 30, 1995 and each subsequent period. If the Predecessor Company had been treated as a C corporation for federal and state income tax purposes for the six month period ended January 29, 1995, the Predecessor Company's provision for income taxes for such period would have been approximately $3,000 and its net income for such period would have been approximately $4,461.

(4) Adjusted EBITDA represents net income plus depreciation and amortization, income taxes, net interest expense, changes in LIFO inventory reserves and non-cash rental expense. Changes in LIFO inventory reserves and non-cash rental expense are included in Adjusted EBITDA because they reflect non-cash expenses that do not directly impact the ability of the Company to service its debt obligations, including under the Notes. Changes in LIFO inventory reserves and non-cash rental expense aggregated $1,337, $784, $1,211, and $1,500 for the six months ended January 29, 1995 and July 30, 1995, and the twelve months ended July 28, 1996 and July 26, 1997, respectively. While Adjusted EBITDA should not be construed as a substitute for income from operations, net income, income before income taxes or cash flows from operating activities (as defined by generally accepted accounting principles), or other measures defined by generally accepted accounting principles, in analyzing the Company's operating performance, financial position or cash flows, the Company has included Adjusted EBITDA because management understands that it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Unlike net income or EBITDA, Adjusted EBITDA may not be a measure of the ultimate profitability of a company, and may not be as meaningful to other investors or analysts. In addition, investors should note that the method of calculating Adjusted EBITDA set forth above may be different from calculations of EBITDA employed by other companies and, accordingly, may not be directly comparable to such other calculations.

(5) For the purposes of Pro Forma Data, cash interest expense represents total interest expense minus amortization of deferred financing costs.

(6) The ratio of Adjusted EBITDA to pro forma cash interest expense, net is calculated as the amount of pro forma cash interest expense, net for a period divided by the Adjusted EBITDA for such period. The Company believes that the presentation of the ratio of Adjusted EBITDA to pro forma cash interest expense, net is meaningful to an understanding of the Company's financial position and results of operations because it is a more direct measurement of the Company's ability to service its debt obligations out of cash flow than other measures determined under generally accepted accounting principles.

(7) Pro forma net debt represents total pro forma debt less pro forma cash and cash equivalents. The Company believes that presentation of a pro forma net debt calculation is meaningful to an understanding of the Company's leverage and ability to service debt because, under the terms of the Indenture, the Company's ability to make payments to equity holders and certain other persons other than the holders of the Notes is restricted. Accordingly, management believes it is meaningful to assume that cash on hand may be used to repay indebtedness. See "Description of Notes--Certain Covenants--Limitation on Restricted Payments."

(8) The ratio of pro forma net debt to Adjusted EBITDA is calculated as the amount of pro forma net debt as of the end of a period divided by the Adjusted EBITDA for such period. The Company believes that the presentation of the ratio of pro forma net debt to Adjusted EBITDA is meaningful because it is a more direct measurement of the Company's ability to service its debt obligations out of cash flow than other measures determined under generally accepted accounting principles.

(9) Adjusted EBITDA margin is calculated as the amount of Adjusted EBITDA for a period divided by net sales for such period. While Adjusted EBITDA margin should not be construed as a substitute for gross margin (as defined by generally accepted accounting principles), or other measurements determined by generally accepted accounting principles, in analyzing the Company's operating performance, financial position or cash flows, the Company has included presentation of Adjusted EBITDA because Management believes it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Management believes that Adjusted EBITDA margin is a meaningful supplement to gross margin because it measures the Company's profitability on a cash flow basis, which is material to a determination of the Company's ability to service its debt.

(10) Ratio of earnings to fixed charges is computed by adding fixed charges (interest and one-third of rental expenses, which the Company believes is representative of that portion of rental expenses attributable to interest) to income before income taxes and dividing that sum by the sum of the fixed charges. Assuming that all amounts outstanding under the Old Credit Facility were repaid as of July 29, 1996, the ratios of earnings to fixed charges for fiscal 1997 and the three months ended October 25, 1997 would have been 1.3x and 0.7x, respectively.

(11) Same-store sales growth is calculated based on net sales for stores open for the whole of the indicated period and the previous period.

The Holding Company


     The following summary financial data and operating data for the periods and dates indicated set forth below have been derived from the financial statements of the Holding Company. The Holding Company was formed in January, 1995. The summary financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Holding Company's audited annual financial statements, unaudited interim financial statements and pro forma financial statements and related notes thereto, included elsewhere in this Prospectus.



                                                                                                             Holding Company
                                                               Holding Company                                Pro Forma (1)
                                        ------------------------------------------------------------   ---------------------------
                                                        Twelve Months
                                        Six Months          Ended         Three Months  Three Months   Twelve Months  Three Months
                                          Ended     ---------------------    Ended         Ended           Ended         Ended
                                         July 30,   July 28,   July 26,    October 26,   October 25,     July 26,      October 25,
                                           1995       1996       1997         1996          1997           1997           1997
                                                                           (unaudited)   (unaudited)    (unaudited)    (unaudited)
                                                            (dollars in thousands)
Statement of Operations Data:
Net sales  ............................   $96,171    $215,731   $231,033     $52,073       $54,722         $231,033      $ 54,722
Cost of sales .........................    67,686     152,645    163,157      38,072        39,671          163,157        39,671
                                          -------    --------   --------     -------       -------         --------      --------
 Gross profit .........................    28,485      63,086     67,876      14,001        15,051           67,876        15,051
Selling, general and administrative
 expense   ............................    21,635      47,487     50,831      11,752        12,678           50,831        12,678
Other income, net   ...................       205         353        401          95           105              401           105
Administrative fees ...................       125         250        250          63            63              250            63
Depreciation and amortization (2)  ....     1,980       4,341      4,399       1,116         1,467            4,720         1,200
                                          -------    --------   --------     -------       -------         --------      --------
 Operating income   ...................     4,950      11,361     12,797       1,165           948           12,476         1,215
Interest expense, net  ................     2,946       5,326      4,586       1,151         1,241            9,738         2,548
                                          -------    --------   --------     -------       -------         --------      --------
Income (loss) before income taxes .....     2,004       6,035      8,211          14          (293)           2,318        (1,333)
Provision for income taxes   ..........     1,366       3,442      4,433         279           166            1,451          (706)
                                          -------    --------   --------     -------       -------         --------      --------
 Net income (loss)  ...................   $   638    $  2,593   $  3,778     $  (265)      $  (459)        $  1,287      $   (627)
                                            =======    ========   ========     =======     =======         ========      ========




                                                        As of October 25, 1997
                                                        -----------------------
                                                             (unaudited)
                                                        (dollars in thousands)
Balance Sheet Data:
Working capital   .....................................       $  18,829
Total assets   ........................................          91,055
Total debt  ...........................................          97,558
Redeemable Preferred and Common Stock  ................           1,278
Stockholder's equity (deficit)   ......................         (34,604)



------------
(1) Gives pro forma effect to the sale of the Existing Notes and the application of the net proceeds therefrom as described under the caption "Use of Proceeds" as of July 29, 1996, the first day of the stated period.

(2) Depreciation and amortization amounts include amortization of goodwill, beneficial leasehold intangibles and deferred financing costs recorded in connection with the Acquisition in January 1995.

                                 RISK FACTORS


     Holders of Existing Notes and prospective purchasers of New Notes should consider carefully the following risk factors in addition to the other information set forth in this Prospectus before tendering their Existing Notes for New Notes. Holders of Existing Notes should consider carefully the following factors, which are generally applicable to the Existing Notes and the New Notes. Certain of the statements in this Prospectus are forward-looking in nature and, accordingly, are subject to risks and uncertainties. The actual results that the Company and the Holding Company achieve may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "Special Note Regarding Forward-Looking Statements," as well as those discussed elsewhere in this Prospectus.



Risks of Significant Leverage; Potential Inability to Service Indebtedness

     In connection with the Offering, the Company incurred a significant amount of indebtedness and used a significant portion of the proceeds from the sale of such indebtedness to pay a dividend to securityholders of the Holding Company. As a result, the Company is highly leveraged and has substantial repayment obligations, as well as significantly increased interest expense, with the portion of the net proceeds used to pay such dividend unavailable to service such obligations and expenses or any other Company obligation. As of October 25, 1997, the Company's total indebtedness was approximately $80.2 million and the Company had a stockholder's deficit of approximately $17.5 million. In addition, subject to the restrictions in the New Credit Facility and the Indenture, the Company and the Holding Company may incur additional indebtedness from time to time to finance expansion or capital expenditures or for other purposes.


     The Company's ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness will depend on future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rates and financial, competitive, business and other factors beyond its control. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following:
(i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on the Notes and interest on its other existing indebtedness, thereby reducing the funds available to the Company for other purposes; (iii) the agreements governing the Company's long-term indebtedness impose certain restrictive financial and operating covenants on the Company; (iv) all of the indebtedness under the New Credit Facility are at a variable rate of interest, which causes the Company to be adversely affected by increases in interest rates; (v) all of the indebtedness outstanding under the New Credit Facility is secured by all inventory and accounts receivable of the Company and will become due prior to the time the principal on the Notes will become due; (vi) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage; (vii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; (viii) certain vendors' willingness to give the Company favorable payment terms and certain landlords' willingness to enter into store leases with the Company may be affected; and
(ix) the Company may be more vulnerable in the event of a downturn in general economic conditions or in its business. See "Description of New Credit Facility and Certain Other Indebtedness."

     The Company believes that, based upon anticipated levels of operations, it should be able to meet its debt service obligations, including interest payments on the Notes, when due. If, however, the Company cannot generate sufficient cash flow from operations to meet its obligations, the Company might be required to refinance its debt or to dispose of assets to obtain funds for such purpose. There is no assurance that refinancing or asset dispositions could be effected on satisfactory terms, if at all, or would be permitted by the terms of the New Credit Facility or the Indenture pursuant to which the Notes were issued. Failure by the Company to refinance the New Credit Facility or the Notes or raise funds through asset sales, sales of equity or otherwise, if required, could have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal of and interest on the Notes.

     The Company's obligations under the Notes is guaranteed on a senior, unsecured basis by the Holding Company and any future subsidiaries of the Company. Because the operations of the Company provide all of the cash flow of the Holding Company, the Holding Company's ability to perform under its Guarantee is currently entirely dependent upon the operations and financial position of the Company.

Risks Associated with Effective Subordination of the Notes and the Holding
   Company Guarantee

     The Indenture and the Holding Company's Guarantee permit the Company and the Holding Company to incur additional senior indebtedness, provided certain financial or other conditions are met. The Notes and the Holding Company's Guarantee are senior unsecured obligations and rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company and the Holding Company, respectively. As of December 31, 1997, the aggregate amount of secured indebtedness of the Company, to which the Notes are effectively subordinated, would have been approximately $0.2 million and the aggregate amount of the Company's outstanding indebtedness ranking pari passu with the Notes (consisting of trade accounts payable) was approximately $14.3 million. Holders of existing or future secured indebtedness of the Company permitted under the Indenture, including the New Credit Facility, will have claims with respect to the assets constituting collateral that are prior to the claims of holders of the Notes. See "Description of Notes--Ranking."

     In addition, any indebtedness that is incurred by any of the Guarantors will be effectively senior to the claims of the holders of the Notes with respect to the assets of such Guarantors, except to the extent that the holders of the Notes may be creditors of a Guarantor pursuant to a Guarantee. Any such claim by the holders of the Notes with respect to the assets of any Guarantor will be effectively subordinated to secured indebtedness of such Guarantor with respect to the assets securing such indebtedness. The rights of the Company and its creditors, including holders of the Notes, to realize the assets of any Guarantor upon such Guarantor's liquidation or reorganization (and the consequent rights of holders of the Notes to participate in those assets) will be subject to the prior claims of such Guarantor's creditors, except to the extent that the Company may itself be a creditor with recognized claims against such Guarantor or to the extent that the holders of the Notes may be creditors with recognized claims against such Guarantor pursuant to the terms of a Guarantee (subject, however, to the prior claims of creditors holding secured indebtedness of any such Guarantor with respect to the assets securing such indebtedness). As of December 31, 1997, the Holding Company had no secured indebtedness, no indebtedness ranking pari passu with the Guarantee of the Holding Company and the aggregate amount of the Holding Company's outstanding indebtedness ranking expressly subordinate to the Guarantee of the Holding Company (consisting of the Holding Company's outstanding Subordinated Notes due
2005) is approximately $17.7 million, including accrued interest.



Fraudulent Conveyance Risks

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or void the Notes and the Guarantees in favor of other existing or future creditors of the Company and the Guarantors.

     Proceeds from the sale of the Existing Notes were used, in part, to make a cash distribution to the Company's sole stockholder, the Holding Company, which distributed these proceeds to its securityholders. If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the creditors of the Company were to find that, at the time the Company issued the Existing Notes, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration in good faith or reasonably equivalent value for issuing the Existing Notes, and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distribution, (iii) was engaged or about to engage in business or transactions for which its remaining assets constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void the Notes and void such transactions. Alternatively, in such event, claims of the holders of Notes could be subordinated to claims of other creditors of the Company. The Company may be viewed as insolvent at the time of or as a result of the sale of the Existing Notes if the fair market value of its assets does not exceed its probable liabilities at the time of, or following, the sale of the Existing Notes. The Company's obligations under the Notes are guaranteed by the Guarantors, and the Guarantees may also be subject to review under federal and state fraudulent transfer laws. If a court were to determine that at the time a Guarantor became liable under its Guarantee, it satisfied either of clauses (x) or (y) above, the court could void the Guarantee and direct the repayment of amounts paid thereunder.

     Based upon financial and other information currently available to it, management of the Company believes that the Notes and the Holding Company's Guarantee were incurred for proper purposes and in good faith. Certain courts have held, however, that a company's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for incurring indebtedness. By extension, the sale of the Existing Notes and the use of the net proceeds of the sale of the Existing Notes as described above may also be viewed as not constituting reasonably equivalent value or fair consideration to the Company.

     The Company believes that based upon forecasts and other financial information, including the pro forma information reflecting the consummation of the sale of the Existing Notes and the application of the net proceeds therefrom as described under the caption "Use of Proceeds," the Company is and will continue to be solvent, that it will have sufficient capital to carry on its business and will be and will continue to be able to pay its debts as they mature. In addition, in connection with the closing of the sale of the Existing Notes, the Company received a solvency opinion from an investment bank that the payment of the dividend described under the caption "Use of Proceeds" upon consummation of the sale of the Existing Notes would not render the Company insolvent, leave the Company with inadequate or unreasonably small capital or result in the Company incurring debt beyond its ability to repay such debt as it matures. There can be no assurance, however, that a court considering such issues would agree with such conclusions or opinion.

     Additionally, under federal bankruptcy or applicable state solvency law, if a bankruptcy or insolvency were initiated by or against the Company within 90 days after any payment by the Company with respect to the Notes or by any Guarantor with respect to a Guarantee, or within one year after any payment to any insider of the Company (which will include the dividend paid by the Company to the Holding Company), or if the Company or such Guarantor anticipated becoming insolvent at the time of any such payment, all or a portion of the payment could be voided as a preferential transfer and the recipient of such payment could be required to return such payment. In rendering its opinion on the validity of the Notes, neither counsel for the Company, nor counsel for the Initial Purchasers, nor any other counsel, expressed any opinion as to federal or state laws relating to fraudulent transfers, which means the holders of the Notes have no independent legal verification that the Notes or the Guarantees or payments on the Notes or the Guarantees will not be treated as a fraudulent conveyance or preferential transfer, respectively, by a court if the Company were to become insolvent. The obligations of each Guarantor under its Guarantee, however, are limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Description of Notes."



Risks Associated with Restrictions Imposed by Terms of the Company's
Indebtedness

     The Indenture and the New Credit Facility impose upon the Company certain financial and operating covenants, including, among others, requirements that the Company maintain certain financial ratios and satisfy certain financial tests, limitations on capital expenditures, and restrictions on the ability of the Company to incur debt, pay dividends, or take certain other corporate actions, all of which may restrict the Company's ability to pursue its business strategies. Changes in economic or business conditions, results of operations or other factors could in the future cause a violation of one or more covenants in the Company's debt instruments. See "Description of Notes--Certain Covenants" and "Description of New Credit Facility and Certain Other Indebtedness."



Risks Associated with Dependence on "Freedom of Choice" and "Any Willing Provider" Legislation; Impact of Possible Repeal

     In July 1994, the State of New Jersey adopted "Freedom of Choice" legislation that requires Third-Party Plans to allow their customers to purchase prescription drugs from the provider of their choice as long as the provider meets uniformly established requirements, and "Any Willing Provider" legislation that requires that any Third-Party Plan that has entered into an agreement with a prescription provider must permit any other licensed provider to participate in such Third-Party Plan as a preferred or contracting provider, if such provider is willing to accept the terms of such agreement. Management believes this results in a "level playing field" for regional drugstore chains such as the Company. Although the Company is not aware of any pending legislation which seeks to repeal or otherwise render ineffective the "Freedom of Choice" or "Any Willing Provider" legislation, in the event of any repeal or other termination of this legislation, larger national drugstore chains or other distribution channels with which the Company competes could enter into exclusive contracts with Third-Party Plans, similar to those in effect in other states, pursuant to which such Third-Party Plans would require their members to purchase their reimbursable prescriptions from such drugstore chains or other distribution channels. Any such contracts could effectively prevent the Company from competing for reimbursable prescription sales to participants in such Third-Party Plans, which could impact the sales of all of the Company's products by reducing customer traffic at the Company's stores. Furthermore, other than Delaware, none of the states surrounding New Jersey has enacted similar "Freedom of

Choice" or "Any Willing Provider" legislation. Accordingly, in the event that the Company determines to pursue expansion into surrounding states, it will have to compete with larger drugstore chains or other distribution channels that may have aligned themselves with certain Third-Party Plans in such states. There can be no assurance that any repeal or other termination or amendment of the "Freedom of Choice" or "Any Willing Provider" legislation in New Jersey would not have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal of and interest on the Notes and the New Credit Facility, or that the Company would be able to compete successfully with larger drugstore chains or other distribution channels in the event it determines to expand into states that do not have "Freedom of Choice" or "Any Willing Provider" legislation. See "Business--The Drugstore Industry."



Risk of Extensive Competition

     The industries in which the Company operates are highly competitive. The Company competes in most of its markets with several national, regional and local drugstore chains, large grocery stores and supermarkets, membership clubs, deep discount drugstores, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. In addition to competition from the foregoing, the Company's pharmacy departments also compete with hospitals, health maintenance organizations and mail order providers. Many of the Company's competitors have substantially greater financial resources than the Company. See "Business--Competition."



Reliance on Trade Names, Service Marks and Trademarks; Risks Associated with Possible Loss of Use of Trade Names

     The Company uses various trade names, service marks and trademarks, including "Drug Fair" and "Cost Cutters," in the conduct of its business. Historically, the Company has relied on common law protection of its trade names, service marks and trademarks. Common law provides the Company with limited protection for its trade names, service marks and trademarks within its product lines and in its geographic market areas. While the Company has filed a federal service mark registration application for the service mark "Drug Fair," there can be no assurance that a federal service mark registration for the mark "Drug Fair" will be issued to the Company. A third party presently owns an issued federal service mark registration for the name "Cost Cutters," but does not currently operate in the Company's market areas. However, there can be no assurance that such third party will not commence operations in the Company's geographic market areas or license the use of the name to a third party other than the Company in such areas. In such an event, the Company may be required to seek a license from the holder of the registration, and there can be no assurance that such a license would be available on acceptable terms, if at all. If the Company is unable to so license this service mark, it may be required to cease using the "Cost Cutters" name. In addition, there can be no assurance that the Company's use of the names "Drug Fair" and "Cost Cutters," or any other trade names, service marks or trademarks, will not otherwise be challenged, invalidated, prevented or circumvented in the future, or that any such challenge, invalidation, prevention or circumvention will not have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal and interest on the Notes and the New Credit Facility. See "Business--Trade Names, Service Marks and Trademarks."



Risk of Changes in Economic Conditions and Regional Concentration

     All of the Company's stores are located in northern and central New Jersey. As a result, the Company is sensitive to economic, competitive, and regulatory conditions in that region. The success of the Company's future operations will be substantially affected by its ability to compete effectively in New Jersey, and no prediction can be made as to economic conditions in that state.



Risk that Change of Control May Cause Defaults

     Upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events that would constitute a Change of Control may constitute a default under the New Credit Facility and might constitute a default under other indebtedness of the Company. In addition, the New Credit Facility may prohibit the purchase of the Notes by the Company in the event of a Change of Control, unless and until such time as the indebtedness under the New Credit Facility is repaid in full. The Company's failure to purchase the Notes in such instance would result in a default under the Indenture and possibly under the New Credit Facility. The inability to repay the indebtedness under the New Credit Facility, if accelerated, could have material adverse consequences to the Company and to the holders of the Notes. Future indebtedness of the Company may also contain prohibitions of certain events or transactions that could constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. See "Description of New Credit Facility and Certain Other Indebtedness" and "Description of Notes--Certain Covenants--Repurchase of Notes at the Option of the Holder Upon a Change of Control." In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Notes and the New Credit Facility.



Risks Associated with the Uncertainty of Lease Renewals on the Company's Stores


     All of the Company's stores are leased, with the leases expiring at various dates from December 31, 1997 to April 30, 2039 (assuming renewal options are exercised). Four leases representing stores which generated 11.4% of the Company's net sales in fiscal 1997 are scheduled to expire before the end of 1999. Although the Company has historically been successful in renewing its most important store leases when they have expired, there can be no assurance that the Company will continue to be able to do so. The Company's substantial leverage after the Offering may adversely impact certain landlords' willingness to enter into store leases with the Company. If the Company is unable to renew the leases for some of the Company's more successful store locations, or find other favorable locations at acceptable lease rates, there can be no assurance that such failures will not have a material adverse effect on the Company's financial condition and results of operations or that its ability to pay principal of and interest on the Notes and the New Credit Facility would not be adversely affected. See "Business--Properties."



Risks Associated with a Potential Disruption of Operations as the Company Moves to a New Facility

     The Company intends to consolidate its two existing distribution centers and corporate offices in a single new facility when its current distribution center leases expire in 1998. In connection with the consolidation, the Company plans to install a new MIS system at the new facility. While the Company believes this consolidation effort may reduce the Company's warehousing and distribution costs, there can be no assurance that this effort will result in improved operating margins, or that the move to the new facility, the commencement of operations at such facility, and the implementation of the new MIS system to be installed at the new facility will not have a disruptive effect on the Company's operations. A significant, unexpected disruption during the course of this consolidation program could have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal of and interest on the Notes and the New Credit Facility. See "Business--Properties."



Risks Associated with Changes in the Health Care Industry

     Pharmacy sales accounted for approximately 22.1% of the Company's total sales for fiscal 1996 and 24.1% for fiscal 1997. Pharmacy sales to Third-Party Plan participants accounted for approximately 61.5% and 70.1% of the Company's total prescription drug sales for fiscal 1996 and fiscal 1997, respectively. The efforts of Third-Party Plans to contain costs have placed downward pressure on gross profit margins from sales of prescription drugs. However, management believes that, to date, such lower margins have been substantially offset by the higher volume of pharmacy sales to Third-Party Plan participants and therefore actively seeks to increase its business with these plans. The Company expects that the rate of Third-Party Plan sales as a percentage of total pharmacy sales will continue to increase, creating further downward pressure on gross profit margins from prescription drug sales. There can be no assurance that the Company will be able to offset these margin declines by continued increased sales of pharmacy and non-pharmacy merchandise and by higher gross profit margins from non-pharmacy merchandise. Furthermore, if the Company were not able to generate higher volumes of pharmacy sales to Third-Party Plan participants to offset this downward pressure on gross margins, it could have a material adverse effect on the Company's gross profits and results of operations. The Company's revenues from prescription drug sales may also be affected by health care reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs, changes in programs providing for reimbursement for the cost of prescription drugs by Third-Party Plans, and regulatory changes relating to the approval process for prescription drugs. Such initiatives could lead to the enactment of federal and state regulations that may adversely impact the Company's prescription drug sales and, accordingly, could have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal of and interest on the Notes and the New Credit Facility. See "Business--Government Regulation."

Risks Associated with Control of the Company by Insiders

     The Holding Company owns all of the outstanding capital stock of the Company. The existing stockholders of the Holding Company, which include the Company's President and Chief Executive Officer, certain entities affiliated with the other directors of the Company, and other officers and employees of the Company, own 100% of the issued and outstanding common stock of the Holding Company on a fully-diluted basis. Accordingly, such stockholders indirectly control the Company and have the power to appoint new management and approve any action requiring the approval of the holders of the capital stock of the Company, including adopting amendments to the Company's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. There can be no assurance that the interests of the holders of the capital stock of the Holding Company will not conflict with the interests of the holders of the Notes. See "Management" and "Certain Relationships and Related Transactions."



Risks Attendant to Potential Growth and Expansion Related Risks

     The Company has grown in recent years by opening new stores, remodeling and relocating existing stores and refining the product mix in existing stores. There can be no assurance that the Company will continue to be able to maintain or expand its market presence in its current locations or to successfully enter other markets. The ability of the Company to continue to grow in the future will depend on a number of factors including existing and emerging competition, the availability of working capital to support such growth, the Company's ability to manage costs and maintain margins in the face of pricing pressures, and the ability to recruit and train additional qualified personnel. Because the Company intends to continue its practice of leasing its stores, any delays or other difficulties in the negotiation of satisfactory store leases or the inability on the part of prospective landlords to obtain financing for new store buildings may delay or interfere with such new store openings. In addition, there can be no assurance that the sites which the Company identifies for new store locations will actually be available to the Company, and various zoning, site acquisition, environmental, traffic, construction, and other contingencies may also delay or prevent the opening of a new store in a particular location. There can be no assurance that any new stores that the Company may open will be profitable. Failure by the Company to maintain its growth could have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal of and interest on the Notes and the New Credit Facility.



Risks Associated with Government Regulation and Reimbursement Programs

     The Company is subject to numerous federal, state, and local licensing and registration regulations with respect to, among other things, its pharmacy operations. The Company seeks to comply with all such licensing and registration requirements and continues to actively monitor its compliance with such requirements. However, violations of any such regulations could result in various penalties, including suspension or revocation of the Company's licenses or registrations or monetary fines, which could have a material adverse effect on the Company's financial condition and results of operations and its ability to pay principal of and interest on the Notes and the New Credit Facility.


     New Jersey Regulation
     ---------------------

     In addition, pursuant to the Omnibus Budget Reconciliation Act of 1990 and comparable New Jersey regulations, the Company's pharmacists are required to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. In addition, the Company's pharmacists are required to conduct a prospective drug review before any new prescriptions are dispensed, and may conduct a similar review prior to refilling any prescriptions if they deem it warranted. Further, New Jersey closely regulates the dispensing by pharmacists of over-the-counter controlled dangerous substances, imposing requirements as to: (i) filling and refilling of prescriptions, (ii) labeling of prescriptions, and (iii) monitoring the use of
Schedule V over-the-counter controlled dangerous substances to determine, in a pharmacist's professional judgment, whether the substance has or will be used for unauthorized or illicit consumption or distribution. The drug review program and other programs created by subsequent legislation could result in increased costs to the Company that could impact adversely its gross profit margin on prescription drug sales.

     Medicaid and Medicare
     ---------------------

     A portion of the Company's services are reimbursed by government sponsored programs, principally Medicaid and to a lesser extent Medicare, with the remainder being reimbursed by individual patients or Third-Party Plans. The failure, even if inadvertent, of the Company to comply with applicable reimbursement regulations could adversely affect the Company's business. Furthermore, changes in such reimbursement programs or in regulations related thereto, such as reductions in coverage or allowable reimbursement levels, modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid and Medicare expenditures, could adversely affect the Company's business. The Company is also subject to federal and state laws prohibiting the submission of false or fraudulent claims and certain financial relationships between health care providers that are intended to induce or encourage the referral of patients, or the recommendations of particular items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion from federal health care programs.

     Employment Regulation
     ---------------------


     The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime and working conditions. An increase in the minimum wage rate, employee benefit costs, or other costs associated with employees could adversely affect the Company. See "Business--Government Regulation."


Risks Associated with the Company's Dependence on Key Personnel

     The success of the Company depends upon the efforts, abilities and expertise of its executive officers and other key employees, including its Chief Executive Officer and President. The loss of the services of such individual or any other key employees could have a material adverse effect on the Company's financial condition and results of operations. See "Management."


Risk of Adverse Consequences of Potential Failure to Adhere to Exchange Offer
   Procedures

     Issuance of the New Notes in exchange for the Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Holders of the Existing Notes desiring to tender such Existing Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of the Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligations to provide for the registration under the Securities Act of such Existing Notes. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected. See "Exchange Offer."


Risks Associated with the Lack of a Public Market for the Notes

     There can be no assurance regarding the future development of a market for any of the Notes, or the ability of holders of any of the Notes to sell their Notes, or the price at which such holders may be able to sell such Notes. If such a market were to develop, the Notes could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes. The Initial Purchasers are not obligated to do so, however, and any market-making activity with respect to the Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Notes, or that an active public market for the New Notes will develop. In addition, such market-making activity will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be limited during the Exchange Offer. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market; however, the Existing Notes are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc.

     To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. Because the Company anticipates that most holders of the Existing Notes will elect to exchange such Existing Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

                                 USE OF PROCEEDS

     No proceeds will be received by the Company or the Holding Company from the Exchange Offer. The net proceeds of the sale of the Existing Notes were approximately $77.0 million, after deducting discounts and commissions and expenses related to the sale of the Existing Notes. The Company used $29.3 million of the net proceeds to refinance substantially all existing indebtedness of the Company and $45.0 million of the net proceeds to pay a dividend to the Holding Company, which distributed these proceeds to its securityholders. The balance will be used for general corporate purposes.

     The following table summarizes the sources and uses of funds for the sale of the Existing Notes:


                                                                                     (in millions)
   Sources:
    10-1/4% Senior Notes due 2004  ................................................      $80.0
                                                                                         =====
   Uses:
    Repayment of Old Credit Facility (including accrued interest and premium) (1)        $29.3
    Dividend to the Holding Company (2) ..........................................        45.0
    Transaction fees and expenses ................................................         3.0
    Excess working capital  ......................................................         2.7
                                                                                         -----
     Total uses ..................................................................       $80.0
                                                                                         =====

------------
(1) In connection with the Acquisition, the Company and the Holding Company entered into a Credit Agreement, dated as of January 30, 1995 (the "Old Credit Facility"), with Banque Paribas as Agent, providing for two term loans aggregating $45.0 million in principal amount (the "Term Loans"), a revolving loan in the aggregate principal amount of $13.0 million (the "Revolving Loan") and a letter of credit facility. The Term Loans bore interest at rates ranging from 7.7% per annum to 8.6% per annum, and were scheduled to mature on January 31, 2002, and the Revolving Loan bore interest at a rate of 9.5% and was scheduled to mature on January 30, 2000. All of the amounts outstanding under the Old Credit Facility were repaid upon the closing of the sale of the Existing Notes, and the Old Credit Facility was terminated.

(2) The Holding Company paid a dividend (the "Dividend") in the same amount to its securityholders, including BancBoston, Harvest and members of management. See "Certain Relationships and Related Transactions."

                                CAPITALIZATION


The Company

     The following table sets forth the capitalization of the Company as of October 25, 1997. This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the related notes thereto included elsewhere in this Prospectus.




                                                                        As of
                                                                   October 25, 1997
                                                                   -----------------
                                                                     (unaudited)
                                                                       (dollars
                                                                    in thousands)
   Cash and cash equivalents   .................................      $   1,139
                                                                      =========
   Long-term debt (including current portion) (1):
    New Credit Facility  .......................................             --
    10-1/4% Senior Notes due 2004  ..............................        80,000
    Capitalized lease obligations and other indebtedness  ......            197
                                                                      ---------
     Total long-term debt (including current portion)  .........         80,197
   Stockholder's equity (deficit) ..............................        (17,542)
                                                                      ---------
    Total capitalization .......................................      $  62,655
                                                                      =========


------------
(1) Upon the closing of the sale of the Existing Notes, the Company repaid all borrowings under the Old Credit Facility, terminated the Old Credit Facility and entered into the New Credit Facility. See "Use of Proceeds" and "Description of New Credit Facility and Certain Other Indebtedness."



The Holding Company
     The following table sets forth the consolidated capitalization of the Holding Company as of October 25, 1997. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Holding Company's financial statements and the related notes thereto included elsewhere in this Prospectus.



                                                                        As of
                                                                   October 25, 1997
                                                                   -----------------
                                                                     (unaudited)
                                                                       (dollars
                                                                    in thousands)
   Cash and cash equivalents   .................................      $   1,139
                                                                      =========
   Long-term debt (including current portion):
    10-1/4% Senior Notes due 2004  ..............................         80,000
    Capitalized lease obligations and other indebtedness  ......            197
    Subordinated notes due January 30, 2005   ..................         17,361
                                                                      ---------
     Total long-term debt (including current portion)  .........         97,558
   Redeemable Preferred and Common Stock   .....................          1,278
   Stockholder's equity (deficit) ..............................        (34,604)
                                                                      ---------
    Total capitalization .......................................         64,232
                                                                      =========

                    SELECTED FINANCIAL DATA OF THE COMPANY


     The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of and for each of the periods in the five-year period ended July 26, 1997 and for the three month periods ended October 26, 1996 and October 25, 1997, are derived from the audited financial statements of the Company and the Predecessor Company (as defined below), and the unaudited financial statements of the Company. The financial statements of the Predecessor Company for fiscal 1993, fiscal 1994 and the six months ended January 29, 1995 have been audited by Arthur Andersen LLP, and the financial statements for the six months ended July 30, 1995, fiscal 1996 and fiscal 1997 have been audited by Coopers & Lybrand L.L.P. The Company was acquired by the Holding Company on January 30, 1995, and is referred to below with respect to periods prior to that date as the "Predecessor Company" and with respect to periods after that date as the "Company." The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data (End of Period)" below for the three months ended October 26, 1996 and October 25, 1997, and the selected financial and other data presented below under the caption "Other Data" as of and for all of the periods presented, are unaudited and are not necessarily indicative of the Company's results for the full fiscal year. The unaudited financial data reflects all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the Company's financial position, results of operations and cash flows for and as of the end of the periods presented.

     The selected financial data presented below should be read in conjunction with the audited financial statements and the related notes thereto of the Predecessor Company for the six months ended January 29, 1995, and the Company for the six months ended July 30, 1995, fiscal 1996 and fiscal 1997, the unaudited financial statements of the Company for the three months ended October 26, 1996 and October 25, 1997, and the pro forma financial data of the Company for fiscal 1997 and the three months ended October 25, 1997, and the related notes thereto included elsewhere in this Prospectus. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."





                                               Predecessor Company                          The Company
                                    ----------------------------------------- ----------------------------------------
                                                                  Six           Six                   Year
                                            Year Ended           Months        Months                 Ended
                                    ---------------------------  Ended         Ended       ---------------------------
                                    July 25,      July 31,      Jan. 29,      July 30,     July 28,      July 26,
                                      1993          1994          1995          1995         1996          1997
                                                                  (dollars in thousands)
Statement of Operations Data:
 Net sales ........................  $ 168,416     $ 180,206     $ 101,687     $ 96,171     $ 215,731     $ 231,033
 Cost of sales   ..................    122,433       129,856        72,469       67,686       152,645       163,157
                                     ---------     ---------     ---------     --------     ---------     ---------
  Gross profit   ..................     45,983        50,350        29,218       28,485        63,086        67,876
 Selling, general and
   administrative expense .........     36,286        38,494        21,468       21,635        47,487        50,831
 Other income, net  ...............        610           803           595          205           353           401
 Administrative fees   ............          0             0             0          125           250           250
 Depreciation and
   Amortization (2) ...............      1,703         1,674           884        1,980         4,341         4,399
                                     ---------     ---------     ---------     --------     ---------     ---------
  Operating income  ...............      8,604        10,985         7,461        4,950        11,361        12,797
 Interest expense, net ............          0             0             0        2,284         3,998         3,018
                                     ---------     ---------     ---------     --------     ---------     ---------
 Income (loss) before income
   taxes (3)  .....................      8,604        10,985         7,461        2,666         7,363         9,779
 Provision for income taxes  ......        862           474           186        1,598         3,659         5,216
                                     ---------     ---------     ---------     --------     ---------     ---------
  Net income (loss) ...............  $   7,742     $  10,511     $   7,275     $  1,068     $   3,704     $   4,563
                                     =========     =========     =========     ========     =========     =========
Balance Sheet Data (End of
Period):
 Working capital (unaudited)   .     $  21,059     $  25,950     $  29,457     $ 10,645     $  11,196     $   9,875
 Total assets .....................     42,775        52,163        53,176       86,079        84,931        81,256
 Total debt   .....................          0             0             0       45,000        39,360        29,467
 Stockholder's equity (deficit)         29,250        33,645        36,033       19,068        22,772        27,335
Other Data (unaudited):
 Ratio of earnings to fixed
   charges (4)   ..................        5.8x          6.7x          8.1x         1.7x          2.1x          2.7x
 Adjusted EBITDA (5)   ............  $  10,411     $  11,536     $   9,682     $  7,714     $  16,913     $  18,695
 Gross margin .....................       27.3%         27.9%         28.7%        29.6%         29.2%         29.4%
 Adjusted EBITDA margin (6)                6.2%          6.4%          9.5%         8.0%          7.8%          8.1%
 Capital expenditures  ............  $   2,379     $   2,308     $   1,313     $  1,070     $   2,887     $   1,287
 Pharmacy sales growth ............        4.0%          8.7%          7.8%        10.1%         10.8%         16.3%
 Pharmacy sales as a % of
   total   ........................       21.6          22.0          19.6         22.6          22.1          24.1

                                          The Company        The Company Pro Forma (1)
                                    -----------------------  ------------------------
                                             Three
                                             Months           Twelve       Three
                                             Ended            Months      Months
                                    ------------------------  Ended        Ended
                                     Oct. 26,   Oct. 25,     July 26,   October 25,
                                      1996        1997         1997        1997
                                          (unaudited)              (unaudited)
Statement of Operations Data:
 Net sales ........................  $52,073    $  54,722     $231,033    $54,722
 Cost of sales   ..................   38,072       39,671      163,157     39,671
                                     -------    ---------     --------    -------
  Gross profit   ..................   14,001       15,051       67,876     15,051
 Selling, general and
   administrative expense .........   11,752       12,678       50,831     12,678
 Other income, net  ...............       95          105          401        105
 Administrative fees   ............       63           63          250         63
 Depreciation and
   Amortization (2) ...............    1,116        1,467        4,720      1,200
                                     -------    ---------     --------    -------
  Operating income  ...............    1,165          948       12,476      1,215
 Interest expense, net ............      826          718        8,170      2,025
                                     -------    ---------     --------    -------
 Income (loss) before income
   taxes (3)  .....................      339          230        4,306    $  (810)
 Provision for income taxes  ......      393          349        2,282       (430)
                                     -------    ---------     --------    -------
  Net income (loss) ...............  $   (54)   $    (119)    $  2,024    $  (380)
                                     =======    =========     ========    =======
Balance Sheet Data (End of
Period):
 Working capital (unaudited)   .     $10,238    $  18,083
 Total assets .....................   81,256       91,041
 Total debt   .....................   29,446       80,197
 Stockholder's equity (deficit)       27,698      (17,542)
Other Data (unaudited):
 Ratio of earnings to fixed
   charges (4)   ..................      1.2x         1.2x
 Adjusted EBITDA (5)   ............  $ 2,667    $   2,834
 Gross margin .....................     26.9%        27.5%
 Adjusted EBITDA margin (6)              5.1%         5.2%
 Capital expenditures  ............      506          663
 Pharmacy sales growth ............     17.7%        12.5%
 Pharmacy sales as a % of
   total   ........................     24.7         26.3

                                     Predecessor Company                             The Company
                               -------------------------------- -----------------------------------------------------
                                                       Six        Six                                   Three
                                                      Months     Months            Year                 Months
                                    Year Ended        Ended      Ended             Ended                Ended
                               --------------------- ---------- ---------- --------------------- --------------------
                               July 25,   July 31,   Jan. 29,   July 30,   July 28,   July 26,   Oct. 26,   Oct. 25,
                                 1993       1994       1995       1995       1996       1997       1996       1997
                                                                                                     (unaudited)
                                                                (dollars in thousands)
Other Data (unaudited)
 Third-Party Plan sales as a %
   of pharmacy sales .........    36.0%      40.6%      47.2%      50.9%      61.5%      70.1%      65.3%      72.5%
 Store data:
   Number of stores at end
    of period: ...............
    Drug Fair  ...............      22         21         22         22         25         26         26         26
    Cost Cutters  ............      13         14         15         16         17         17         17         17
                                  ----       ----       ----       ----       ----       ----       ----       ----
      Total ..................      35         35         37         38         42         43         43         43
                                  ====       ====       ====       ====       ====       ====       ====       ====
 Same-store sales growth (7):
    Drug Fair  ...............     3.9%       5.7%       4.0%       6.6%       3.5%       6.7%       9.7%       5.9%
    Cost Cutters  ............     4.6        1.1        4.0        4.3        0.9        2.7        4.9        2.9
                                  ----       ----       ----       ----       ----       ----       ----       ----
      Total ..................     4.1%       3.7%       4.0%       5.6%       2.4%       4.8%       7.4%       4.6%
                                  ====       ====       ====       ====       ====       ====       ====       ====



------------
(1) Gives pro forma effect to the sale of the Existing Notes and the application of the net proceeds therefrom as described under the caption "Use of Proceeds" as of July 26, 1996.
(2) Depreciation and amortization amounts for the periods set forth under the captions "The Company" and "Company Pro Forma" include amortization of goodwill, beneficial leasehold intangibles and deferred financing costs incurred in connection with the Acquisition in January 1995.
(3) Prior to its acquisition by the Holding Company on January 30, 1995, the Predecessor Company was treated as a Subchapter S corporation for both federal and state income tax purposes. Accordingly, the provision for income taxes for the six months ended January 29, 1995 and all prior periods is substantially less than that recorded for the Company for the six months ended July 30, 1995 and each subsequent period. If the Predecessor Company had been treated as a C corporation for federal and state income tax purposes for the six month period ended January 29, 1995, and for the year ended July 31, 1994 and July 25, 1993, respectively, the Predecessor Company's provision for income taxes for such periods would have been approximately $3,000, $4,426 and $3,473, respectively, and its net income for such periods would have been approximately $4,461, $6,559 and $5,131, respectively.
(4) The ratio of earnings to fixed charges is computed by adding fixed charges (interest and one-third of rental expenses, which the Company believes is representative of that portion of rental expenses attributable to interest) to income before income taxes and dividing that sum by the sum of the fixed charges.
(5) Adjusted EBITDA represents net income plus depreciation and amortization, income taxes, net interest expense, non-cash LIFO reserves against inventory and non-cash rental expense. Changes in LIFO inventory reserves and non-cash rental expense are included in Adjusted EBITDA because they reflect non-cash expense that do not directly impact the ability of the Company to service its debt obligations, including under the Notes.
    Changes in LIFO inventory reserves and non-cash rental expense aggregated $104, $(1,123), $1,337, $784, $1,211 and $1,500 during fiscal 1993, fiscal
    1994, the six months ended on each of January 29, 1995 and July 30, 1995, fiscal 1996 and fiscal 1997, respectively. While Adjusted EBITDA should not be construed as a substitute for income from operations, net income or cash flows from operating activities (as defined by generally accepted accounting principles), or other measurements determined by generally accepted accounting principles, in analyzing the Company's operating performance, financial position or cash flows, the Company has included Adjusted EBITDA because management understands that it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Unlike net income or EBITDA, Adjusted EBITDA may not be a measure of the ultimate profitability of a company, and may not be as meaningful to other investors or analysts. In addition, the method of calculating Adjusted EBITDA set forth above may be different from calculations of Adjusted EBITDA employed by other companies and, accordingly, may not be directly comparable to such other calculations.
(6) Adjusted EBITDA margin is calculated as the amount of Adjusted EBITDA for a period divided by net sales for such period. While Adjusted EBITDA margin should not be construed as a substitute for gross margin (as defined by generally accepted accounting principles), or other measurements determined by generally accepted accounting principles, in analyzing the Company's operating performance, financial position or cash flows, the Company has included presentation of Adjusted EBITDA margin because management believes it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Management believes that Adjusted EBITDA margin is a meaningful supplement to gross margin because it measures the Company's profitability on a cash flow basis, which is material to a determination of the Company's ability to service its debt.
(7) Same-store sales growth is calculated based on net sales for stores open for the whole of the indicated and the previous period.

            UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed statements of operations for the Company and the Holding Company present the results of operations of the Company and the Holding Company for fiscal 1997, and the three months ended October 25, 1997 as if the sale of the Existing Notes had occurred as of July 29, 1996, the first day of fiscal 1997. The unaudited pro forma condensed statements of operations for the periods presented have been prepared by the Company's management and are not necessarily indicative of the Company's results of operations had the issuance of the Existing Notes actually occurred as of the assumed date, nor are they necessarily indicative of the Company's financial position or results of operations for any future period. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the "Selected Financial Data of the Company," the audited financial statements of the Predecessor Company for the six months ended January 30, 1995, the audited financial statements of the Company for the six months ended July 30, 1995, and the twelve months ended on July 28, 1996 and July 26, 1997, the unuaudited financial statements of the Company for the three months ended October 26, 1996 and October 25, 1997, the audited financial statements of the Holding Company for the six months ended July 30, 1995, and the twelve months ended on July 28, 1996 and July 26, 1997, and the unaudited financial statements of the Holding Company for the three months ended October 26, 1996 and October 25, 1997, included elsewhere in this Prospectus. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                 The Company (unaudited)        The Holding Company (unaudited)
                                            ---------------------------------- ---------------------------------
                                            Twelve Months     Three Months     Twelve Months     Three Months
                                                Ended            Ended             Ended            Ended
                                            July 26, 1997   October 25, 1997   July 26, 1997   October 25, 1997
 Statement of Operations Data:
  Net Sales  ..............................    $231,033          $54,722          $231,033          $54,722
  Cost of Sales ...........................    $163,157          $39,671          $163,157          $39,671
                                               --------          -------          --------          -------
   Gross profit ...........................    $ 67,876          $15,051          $ 67,876          $15,051
  Selling, general and administrative
    expense  ..............................    $ 50,831          $12,678          $ 50,831          $12,678
  Other income, net   .....................    $    401          $   105          $    401          $   105
  Administrative fees .....................    $    250          $    63          $    250          $    63
  Depreciation and amortization (2)  ......    $  4,720          $ 1,200          $  4,720          $ 1,200
                                               --------          -------          --------          -------
   Operating income   .....................    $ 12,476          $ 1,215          $ 12,476          $ 1,215
  Interest expense, net (1) ...............    $  8,170          $ 2,025          $  9,738          $ 2,548
                                               --------          -------          --------          -------
  Income (loss) before income taxes  ......    $  4,306          $  (810)         $  2,738         ($ 1,333)
  Provision for income taxes (3)  .........    $  2,282          $  (430)         $  1,451          $  (706)
                                               ========          =======          ========          =======
  Net income (loss)   .....................    $  2,024          $  (380)         $  1,287         ($   627)
                                               ========          =======          ========          =======



------------
The unaudited pro forma condensed financial data presented above have been prepared by applying the following adjustments to the respective historical financial statements of the Company and the Holding Company included elsewhere herein:
(1) Reflects the pro forma elimination of interest expense of $3,048 and $743 on the term loans under the Old Credit Facility for fiscal 1997 and for the three months ended October 25, 1997, respectively, and the inclusion of interest expense of $8,200 and $2,050, respectively, on the Notes for such period.
(2) Reflects the pro forma elimination of deferred financing cost amortization incurred in connection with the Old Credit Facility in the amounts of $108 and $374 for fiscal 1997 and the three month period ended October 25, 1997, respectively, and the inclusion of deferred financing cost amortization associated with issuance of the Notes in the amounts of $429 and $107 for fiscal 1997 and the three months ended October 25, 1997, respectively. The deferred financing costs of the Notes is approximately $3.0 million and is being amortized over the 7 year term of the Notes.
(3) Reflects the tax effects of the adjustments noted in notes (1) and (2) above at applicable tax rates.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

     The Company was founded in 1954 and until 1990 was managed primarily by its founders. The Holding Company is the owner of all of the outstanding capital stock of the Company. Since 1990, the Company has experienced significant growth led by Frank Marfino, the Company's current Chief Executive Officer. The Company currently operates a chain of 43 drug and general merchandise stores, with 26 drugstores operating under the "Drug Fair" name and 17 general merchandise stores operating under the "Cost Cutters" name. Each of the Company's 38 mature stores (those open for more than 24 months) is profitable on an operating basis.


     Since 1990, the Company expanded its store base by 12 stores, with revenues increasing from $168.4 million in fiscal 1993 to $231.0 million in fiscal 1997 and Adjusted EBITDA and income before taxes increasing from $10.4 million and $8.6 million in fiscal 1993 to $18.7 million and $9.8 million, respectively, in fiscal 1997. Net income decreased from $7.7 million in fiscal 1993 to $4.6 million in fiscal 1997. During this period, the Company also increased its Adjusted EBITDA margin from 6.2% to 8.1% of sales. This improved operating performance and growth have resulted primarily from rationalization and expansion of the store base, improved centralized controls over purchasing, effective merchandising, pricing and loss-prevention strategies, increased pharmacy business with Third-Party Plan participants and cost control measures.

     The Company was acquired in January 1995 by the Holding Company, whose shareholders include a group of investors led by BancBoston, Harvest and management. Since the Acquisition, the Company has placed emphasis on growing its pharmacy sales to Third-Party Plan participants and, as a result, has grown its pharmacy sales by 40.4% from fiscal 1994 to fiscal 1997. Similarly, improved non-pharmacy merchandising and pricing strategies, combined with increased customer traffic resulting from higher pharmacy sales, have enabled the Company to increase its gross margin from 27.9% in fiscal 1994 to 29.4% in fiscal 1997. This increase occurred despite pharmacy margin erosion resulting from increased sales to Third-Party Plan participants.


     Since fiscal 1994, the Company's pharmacy sales have increased by 40.4%, primarily as a result of the growth in prescription sales to Third-Party Plan participants. In fiscal 1997, the Company's pharmacies filled over 1.5 million prescriptions (an average weekly volume of approximately 1,000 scripts per pharmacy), and pharmacy sales increased 16.3% over fiscal 1996. Currently, approximately 72% of prescription sales results from sales to Third-Party Plan participants. Although pharmacy sales to Third-Party Plan participants typically have lower margins than cash pharmacy sales, resulting in a decline in the Company's pharmacy gross margins, the higher pharmacy sales volume has resulted in an overall increase in gross profit. Although management expects that Third-Party Plan sales as a percentage of total pharmacy sales will continue to increase, management believes that as this rate of increase slows, margins will stabilize, resulting in pharmacy gross profit growth more closely approximating pharmacy sales growth rates. Additionally, the Company believes that this margin pressure has had less of an impact on its overall margin than on margins of retailers for which prescriptions represent a higher percentage of total sales. To compensate for declining pharmacy gross margins and to capitalize on the increased customer traffic resulting from the growth in Third-Party Plan sales, the Company has aggressively managed its non-pharmacy operations through effective merchandising and purchasing strategies. As a result of these initiatives, the Company has raised its non-pharmacy gross margins from 27.8% in 1994 to 31.4% in fiscal 1997. There can be no assurance that the Company will be able to continue to offset declines in pharmacy gross margins resulting from increases in Third-Party Plan sales as a percentage of total pharmacy sales by continued increased sales of pharmacy and non-pharmacy merchandise and by higher gross profit margins from non-pharmacy merchandise.


     The Company has expanded its store base by 12 stores since 1990, with no stores, three stores, four stores and one store having been opened in fiscal 1994, the twelve months ended July 30, 1995, fiscal 1996 and fiscal 1997, respectively. The Company has signed four new leases for Drug Fair locations, with all of these stores expected to open before the end of fiscal 1998. The Company has purchased prescription customer files from existing independent drugstores, at an average cost of $120,000 per store, for two of these new locations. This strategy, which the Company had not employed in connection with prior store openings, is intended to reduce the amount of time before a new store becomes profitable. The Company will close one of its Drug Fair stores, located in Ridgewood, New Jersey, when its lease expires in the third quarter of fiscal 1998. This lease did not provide for an extension past its expiration date, and the landlord and the Company were not able to come to mutually acceptable terms for renewal of the lease. The Company does not believe that this store closing will have a material effect on the Company's revenues or gross profit. The Company intends to continue to opportunistically expand its store base, primarily focused on Drug Fair stores, as favorable market locations become available. While pharmacy is not the main focus of the Cost Cutters chain, two Cost Cutters locations contain their own pharmacies and the Company has recently added Drug Fair pharmacies adjacent to two of its Cost Cutters locations. The Company believes there is an opportunity to add Drug Fair pharmacies to certain additional Cost Cutters stores depending on factors such as location, store size, layout and competition. Five of the eight stores opened between fiscal 1995 and fiscal 1997 (none of which are mature stores) do not currently contribute to the Company's operating profit.



Results of Operations

     The following discussion should be read in conjunction with the audited financial statements and the related notes thereto of the Predecessor Company and the Company for the six months ended January 29, 1995, the six months ended July 30, 1995, fiscal 1996 and fiscal 1997, and the unaudited financial statements of the Company for the three month periods ended October 25, 1997 and October 26, 1996 included elsewhere in this Prospectus. The amounts presented below for the Company for the twelve month period ended July 30, 1995 represent the mathematical addition of the historical amounts for the Predecessor Company and the Company for purposes of the discussion below only. The following table sets forth the Company's operating results for the periods indicated expressed as a percentage of sales and the net number of new stores opened during the periods indicated.



                                                               Twelve Months Ended                 Three Months Ended
                                                       ------------------------------------   ----------------------------
                                                       July 30,     July 28,     July 26,     October 25,     October 26,
                                                         1995         1996         1997          1997            1996
                                                                                              (unaudited)     (unaudited)
Statement of Operations Data:
 Net sales   .......................................      100.0%       100.0%       100.0%        100.0%         100.0%
 Gross profit   ....................................       29.2         29.2         29.4          27.5           26.9
 Selling, general and administrative expense  ......       21.8         22.0         22.0          23.2           22.6
 Administrative fees  ..............................        0.1          0.1          0.1           0.1            0.1
 Depreciation and amortization .....................        1.4          2.0          1.9           2.7            2.1
 Other income, net .................................        0.4          0.2          0.2           0.2            0.2
                                                          -----        -----        -----         -----          -----
    Operating income  ..............................        6.3          5.3          5.6           1.7            2.2
 Interest expense, net   ...........................        1.2          1.9          1.3           1.3            1.6
                                                          -----        -----        -----         -----          -----
 Income before income taxes ........................        5.1          3.4          4.3           0.4            0.7
 Provision for income taxes ........................        0.9          1.7          2.3           0.6            0.8
                                                          -----        -----        -----         -----          -----
    Net income  ....................................        4.2          1.7          2.0         ( 0.2)         ( 0.1)
                                                          =====        =====        =====         =====          =====
Other Data (unaudited):
 Adjusted EBITDA   .................................        8.8%         7.8%         8.1%          5.2%           5.1%
 Number of new stores (net) ........................          3            4            1             0              1



     Comparison of the Three Months Ended October 25, 1997 (the "1998 Period") with the Three Months Ended October 26, 1996 (the "1997 Period").

     Net sales for the 1998 Period were $54.7 million as compared to $52.0 million for the 1997 Period, an increase of $2.7 million or 5.2%. This increase was primarily due to a 4.6% increase in same-store sales, driven by a 12.5% increase in pharmacy sales from $12.8 million to $14.4 million which includes a 24.4% increase in pharmacy sales to Third-Party Plans from $8.6 million to $10.7 million. The Company believes that the increase in pharmacy sales to Third Party Plans during this period was primarily driven by the increase in the volume of pharmacy products sold to Third Party Plan customers and to pricing increases on such products. The number of prescriptions filled for Third Party Plan customers increased to approximately .28 million prescriptions for the 1998 Period, as opposed to .24 million prescriptions for the 1997 Period, an increase of 16.7%, as compared to the 24.1% increase in pharmacy sales to Third Party Plans over the same period. The Company believes that pricing increases on pharmacy products of between 4% and 6% annually have been common during the past several years and is the primary reason for the higher rate of increase in pharmacy sales to Third Party Plans as compared to the rate of increase in prescriptions filled for Third Party Plan customers. The Company believes that its pharmacy sales to participants in Medicaid and Medicare do not represent a material percentage of its total net sales.

     Gross profit was $15.1 million for the 1998 Period, as compared to $14.0 million for the 1997 Period, an increase of 7.9%. Gross profit as a percentage of net sales was 27.5% for the 1998 Period as compared to 26.9% for the 1997 Period. This 0.6% increase was due primarily to the increase in the gross margin on general merchandise sales, offset by a decrease in the overall gross margin on pharmacy sales caused by an increase in Third-Party Plan prescription sales as a percentage of total pharmacy sales. Although management expects that Third Party Plan sales as a percentage of total pharmacy sales will continue to increase, management believes that as this rate of increase slows, margins will stabilize, resulting in pharmacy gross profit growth more closely approximating pharmacy sales growth rates.

     Gross profit on total pharmacy sales (including sales to Third Party Plans) was $3.0 million for each of the 1998 Period and the 1997 Period. Gross profit on pharmacy sales to Third Party Plans was $1.6 million for each of the 1998 Period and the 1997 Period.

     Net sales of non-pharmacy products were $40.3 million in the 1998 Period, as compared to $39.2 in the 1997 Period, an increase of 2.8%. Gross profit on non-pharmacy sales was $12.1 million for the 1998 Period, as compared to $11.0 million for the 1997 Period, an increase of 10.0%. The Company attributes these increases in net sales of non-pharmacy products and gross profit on non-pharmacy sales to increased customer traffic in the Company's stores associated with an increase in total pharmacy sales, as well as the implementation of the Company's merchandising and purchasing strategies.

     Selling, general and administrative expense as a percentage of net sales was 23.2% for the 1998 Period as compared to 22.6% for the 1997 Period. This increase was primarily the result of pre-opening costs incurred related to two new stores that opened immediately after the end of the 1998 Period as compared to one new store that opened during the 1997 Period, as well as the greater number of Drug Fair stores as compared to Cost Cutters stores in the Company's store mix. The Company's Drug Fair stores typically take a longer time to mature than the Company's Cost Cutters stores and carry a higher rate of selling, general and administrative expense as a percentage of net sales. In the event that the Company is successful in opening additional stores in future periods, the Company anticipates that these costs may be higher.

     Depreciation and amortization was $1.5 million during the 1998 Period as compared to $1.1 million during the 1997 Period, an increase of 36.3%. This increase was due to the one-time write-off of deferred financing costs of $0.4 million related to the repayment of the Company's previous credit facility (the "Old Credit Facility"), which was repaid-with a portion of the proceeds of the sale of the Existing Notes.

     Interest expense for the Company was $0.7 million during the 1998 Period as compared to $0.8 million during the 1997 Period, a decline of $0.1 million. This decrease was the result of lower interest costs incurred on the Old Credit Facility during the 1998 Period as compared to the 1997 Period, due to a lower average principal balance outstanding. The higher rate of interest cost incurred as a result of the issuance of the Existing Notes did not have a significant impact on total interest expense as such notes were only outstanding for 9 days during the 1998 Period. Interest expense for the Parent was $0.5 million during the 1998 Period as compared to $0.3 million during the 1997 Period, an increase of $0.2 million. This increase was the result of the compounding of the interest on the Parent's Subordinated Notes due 2005. The Company expects interest expense to increase in future periods as a result of the issuance of the Notes.

     The Company incurred a net loss of $0.1 million in each of the 1998 Period and 1997 Period. The net loss for the 1998 Period was partially due to the one-time write-off of deferred financing costs of $0.4 million on the Old Credit Facility during such Period. The net loss for the Parent for the 1998 Period was $0.5 million as compared to $0.3 million. The increase in the net loss incurred by the Parent was the result of the factors described above in addition to a higher level of interest accruing during the 1998 Period on the Parent's Subordinated Notes, as interest on such notes is compounding.



     Comparison of fiscal 1997 to fiscal 1996


     Net sales for fiscal 1997 were $231.0 million as compared to $215.7 million for fiscal 1996, an increase of $15.3 million or 7.1%. This increase was due primarily to a 4.8% increase in same-store sales, driven by a 16.3% increase in total pharmacy sales (including sales to Third Party Plans), from $47.8 million to $55.6 million, and a 34.5% increase in pharmacy sales to Third-Party Plans from $29.3 million to $39.4 million. The Company believes that the increase in pharmacy sales to Third Party Plans during this period was primarily driven by the increase in the volume of pharmacy products sold to Third Party Plan customers and pricing increases on such products. The number of prescriptions filled for Third Party Plan customers increased to approximately 1.1 million prescriptions for fiscal 1997, as compared to approximately 0.84 million prescriptions in fiscal 1996, an increase of approximately 31.0%, as compared to the 34.1% increase in pharmacy sales to Third Party Plans over the same period. The Company believes that pricing increases on pharmacy products of between 4% and 6% annually have been common during the past several years and is the primary reason for the higher rate of increase in pharmacy sales to Third Party Plans as compared to the rate of increase in prescriptions filled for Third Party Plan customers.

     Gross profit was $67.9 million for fiscal 1997, as compared to $63.1 million for fiscal 1996, an increase of 7.6%. Gross profit as a percentage of net sales was 29.4% for fiscal 1997 as compared to 29.2% for fiscal 1996. This 0.2% increase was due primarily to the increase in the gross margin on general merchandise sales, particularly at Cost Cutters, and the increase in the amount of cash advances from certain of the Company's suppliers recognized during fiscal 1997. These cash advances ("Supplier Advances") are made by a supplier at the beginning of a supply contract and are recognized by the Company, on a pro rata basis, as a reduction of cost of goods sold over the term of the contract as the Company attains certain purchase levels of the supplier's products or satisfies other criteria provided in the agreement. The increase in gross margin on general merchandise sales and the recognition of Supplier Advances was partially offset by a decrease in the overall gross margin on pharmacy sales caused by an increase in Third-Party Plan prescription sales as a percentage of total pharmacy sales.

     Gross profit on total pharmacy sales (including sales to Third Party Plans) was approximately $12.8 million for fiscal 1997, as compared to $11.8 million for fiscal 1996, an increase of 8.5%. Gross profit on pharmacy sales to Third Party Plans was approximately $7.0 million for fiscal 1997, as compared to $5.7 million for fiscal 1996, an increase of 22.8%. The Company attributes the increases in gross profit on total pharmacy sales and pharmacy sales to Third Party Plans to the overall increases in the total volume of pharmacy sales and pharmacy sales to Third Party Plans.

     Net sales of non-pharmacy products were $175.5 million in fiscal 1997, as compared to $168.0 million in fiscal 1996, an increase of 4.5%. Gross profit on non-pharmacy sales was $55.1 million for fiscal 1997, as compared to $51.3 million for fiscal 1996, an increase of 7.4%. The Company attributes these increases in net sales of non-pharmacy products and gross profit on non-pharmacy sales to increased customer traffic in the Company's stores associated with an increase in total pharmacy sales, as well as the implementation of the Company's merchandising and purchasing strategies.


     Selling, general and administrative expense as a percentage of net sales was 22.0% in each of fiscal 1996 and fiscal 1997. This percentage remained stable as an increase in advertising expenses as a percentage of sales from 0.8% in fiscal 1996 to 1.1% in fiscal 1997, which resulted from an upgrade by the Company of the quality of its direct mail circulars in order to increase sales and a lower amount of co-op advertising rebates from its suppliers during fiscal 1997, was offset by increased sales volume.


     Net income for the Company for fiscal 1997 was $4.6 million as compared to $3.7 million for fiscal 1996, an increase of 24.3%, as a result of the factors described above. Net income for the Holding Company for fiscal 1997 was $3.8 million as compared to $2.6 million for fiscal 1996, an increase of 46.2%, as a result of the factors described above which were partially offset by interest expense of $1.6 million at the Holding Company level attributable to interest accruing on the Holding Company's Subordinated Notes.



     Comparison of fiscal 1996 to the Twelve Months Ended July 30, 1995 (the "1995 Period")


     Net sales for fiscal 1996 were $215.7 million as compared to $197.9 million for the 1995 Period, an increase of $17.8 million or 9.0%. This increase was primarily due to the addition of four new stores (including one Cost Cutters store) in 1996, which generated $9.1 million in additional revenue, and a 2.4% same-store sales increase, driven by a 10.8% increase in overall pharmacy sales from $43.1 million to $47.8 million. The Company believes that the increase in pharmacy sales to Third Party Plans during this period was primarily driven by the increase in the volume of pharmacy products sold to Third Party Plan customers, in addition to pricing increases on such products. The number of prescriptions filled for Third Party Plan customers increased to approximately .84 million prescriptions for Fiscal 1996, as opposed to .61 million prescriptions for the 1995 Period, an increase of 37.7%, as compared to the 38.2% increase in pharmacy sales to Third Party Plans over the same period.

     Gross profit was $63.1 million for fiscal 1996, as compared to $57.7 million for the 1995 Period, an increase of 9.4%. Gross profit as a percentage of net sales was 29.2% for fiscal 1996 as well as the 1995 Period. For the 1995 Period, Third-Party Plan prescription sales represented 49.1% of total prescription sales, or $21.1 million, while Third-Party Plan prescription sales represented 60.1% of total prescription sales for fiscal 1996, or $29.3 million. The decline in the gross margin on prescription sales was partially offset by an increase in the gross margin on general merchandise and the recognition of $1.5 million of Supplier Advances in fiscal 1996.


     Gross profit on total pharmacy sales (including sales to Third Party Plans) was approximately $11.8 million for fiscal 1996, as compared to $11.5 million for the 1995 Period, an increase of 2.8%. Gross profit on pharmacy sales to Third Party Plans was approximately $5.7 million for fiscal 1996, as compared to $4.4 million for the 1995 Period, an increase of 29.6%. The Company attributes the increases in gross profit on total pharmacy sales and pharmacy sales to Third Party Plans to the overall increases in the total volume of pharmacy sales and pharmacy sales to Third Party Plans.

     Net sales of non-pharmacy products were $168.0 million in fiscal 1996, as compared to $155.0 million in the 1995 Period, an increase of 8.4%. Gross profit on non-pharmacy sales was $51.3 million for fiscal 1996, as compared to $46.2 million for the 1995 Period, an increase of 11.0%. The Company attributes these increases in net sales of non-pharmacy products and gross profit on non-pharmacy sales to increased customer traffic in the Company's stores associated with an increase in total pharmacy sales, as well as the implementation of the Company's merchandising and purchasing strategies.


     Selling, general and administrative expense as a percentage of net sales was 22.0% for fiscal 1996 as compared to 21.8% for the 1995 Period. This 0.2% increase was due primarily to the relatively large numbers of stores opened in the 1995 Period (3 stores opened) and fiscal 1996 (4 stores opened) and the higher level of expenses incurred by these stores, which is typical for new stores in their first few years of operations. In addition, in order to improve the quality of its direct mail advertising program, the Company increased its net advertising expenditures from approximately $0.7 million in the 1995 Period to $1.6 million in fiscal 1996.

     Depreciation and amortization expense increased to $4.3 million for fiscal 1996 compared to $2.9 million for the 1995 Period, an increase of 48.3%, as a result of amortization of intangibles and deferred financing costs recorded in connection with the Acquisition for all of fiscal 1996 as compared to only the last six months of the 1995 Period. Prior to the Acquisition, the Company incurred no amortization of goodwill, beneficial leasehold interests or deferred financing costs. Amortization of goodwill and beneficial leasehold interests and deferred financing costs aggregated $2.6 million for fiscal 1996.


     Net income for the Company for fiscal 1996 was $3.7 million as compared to $8.3 million for the 1995 Period, a decrease of 55.4%, as a result of the factors described above. The Holding Company had no operations until the Acquisition on January 30, 1995. Net income for the Holding Company for fiscal 1996 was $2.6 million as compared to $0.6 million for the 1995 Period, an increase of 333.3%, as a result of the fact that fiscal 1996 included a full year of operations, as well as the other factors described above which were partially offset by interest expense of $1.328 million at the Holding Company level attributable to interest accruing on the Subordinated Notes.


Liquidity and Capital Resources

General


     The Company

     In the 1998 Period cash used in operations was $3.0 million as compared to $0.5 million for the 1997 Period. This increased use of cash in operations was the result of a higher level of inventory investment during the 1998 Period as compared to the 1997 Period, a greater amount of cash being used to take advantage of vendor cash discounts during the 1998 Period, and the expenses associated with the two store openings that occurred during the 1998 Period as compared to the one new store opening that occurred during the 1997 Period. Cash used in investing activities was $0.7 million for the 1998 Period as compared to $0.5 million for the 1997 Period. This increased use of cash was the result of investments made for the opening of two new store locations in the 1998 Period as compared to one new store opening in the 1997 Period. Cash provided from financing activities was $2.9 million in 1998 as compared to a use of cash of $1.9 million in the 1997 Period. The cash provided from financing activities in the 1998 Period was provided from the issuance of the Existing Notes as compared to the regularly scheduled and additional principal payments which were made on the Old Credit Facility during the 1997 Period.


     During fiscal 1997, cash provided from operations was $9.4 million, as compared to $10.5 million for fiscal 1996. This decrease of $1.1 million was primarily the result of an increase in deferred tax liability and income taxes payable resulting from larger estimated tax payments during fiscal 1997, which was partially offset by higher net income. Cash used in investing activities was $1.3 million for fiscal 1997, as compared to $2.9 million for fiscal 1996. This $1.6 million decrease was due to decreased capital expenditures in the subsequent period as a result of a decrease in store openings. Cash used in financing activities was $9.9 million for fiscal 1997, as compared to $5.8 million for fiscal 1996. This $4.1 million increase was due to increased principal payments made on the Old Credit Facility.

     During fiscal 1996, cash provided from operations was $10.5 million compared to $10.9 million for the 1995 Period. This $0.4 million decrease was due primarily to increases in Third-Party Plan prescription receivables and inventory acquisitions for new stores. Cash used in investing activities was $2.9 million in fiscal 1996 as compared to $2.3 million in the 1995 Period, excluding the Acquisition. Cash used in financing activities, primarily the payment of principal under the Old Credit Facility, for fiscal 1996 was $5.8 million as compared to $4.9 million for the 1995 Period.


     Historically, cash flows from operations, augmented when necessary by borrowings under the Revolving Loan under the Old Credit Facility, have been sufficient to fund working capital needs, investing activities (consisting primarily of capital expenditures) and financing activities (normal debt service consisting of interest payments and repayments of term and revolving loans outstanding). Working capital was $18.1 million, $9.8 million, $11.2 million and $10.6 million on October 25, 1997, July 26, 1997, July 28, 1996 and July 30, 1995, respectively.

     In the last few years, the Company's capital requirements primarily resulted from opening and stocking new stores, remodeling and refurbishing existing stores and continuing development of new management information systems. The Company has opened 16 new stores since 1990, and has signed four leases for new Drug Fair locations, with all of these stores expected to open before the end of fiscal 1998. The Company estimates that the average initial new store investment is between $0.3 million and $0.6 million, not including inventory costs which may range from $0.4 million to $0.5 million. Such costs may be slightly higher in the event that the Company elects to purchase prescription customer files from existing drugstores in the area in which such stores are opened. Depending on the availability of suitable locations, the Company intends to open an average of three to four new Drug Fair stores annually over the next several years, and may open additional Drug Fair storefronts at Cost Cutters locations. In the event that the Company is successful in opening four new stores in each of the next several years, the Company could incur opening expenses of between approximately $2.8 million and approximately $4.4 million (including inventory costs). As a general matter, new Drug Fair stores historically have not been profitable on an operating basis (that is, prior to the allocation of corporate overhead) until at least 30 months after opening.

     Of the Company's 43 stores, 18 have been opened since 1989 and all but one of the remaining 25 stores have been refurbished since 1991. The total cost of this refurbishment program was approximately $3.0 million or approximately $125,000 per store. The Company anticipates that over the next few years it will remodel and refurbish approximately four stores per year at a cost of approximately $0.4 million per year. The Company also spends approximately $0.5 million annually to update its POS network and other management information systems and, as part of this effort, the Company expects to complete the installation of a comprehensive processing system from JDA Software, Inc. prior to June 30, 1998. Working capital is also required to support inventory for the Company's existing stores.

     The Company expects that it will pay one-time performance-related bonuses to Mr. Frank Marfino, its President and Chief Executive Officer, and Mr. Todd Pluymers, its Chief Financial Officer in the aggregate amount of approximately $1.4 million, in one or more installments over the next nine months.

     The Company intends to consolidate its two existing distribution centers and corporate offices into a single new facility when its current distribution center leases expire in 1998. The Company intends to lease this new facility, which it anticipates will be approximately 200,000 square feet in size. The Company anticipates that incremental annual rent and related expenses will be approximately $0.4 million. The Company's obligations under its existing leases total approximately $8.6 million for fiscal 1998 and approximately $8.4 million for fiscal 1999. In the event that the Company is successful in opening additional stores in fiscal 1998 and fiscal 1999, the Company expects its lease obligations to be proportionately greater.

     In November 1997, the Company entered into a Receivables Purchase Agreement with The Pharmacy Fund, Inc. pursuant to which the Company has agreed to factor all of its Third Party Plan prescription receivables. Under the terms of this agreement, the Company accelerates its collection of these receivables by selling them to The Pharmacy Fund, Inc. two days after they are created, rather than waiting to collect them in the ordinary course. In addition, the Company avoids the collection risk as the receivables are sold without recourse, although the Company believes that the financing cost of factoring these receivables may be higher than the average collection loss rate on these receivables.

     The Company has no current long-term debt outstanding other than the Notes. The Company's interest obligations under the Notes will aggregate $4.1 million in fiscal 1998 and $8.2 million in fiscal 1999 and each fiscal year thereafter until maturity of the Notes.

     After the issuance of the Existing Notes, the Company's total debt increased from approximately $29.5 million to approximately $80.2 million, as of October 25, 1997, resulting in a corresponding increase in the Company's interest expense obligations. Because $45.0 million of the proceeds of the sale of the Existing Notes was paid to the Holding Company on October 16, 1997 in the form of a dividend (the "Holding Company Dividend"), and most of the rest of the proceeds from such sale were used to repay the Old Credit Facility ($29.3 million), and pay transaction fees and expenses ($3.0 million), only $2.7 million of the proceeds are available to pay interest on the Notes and the Company's other indebtedness or for other corporate purposes. Accordingly, the Company expects to use cash from operations and borrowings under the New Credit Facility to meet most of its cash requirements. Prior to the payment of the Holding Company Dividend on October 16, 1997, the Company had paid no dividends on its capital stock although the Predecessor Company, which was treated as a Subchapter S corporation for federal and state income tax purposes, made payments to its shareholders from time to time to cover tax liabilities. The Holding Company has paid no dividends other than the Dividend since its organization.

     The Company believes that, based on anticipated levels of operations, it will be able to meet its debt service obligations, including interest payments on the Notes, when due and to fund anticipated capital expenditures and working capital requirements, and to comply with the terms of its debt agreements over the near term. The Company's ability to make scheduled payments of principal or interest on, or to refinance, its indebtedness will depend on future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rates and financial, competitive, business and other factors beyond its control. Although the Company's cash flow and borrowings under the New Credit Facility are intended to cover the Company's debt service obligations and working capital requirements over the near term, the Company's New Credit Facility does not mature until October 2002, and the Notes do not mature until October 2004. Accordingly, the Company's principal financing expenses over the near term are expected to relate to the payment of interest on such indebtedness. The Company expects that substantially all of its borrowings under the New Credit Facility will bear interest at floating rates; therefore, the Company's financial condition will be affected by any changes in prevailing interest rates. Because (i) the Company has not guaranteed the obligations of the Holding Company under its outstanding Subordinated Notes,
(ii) no interest is payable on the Subordinated Notes until their maturity, and
(iii) the maturity date of the Subordinated Notes is subsequent to the maturity date of the Notes, the Company does not believe that its liquidity will be materially affected by the Holding Company's obligations under the Subordinated Notes, during the term of the Notes.

     The Company entered into the $20.0 million New Credit Facility simultaneously with the consummation of the sale of the Existing Notes. As of December 31, 1997, the Company had made no borrowings under the New Credit Facility. In addition, the Company believes that as of December 31, 1997, the Company's borrowing base (as defined under the New Credit Facility) was sufficient to support borrowings of the entire amount committed under the New Credit Facility. See "Description of New Credit Facility and Certain Other Indebtedness" for a description of the terms of the New Credit Facility. The New Credit Facility will be used primarily for working capital purposes.

     The Holding Company


     Although the Holding Company does not conduct operations separate from the Company, the Holding Company has issued $13.25 million (not including accrued interest) in Senior Subordinated Notes due 2005. Interest on these Subordinated Notes is not currently payable, but accrues at a rate of 10% per annum. In addition, the Holding Company has issued a Guarantee of the Notes. Because the Holding Company does not conduct operations separate from the Company, it is dependent entirely on cash flow generated, and borrowings made, by the Company. The Company's ability to make distributions of funds to the Holding Company is limited by the terms of the Indenture governing the Notes. Under the terms of the Indenture, any payments by the Company to the Holding Company (other than payments specifically made to satisfy tax obligations of the Holding Company, payments made to satisfy the Holding Company's obligations under the management fee agreements currently in place with BancBoston and Harvest, payments of up to $250,000 per year to provide for the operating expenses of the Holding Company and certain payments not to exceed $500,000 in any fiscal year for the repurchase of equity from departing or deceased directors, officers or employees), must satisfy the conditions set forth in the covenant in the Indenture titled "Limitation on Restricted Payments", including conditions that the Company be able to incur at least $1.00 of additional indebtedness under the Debt Incurrence Ratio described in "Description of the Notes--Limitation on the Incurrence of Additional Indebtedness and Disqualified Capital Stock" and that the aggregate amount of all such restricted payments not exceed an amount equal to 50% of the aggregate Consolidated Net Income of the Company after the Issue Date of the Existing Notes (minus 100% of any loss for such period). See "Description of the Notes--Certain Covenants--Limitation on Restricted Payments." The only financial results reported by the Company or the Holding Company that have included periods after the issue date of the Existing Notes (the results for the three months ended October 25, 1997) have included net losses for both the Company and the Holding Company for such fiscal periods. The Holding Company believes that, based on anticipated levels of operations of the Company, distributions from the Company will be sufficient to permit the Holding Company to meet its obligations under the Subordinated Notes and its Guarantee of the Notes when and if they become due. The Holding Company's ability to make scheduled payments of principal and interest on, or to refinance the Subordinated Notes, will depend on the future operating performance and cash flow of the Company, which are subject to prevailing economic conditions, prevailing interest rates and financial, competitive, business and other factors beyond the control of the Company and the Holding Company.



Seasonality

     The business of the Company is seasonal in nature. Historically, the Company's revenues and income are highest during its second and fourth fiscal quarters, with the second quarter being the highest due to the holiday season.



Inflation

     The Company believes that inflation has not had a material impact on results of operations for the Company during the three year period ended October 25, 1997.

                                   BUSINESS


General

     The Company is among the largest regional drugstore chains in the United States and the only regional chain focused primarily on the densely populated northern and central New Jersey markets, although several national and other regional drugstore chains have operations in this area. The Holding Company is the owner of all of the outstanding capital stock of the Company. The Company operates a chain of 43 drug and general merchandise stores under two separate formats, Drug Fair and Cost Cutters, and ranks as the number two or three competitor in its primary market areas based on sales of similar merchandise. Of the Company's 43 stores, 18 have been opened since 1989 and all but one of the remaining stores have been refurbished since 1991. The Company has been consistently profitable and each of the Company's 38 mature stores (those open for more than 24 months) is profitable on an operating basis prior to the allocation of certain corporate overhead. The Company's revenues, Adjusted EBITDA and income before income taxes were $231.0 million, $18.7 million and $9.8 million, respectively, in fiscal 1997. Adjusted EBITDA is calculated as net income plus depreciation and amortization, income taxes, net interest expense, changes in LIFO inventory reserves and non-cash rental expense. The calculation of Adjusted EBITDA differs from the calculation of income before income taxes in that it adds back to net income certain expenses that do not impact the Company's cash flows. The Company believes that, while Adjusted EBITDA should not be used as a substitute for other measures of financial performance determined under generally accepted accounting principles, the presentation of Adjusted EBITDA is meaningful to holders of Existing Notes and possible purchasers of New Notes because EBITDA is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. See "Summary Financial and Other Data" and "Selected Financial Data of the Company."



     Drug Fair. Drug Fair is a chain of 26 large-format drugstores with an average store size of approximately 17,000 square feet. All of the stores contain a pharmacy in the rear of the store, which is the focal point of the store layout. In fiscal 1997, the Company's pharmacies (including four at Cost Cutters locations) filled over 1.5 million prescriptions, an average weekly volume of approximately 1,000 scripts per pharmacy, and pharmacy sales increased 16.3% over fiscal 1996. Currently, approximately 72% of the Company's prescription sales are to Third-Party Plan participants. Drug Fair's strategy is to utilize large-format stores to capitalize on the increased customer traffic associated with its growing pharmacy business to increase sales of higher margin non-pharmacy merchandise, including health and beauty care items, housewares, greeting cards, stationery, candy and seasonal items. General merchandise accounted for approximately 61% of Drug Fair revenues in fiscal 1997, significantly higher than the average of other large drugstore chains. The Company believes that its broad selection of non-pharmacy merchandise is a significant competitive strength that has enabled it to increase its overall gross margins from 27.3% in fiscal 1993 to 29.4% in fiscal 1997. Drug Fair stores are primarily located in neighborhood shopping centers that are easily accessible and generate significant customer traffic.



     Cost Cutters. Cost Cutters is a 17-store general merchandise chain with an average store size of approximately 29,000 square feet. Cost Cutters stimulates customer traffic by offering a non-pharmacy merchandise mix similar to Drug Fair, a high-impact merchandise presentation and an everyday low price strategy, with prices generally 10%-15% lower than Drug Fair. Cost Cutters offers a broader selection of products than Drug Fair while still focusing on health and beauty care items, housewares, greeting cards, stationery, candy and seasonal items. Currently, four locations have pharmacies, two within the store and two as separate Drug Fair storefronts adjacent to the store, and the Company believes there is an opportunity to open Drug Fair pharmacies at certain additional Cost Cutters locations. Cost Cutters stores are primarily located near major highways, drawing customers from a wider area than a typical drugstore and emphasizing their destination-store orientation.

     Since 1990, the Company has experienced significant growth led by Frank Marfino, the Company's Chief Executive Officer. During this period, the Company expanded its store base by 12 stores, with revenues increasing from $168.4 million in fiscal 1993 to $231.0 million in fiscal 1997 and Adjusted EBITDA and income before income taxes increasing from $10.4 million and $8.6 million in fiscal 1993 to $18.7 million and $9.8 million, respectively, in fiscal 1997. During this period, the Company also increased its Adjusted EBITDA margin from 6.2% to 8.1% of sales. This improved operating performance and growth have resulted primarily from rationalization and expansion of the store base, improved centralized controls over purchasing, effective merchandising, pricing and loss-prevention strategies, increased pharmacy business with Third-Party Plan participants and cost control measures.

     The Company was acquired in January 1995 by the Holding Company, whose shareholders include a group of investors led by BancBoston, Harvest and management. Since the Acquisition, the Company has placed increased emphasis on growing its pharmacy sales to Third-Party Plan participants and, as a result, has grown its pharmacy sales by 40.4% from fiscal 1994 to fiscal 1997. Similarly, improved non-pharmacy merchandising and pricing strategies, combined with increased customer traffic resulting from higher pharmacy sales, have enabled the Company to increase its gross margin from 27.9% in fiscal 1994 to 29.4% in fiscal 1997. This increase occurred despite continued pharmacy margin erosion resulting from increased sales to Third-Party Plan participants.


     Each of the Company and the Holding Company is incorporated in Delaware, and their executive offices are located at 251 Industrial Parkway, Branchburg Township, Somerville, NJ 08876. The telephone number for the Company and the Holding Company at these executive offices is (908) 722-8700.


The Drugstore Industry

     According to Drug Store News, the U.S. drugstore industry accounted for $91 billion of retail sales in 1996 and has grown by 70.1% since 1987. During this period, sales at chain drugstores have grown by 106.0%, as independent drugstores lost significant market share to the larger and more efficient national and regional chains, such as the Company. Industry revenues are expected to continue to grow at similar rates due to the aging of the U.S. population, greater participation in Third-Party Plans and continued growth in new pharmaceutical products. As pharmacy sales at national and regional chains continue to grow, sales of other higher margin non-pharmacy merchandise offered in chain drugstores are expected to experience positive growth through increased customer traffic.


     According to industry sources, households headed by persons aged 55 to 64 and 65 to 74 spend approximately 20% more, and 105% more, respectively, on prescriptions than the average household. According to the United States Bureau of the Census, people 55 years of age and over represent the fastest growing segment of the population, with expected growth from 55.8 million in 1997 to
74.7 million in 2010, an increase of 33.9%.

     In addition to these positive demographic trends, the growth in Third-Party Plan participation is increasing overall prescription drug usage. The percentage of prescriptions purchased through Third-Party Plans has increased from 50% in 1993 to 67% in 1996 and is expected to reach 85% to 90% in the next two to three years. Third-Party Plans encourage participants to use lower cost drug therapies over alternative treatment methods such as surgery or hospital treatment. Additionally, by reducing the out-of-pocket expense to the consumer, Third-Party Plans have caused consumers to increase the number of prescriptions filled.

     Although pharmacy sales to Third-Party Plan participants typically have lower margins than cash pharmacy sales, resulting in a decline in pharmacy gross margins, this decline has been partially offset by a higher volume of pharmacy sales. Management expects that as sales to Third-Party Plan participants as a percentage of total pharmacy sales slows, margins will stabilize, resulting in pharmacy gross profit growth more closely approximating pharmacy sales growth rates. The drugstore industry, including the Company, has also capitalized on the customer traffic created by the growth in Third-Party Plan sales to increase sales of higher margin non-pharmacy merchandise.

     Another factor expected to increase industry revenues is the introduction of new prescription drugs and drug therapies. According to industry sources, pharmaceutical manufacturers will spend an estimated $19.0 billion in 1997 on research and development to develop new drugs which could result in incremental pharmacy sales. In 1996, 53 new drugs were approved by the United States Food and Drug Administration ("FDA"), an increase of 102% over the average for the previous five years. In addition, the FDA is approving an increasing number of prescription products for sale over-the-counter. Such drugs that are approved for over-the-counter distribution have historically shown significantly increased sales.

     As a result of the economies of scale available to larger drugstore chains as well as the Third-Party Plan payment trend, during the past ten years national and regional chain drugstores have increased their share of the total retail drug market at the expense of independent drugstores and smaller drugstore chains. During 1996, pharmacy sales at chain drugstores grew by an estimated 17.4% to $30.3 billion, representing approximately 61% of the $49.4 billion drugstore pharmacy market, while pharmacy sales at independent drugstores grew less than 4% in 1996, to an estimated $19.1 billion, a 39% market share. The number of independent drugstores and smaller drugstore chains has decreased from approximately 35,000 in 1985 to approximately 22,000 in 1996, as many of such retailers have been acquired by larger drugstore chains. The Company believes that independent retail drugstores will continue to lose market share to the larger and more efficient drugstore chains principally because larger chains such as the Company are better positioned to handle the increased volume of sales to Third-Party Plan participants, are able to purchase inventory on more favorable terms, and are able to achieve other economies of scale with respect to their marketing, advertising, distribution and other expenditures.

     In July 1994, the State of New Jersey adopted "Freedom of Choice" and "Any Willing Provider" legislation, which the Company believes results in a "level playing field" in New Jersey for regional drugstore chains such as the Company. The "Freedom of Choice" legislation permits Third-Party Plan participants to purchase prescription drugs from the provider of their choice if the provider meets uniformly established requirements. In states which have not adopted similar legislation, many Third-Party Plans align themselves by agreement with particular drugstore chains under arrangements whereby members of a Third-Party Plan are required to purchase their drugs at a particular drugstore chain in order for most or all of the cost to be paid by the Third-Party Plan. As a result, other drugstore chains and independent drugstores are in effect precluded from selling prescription drugs to the applicable members. The "Any Willing Provider" legislation requires that any Third-Party Plan that has entered into an agreement with a prescription provider must also permit any other licensed provider to participate in such Third-Party Plan as a preferred or contracting provider, provided that such provider is willing to accept the terms of such agreement.


Competitive Strengths
     The Company attributes its success in the marketplace to the following competitive strengths:


     Strong Market Position in Attractive Regional Market. As the largest drugstore chain focused primarily on the densely populated northern and central New Jersey markets, the Company's operations serve an estimated population of over 5.7 million. New Jersey offers a highly attractive customer base, with among the highest personal income per capita in the United States. The Company has operated in these markets for its entire 43-year history and has profitably managed its operations through changing economic conditions and an environment of increasing competition. Since 1990, a period of significant incremental competition, management has successfully expanded its store base, increased same-store sales each year and increased its Adjusted EBITDA margin and gross margin from 6.2% and 27.3% in fiscal 1993 to 8.1% and 29.4%, respectively, in fiscal 1997. In July 1994, the State of New Jersey adopted "Freedom of Choice" and "Any Willing Provider" legislation, which together effectively allow any prescription provider to service Third-Party Plan participants on terms identical to those afforded to other providers. Management believes this results in a "level playing field" in New Jersey for regional drugstore chains such as the Company and positions it to benefit from the continued growth in pharmacy sales.


     Favorable Store Locations. The Company has generally located its stores in convenient locations under favorable leases, many of which include attractive long-term renewal rates. The Company's Drug Fair stores are primarily located in neighborhood shopping centers that are easily accessible and generate significant customer traffic. The Company's Cost Cutters stores are primarily located near major highways, drawing customers from a wider area than a typical drugstore and emphasizing their destination-store orientation. The Company believes that the accessibility and manageable size of its stores appeal to consumers at a time when other discount merchandisers continue to open larger and more complex stores that customers may find less convenient. The close proximity of the Company's stores to its executive offices and distribution centers also results in distribution and inventory management efficiencies and permits close management supervision of store operations.

     Successful Merchandising and Pricing Strategy. The Company believes that its focus on consistent execution of its purchasing, pricing and merchandising strategies has been instrumental to its success. Excluding pharmacy, Drug Fair and Cost Cutters offer a similar merchandise mix, with over 90% of merchandise common to both chains. The Company believes that its broader selection of front-end merchandise is a significant competitive strength which enabled it to realize an overall increase in its margins between fiscal 1991 and fiscal 1997. The Company also believes that by operating both chains it is able to purchase most of its products at competitive prices by purchasing products in truck-load or container quantities. The Company employs a promotional pricing strategy at Drug Fair and a modified everyday low price strategy at Cost Cutters, each targeted towards the customers it seeks to attract. In addition, the Company's comprehensive and integrated inventory management system and electronic point-of-sale system record all sales data by scanner at the time of sale and permit the Company to maintain in-stock positions in all key lines of merchandise, promote higher inventory turns and provide the ability to monitor sales and profitability by store location.

     Well-Maintained Store Base. Of the Company's 43 stores, 18 have been opened since 1989 and all but one of the remaining stores have been refurbished since 1991. As a result, the Company does not expect to incur an extraordinary level of capital expenditures for maintenance in the near term. Furthermore, since 1991 the Company has rationalized its store base and closed four underperforming stores. As a result of this rationalization and the other operating improvements implemented by management, each of the Company's 38 mature stores is profitable on an operating basis prior to the allocation of certain corporate overhead, and management believes that the Company's Adjusted EBITDA margin exceeds the industry average.



Operating and Growth Strategy
     The Company's operating and growth strategy consists of four principal elements: (i) capitalize on favorable pharmacy trends, (ii) increase customer traffic, (iii) further optimize retail execution and (iv) selectively expand its store base.

     Capitalize on Favorable Pharmacy Trends. The pharmacy business contributes significantly to the Company's growth by increasing sales of non-pharmacy merchandise, enhancing customer loyalty and generating customer traffic. Primarily as a result of increasing sales to Third-Party Plan participants, the Company's pharmacy sales have increased by 9.0%, 10.8% and 16.3% in the twelve months ended July 30, 1995, fiscal 1996 and fiscal 1997, respectively. Management expects favorable pharmacy sales trends to continue, and believes that the Company is well-positioned to increase its higher margin non-pharmacy merchandise sales by capitalizing on the increased customer traffic generated by its pharmacies.

     Increase Customer Traffic. With favorable pharmacy sales and resulting customer traffic trends expected to continue, the Company believes that there are opportunities to further improve customer traffic by providing various products and services that increase consumer conveniences or otherwise attract customers to the Company's stores, including offering on-site one-hour photofinishing labs in a number of locations and increasing offerings of convenience foods and seasonal merchandise. The Company is also offering new products and services such as lottery ticket sales and ATMs in selected stores to enhance customer traffic. The Company also builds customer loyalty and encourages repeat customer traffic by keeping its stores orderly and clean and maintaining in-stock positions in substantially all of its merchandise.

     Further Optimize Retail Execution. The Company's non-pharmacy merchandising strategies are designed to improve customer satisfaction, selection and convenience and establish its stores as a destination for a growing number of front-end merchandise categories. The Company believes that effective merchandise management increases customer satisfaction and has contributed significantly to increases in the Company's gross margin. The Company will continue to refine its merchandising and buying practices with the goal of increasing sales of higher-margin items and improving inventory turnover. For example, the Company is exploring opportunities to expand sales of OTC drugs, health and beauty care items, and private label merchandise.


     Selectively Expand Store Base. The Company expects to selectively expand its store base as favorable market locations become available. The Company believes that store expansion will increase sales and cash flow, strengthen its market position and result in economies of scale in marketing and distribution by leveraging its existing infrastructure. In addition, the Company believes that increased sales volume may enable it to purchase inventory at better prices. Management plans to expand its Drug Fair store base, as these stores generally offer shorter payback periods and higher returns on investment and better position the Company to capitalize on favorable trends affecting the drugstore industry. The Company estimates that the average new store investment is between $0.3 million and $0.6 million, not including inventory costs which may range from $0.4 million to $0.5 million, and that the average investment required to open a Drug Fair pharmacy at a Cost Cutters location is between $75,000 and $100,000, not including inventory costs which may range from $50,000 to $75,000. Such costs may be slightly higher in the event that the Company elects to purchase prescription customer files from existing drugstores in the area in which such stores are opened. In addition, as a general matter, new Drug Fair stores historically have not been profitable on an operating basis (that is, prior to the allocation of corporate overhead) until approximately 30 months after opening. To the extent that capital is committed to new store openings or funding initial operations, such funds will be unavailable for other purposes such as the payment of interest or principal on the Notes. The Company expects to open four new Drug Fair locations before the end of fiscal 1998 and, depending on the availability of favorable locations, intends to open an average of three to four new Drug Fair stores annually over the next several years.

Store Operations

     The Company's stores are operated under two separate formats, Drug Fair and Cost Cutters, with each of the 38 mature stores profitable on an operating basis prior to the allocation of certain corporate overhead. The Company employs different pricing strategies for Drug Fair and Cost Cutters, each targeted towards the customers it seeks to attract. Drug Fair uses a more traditional promotional pricing strategy, with a limited number of discounted items; however, management believes that its regular pricing is somewhat lower than that of its retail drugstore competitors. In contrast, Cost Cutters relies on an everyday low price strategy by offering lower prices on most items on a regular basis, which management believes is consistent with its destination-store orientation.


     The following table sets forth the approximate percentage of revenues attributable to each major product category at Drug Fair and Cost Cutters stores during fiscal 1997:



                                         Percentage of Fiscal 1997
                                             Sales by Category
                                         -------------------------
Category:                                Drug Fair   Cost Cutters
   Pharmacy  ...........................     38.9%         5.6%
   Health and Beauty Care   ............     12.5         19.1
   Other Merchandise  ..................     12.3         13.1
   Housewares   ........................      8.0         17.6
   Stationery and Greeting Cards  ......      7.1         13.3
   Candy, Food and Beverage ............      6.2         10.0
   Seasonal and Promotional ............      6.0         10.3
   OTC Pharmaceuticals   ...............      4.9          5.0
   Cosmetics ...........................      4.1          6.0
                                            -----        -----
                                            100.0%       100.0%
                                            =====        =====



     Excluding revenue generated by stores that were open less than twelve months before the beginning of each period, the Company's stores generated net sales of $211.2 million in fiscal 1996 (from 39 stores), and $221.3 million in fiscal 1997 (from 39 stores), an increase of 4.8%. The Company attributes this growth in same store sales to increased pharmacy sales as well as increased sales of non-pharmacy merchandise generated by increased customer traffic, as well as the successful implementation of the Company's merchandising strategies.


     Drug Fair

     Drug Fair is a 26 store chain of larger sized traditional drugstores primarily located in easily accessible neighborhood shopping centers. Drug Fair has built a base of loyal customers by offering a broader range of non-pharmacy merchandise within this larger format, including an expanded selection of health and beauty care items, housewares, greeting cards, stationery and seasonal items, in a convenient setting with attractive prices. Drug Fair's strategy is to emphasize its broad selection of merchandise and offer competitive prices relative to its competition. In particular, the Company believes that its broader selection of front-end merchandise is a significant competitive strength that has enabled it to increase overall gross margin from 27.3% in fiscal 1993 to 29.4% in fiscal 1997. The Company's long-standing philosophy of customer service has made Drug Fair a leader in local pharmacy services in its markets.



     The first Drug Fair store was opened in 1954 in Scotch Plains, New Jersey and the Company's current Drug Fair locations average approximately 17,000 square feet, ranging between 11,200 and 23,400 square feet. The Company believes that its store size and locations are important factors to store profitability. Most Drug Fair stores are contained in neighborhood shopping centers that are easily accessible and generate significant customer traffic. All stores are open seven days a week, from 9:00 a.m. to 9:30 p.m., Monday through Friday, with slightly reduced hours on weekends, totaling approximately 83 hours per week.

     Pharmacy. In fiscal 1997, the Company's pharmacies filled over 1.5 million prescriptions, representing an average weekly volume of approximately 1,000 scripts per pharmacy, and pharmacy sales increased 16.3% over fiscal 1996. Currently, approximately 72% of prescription volume results from sales to Third-Party Plan participants. The Company offers discounts on prescriptions to senior citizens, who accounted for approximately 14.2% of prescription sales volume in fiscal 1997.

     All Drug Fair stores contain a pharmacy in the rear of the store, each staffed by two full-time registered pharmacists. The pharmacy is the focal point of the store layout, which is also designed to promote optimal customer flow and shopping convenience. New and remodeled stores typically have enhancements such as pharmacy waiting and consultation areas. In addition, for the past four years Drug Fair stores have featured free home delivery of prescriptions. The Company believes that this delivery service represents an attractive alternative to the drive-through pharmacy service offered by some of its competitors while avoiding the significant capital expenditures required to remodel stores to accommodate drive-through services.

     General Merchandise. As a customer-oriented, lower-cost retail drugstore, Drug Fair strives to compete on the bases of cost and maintaining a high-quality image with the consumer. General merchandise is an important component of Drug Fair's revenues, comprising approximately 61% of Drug Fair revenues in fiscal 1997. General merchandise products are well stocked and displayed on shelves within easy reach of consumers. With its convenient merchandise layout and large selection, Drug Fair retains its small-store atmosphere while offering a variety of merchandise selections typically seen in larger retail stores. Drug Fair offers a similar selection of general merchandise as that of its drugstore competitors but, due to its above average size, is able to expand its selection of items and offer a wider assortment of higher margin non-pharmacy merchandise. For example, seasonal items have been a key contributor to Drug Fair's success, comprising 6.0% of divisional revenues in fiscal 1997. Seasonal items are prominently displayed along the entrance, providing a varied product mix and generating impulse buying. With nearly 58,000 non-pharmacy stock keeping units ("SKUs") including seasonal items, Drug Fair also offers expanded greeting card and household item sections to the consumer.

     In addition to its general merchandise offerings, the Company seeks to attract customers by offering ancillary conveniences and services, such as ATMs, lottery tickets, convenience food sections and film processing in many of its stores, including its own on-site one-hour photofinishing labs in 13 Drug Fair locations. Management believes that it offers the lowest prices for one-hour film developing in its markets. The Company intends to continue to experiment with new products and services designed to increase customer traffic and enhance convenience.


     Cost Cutters

     Cost Cutters is a 17-store general merchandise chain focused on the product areas of health and beauty care, housewares, greeting cards, stationery, candy and seasonal items. The stores are self-service oriented, and feature a similar non-pharmacy merchandise mix to Drug Fair, with more than a 90% overlap in general merchandise, at prices generally 10%-15% lower than at Drug Fair. Currently, two Cost Cutters locations house their own pharmacies, and the Company has added Drug Fair pharmacies adjacent to two of its Cost Cutters locations. The Company believes there is an opportunity to open Drug Fair pharmacies in certain additional Cost Cutters locations. Cost Cutters is unique in its merchandising strategy in its markets and provides a much broader product variety and deeper discounts than other local stores, while successfully competing with mass merchandise stores.

     The Company opened its first Cost Cutters store in 1983 in Norwood, New Jersey and the Company's Cost Cutters stores average approximately 29,000 square feet in size, ranging from 20,000 to 36,000 square feet. In expanding to new sites, the Company has opportunistically negotiated favorable lease terms, typically from grocery stores that are relocating, rather than paying higher prices for new real estate. Most of the stores are located in shopping centers, near highways in easily accessible locations for surrounding communities. By comparison, larger discount department chains, such as WalMart, Caldor and K-Mart, typically build new stores in excess of 100,000 square feet and focus more on higher-priced products such as apparel, sporting goods, electronics and appliances. The Company believes that the accessibility and manageable size of a Cost Cutters store is attractive to consumers at a time when larger discount merchandisers continue to open larger and more complex stores that many customers may find less convenient. All stores are open seven days a week, from 9:00 a.m. to 9:30 p.m., Monday through Friday, with slightly reduced hours on weekends, totaling approximately 83 hours per week.

     Pharmacy. While pharmacy is not the main focus of the Cost Cutters chain, two Cost Cutters locations house their own pharmacies and the Company has recently added Drug Fair pharmacies as separate storefronts adjacent to two of its Cost Cutters locations with a pass-through between the two stores. The Company believes there is an opportunity to add Drug Fair pharmacies to certain additional Cost Cutters stores depending on factors such as location, store size, layout and competition. The Company estimates that it costs $75,000 to $100,000 to install a Drug Fair pharmacy next to an existing Cost Cutters location (assuming construction of a new storefront is required), excluding costs of staffing and inventory.

     General Merchandise. With over 59,000 non-pharmacy SKUs, including seasonal items, and substantial overlap in merchandise with Drug Fair, Cost Cutters distinguishes itself through its merchandise presentation, pricing strategy, assortment of items targeted to impulse purchases and a strong merchandising position in greeting cards, stationery, seasonal items and household products. In addition to traditional retail drugstore merchandise such as health and beauty care items, OTC pharmaceuticals, candy and seasonal items, Cost Cutters also sells luggage, kitchenware and an extended selection of houseware products and automotive-related goods. One of the Company's merchandising strategies is a high-impact merchandise presentation based on well-stocked shelves that are highly visible to the customer, promoting a value superstore image. Seven Cost Cutters locations contain on-site one-hour photofinishing labs.

     Cost Cutters is less promotional than most other discount stores because it utilizes an everyday low price strategy. Competitors such as Caldor and Bradlees generally employ what is known as a "high-low" pricing strategy, in which everyday prices are generally higher than at Cost Cutters but are reduced below Cost Cutters' prices during periodic store-wide sales. The Company believes that Cost Cutters' pricing strategy is more attractive to consumers than alternative pricing strategies for the majority of its product offerings, including health and beauty care products that are typically purchased when needed as opposed to when offered on sale.


Advertising and Promotion
     The Company aggressively advertises its Drug Fair and Cost Cutters chains through extensive use of colorful, high-quality direct mail circulars distributed to its neighborhood markets. Approximately 22 Drug Fair circular programs are distributed annually, with each circular typically containing a selection of approximately 200 specially priced items chosen to build customer traffic. Cost Cutters distributes approximately 17 circular programs annually, each containing approximately 200 items, of which 10% to 15% have been reduced in price. The circulars often contain coupons good for item discounts and advertise "Special" and "Bonus" buys. "Special" buys are items that are carried at reduced prices while supplies last. "Bonus" buys are items carried every day that include an additional amount of the same product or another product for no extra cost. In some cases the body of the circulars for both chains are identical, with different outside covers or "wraps," which allows the Company to save advertising costs. In such cases, the products advertised in the body generally represent regular everyday low prices for Cost Cutters and discounted prices for Drug Fair. The Company estimates the average circular program costs $140,000 to produce and distribute to approximately 600,000 recipients, although in some cases the cost is partially offset by co-op advertising rebates received from featured suppliers. The Company is also experimenting with "marriage-mailing" its circulars with circulars from other merchandisers to further save on advertising costs.


Purchasing and Distribution
     By operating both Drug Fair and Cost Cutters chains, the Company believes that it is able to take advantage of economies of scale available to larger chains in purchasing merchandise and maintaining up-to-date systems and technology. Although the Company utilizes two separate retail formats, the 43 stores are operated as one company through centralized purchasing and distribution and use complementary marketing strategies. The Company believes that its focus on consistent execution of its purchasing, pricing and merchandising strategies has been instrumental in its success to date.

     The Company maintains centralized budgeting, pricing, purchasing, warehousing and inventory control functions at its corporate offices. Products are purchased for both store chains by merchandise managers, each of whom is responsible for a distinct product category (for example, cosmetics or housewares) and reports directly to the Company's Chief Executive Officer.


     Approximately 55% of all non-prescription purchases are received at the Company's central warehouse and distribution center in Somerville, New Jersey. These products are delivered to the stores by the Company's eight owned trucks. The balance of general merchandise is shipped directly to the stores by manufacturers and distributors. All prescription drugs are shipped directly to the individual stores by wholesale drug distributors on a daily basis. The Company has a supply agreement with Cardinal Health, Inc. ("Cardinal") that requires it to purchase at least 90% of its pharmacy products from Cardinal. The initial term of the Company's supply agreement with Cardinal expires in January 2000. Pursuant to the terms of the Cardinal Agreement, the Company purchases pharmacy products at a specified discount to Cardinal's Cost (as defined in the Cardinal Agreement), and the Company is guaranteed a minimum savings on all merchandise purchases. Neuman Distributors, Inc. serves as a secondary supplier for products that are not routinely carried by or are out of stock at Cardinal, and the Company believes that there are numerous other wholesale suppliers of pharmacy products that would be able to supply the Company's requirements in the event that Cardinal and Neuman Distributors, Inc. were unable to do so. Management believes that by operating both chains it is able to purchase most of its products at competitive prices by purchasing products in truck-load or container quantities. Seasonal merchandise is warehoused and distributed independently of general merchandise.

     The Company buys products from more than 1,600 suppliers and manufacturers and seeks to purchase its merchandise directly from manufacturers in order to take advantage of promotional programs offered only to retailers, including co-op advertising allowances, promotional displays and materials and price promotions. The Company believes that its relationships with its vendors are good. The Company often utilizes prompt cash payments to obtain additional merchandise discounts. None of the Company's suppliers or manufacturers represented more than 10% of the Company's total non-pharmacy purchases during fiscal 1997.


Management Information Systems

     The Company operates an in-house data processing system in connection with the operation and management control functions of its business. This system incorporates both proprietary and commercially available software, including E-3 buying systems and Lawson Associates payroll systems, and is designed to integrate the key retailing functions of merchandise planning, purchase order management, sales capture, merchandise distribution, receiving, order entry, inventory control and replenishment. Management believes its systems enable the Company to maintain a virtually constant "in-stock" position in all key lines of merchandise. In anticipation of continued growth, the Company is implementing a new comprehensive processing system developed by JDA Software, Inc., which it expects to integrate by June 30, 1998.


     The Company monitors inventories and sales at its 43 stores through a point-of-sale network, utilizing IBM Chain Drug software and hardware, which links store terminals to a central computer located at the Company's headquarters. The Company uses this system to replenish store inventories from its central warehouses and to provide management with detailed information on individual store operations on a daily basis.

     All sales data is recorded by cashiers, utilizing scanners, in each store at the time of sale. Sales data is transmitted to the central computer where it is compiled to produce daily, weekly and monthly management reports. Reports are organized by line of merchandise, class, item and store, and enable management to monitor sales and profitability by location. Based upon this information, management makes merchandising decisions as required, including reorders, special promotions and changes in buying programs. As a means of further inventory verification, physical inventories are taken twice a year at all stores and the warehouses. The Company also employs Telxon and Symbol Technologies radio frequency equipment in order to constantly monitor and update inventory, shelf labels and prices.

     The Company expects to install a new warehouse management system including bar-code scanning and radio frequency technologies at its new distribution center into which it expects to move its distribution operations in 1998.

     Although the Company believes that the majority of its computer software applications and systems will not be affected by the "year 2000" dating problem, a small portion of such computer software applications and systems will have to be modified, upgraded or replaced to accommodate the "year 2000" dating changes necessary to permit correct recording of year dates for 2000 and later years. The Company does not expect that the cost of its planned year 2000 compliance program will be material to its financial condition or results of operations. The Company believes that it will be able to achieve compliance by the end of 1999, and does not currently anticipate any material disruption in its operations. In the event that any of the Company's significant suppliers does not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

     All of the Company's stores contain Sensormatic Electronic Article Surveillance Systems designed to minimize theft. Since its installation four years ago, this system has contributed to reducing overall shrinkage to approximately 1.5% of sales, which management believes is below the industry average.



Properties

     The Company's current stores by location, year opened, year refurbished and size are as follows:

                                   Drug Fair


                                                   Square
Location                    Opened/Refurbished    Footage
      South Plainfield     1959/1994               21,250
      Manville             1965/1991               20,000
      Old Bridge           1969/1992               16,527
      Edison               1970/1992               15,000
      Freehold             1970/1994               16,000
      Westfield            1972/1991               23,424
      Aberdeen             1974/1993               11,620
      Fairfield            1976/1991               19,600
      Hazlet               1976/1991               12,000
      Berkeley Heights     1977/1993               16,800
      Milburn              1977/1992               21,112
      Warren               1978/1991               15,000
      Ridgewood            1981/--                 20,800
      Wyckoff              1981/1995               15,960
      Rahway               1983/1993               13,900
      Isellin              1985/1993               16,265
      Englewood            1988/1992               13,440
      Cranford             1989/--                 13,661
      Oakland              1989/--                 20,205
      Middlesex            1991/--                 23,000
      Stirling             1993/--                 15,777
      Verona               1995/--                 17,200
      Clifton              1996/--                 11,200
      Ramsey               1996/--                 17,000
      Somerset             1996/--                 18,050
      Plainfield           1997/--                 18,000
      Hillside             1998/--                 17,600
      Florham Park         1998/--                 12,750



                                  Cost Cutters



                                                 Square
Location                    Open/Refurbished    Footage
      Norwood              1983/1992             24,630
      Bricktown            1984/1993             26,878
      Manalapan            1984/1992             24,450
      Middletown           1984/1993             27,988
      Hamilton             1985/1993             33,300
      Union                1985/1994             35,217
      West Long Branch     1986/1996             27,113
      Wall                 1987/1993             30,000
      Hillsborough         1990/1994             20,600
      Parsippany           1991/--               29,575
      Lacey                1992/--               34,000
      Wayne                1992/--               29,000
      Ocean                1993/--               36,890
      Toms River           1994/--               34,000
      Chatham              1995/--               20,800
      Elizabeth            1995/--               25,000
      Lincoln Park         1995/--               30,100



     All the Company's stores are leased pursuant to long-term leases containing generally favorable terms. The current leases expire between December 31, 1997 and April 30, 2039 (assuming renewal options are exercised), with an average of 15 years remaining on lease terms. Eight of these leases will expire by the end of 2000, 18 leases will expire between 2001-2015 and 17 leases will expire after 2015. The Company expects to close its Ridgewood, New Jersey store when its lease expires in the third quarter of fiscal 1998. This lease did not provide for an extension past its expiration date, and the landlord and the Company were not able to come to mutually acceptable terms for renewal of the lease. Management does not expect that the Company will incur material costs in connection with the closing of this store.

     The Company is committed to keeping its stores modern through continual upgrades and refurbishments. Over the past six years, the Company has remodeled and refurbished all but one store opened prior to 1989, at a cost of approximately $125,000 per store. The Company works closely with an interior design firm to develop updated interior concepts. The Company believes that the size of its stores is sufficient for their current format.

     The Company's leases for its corporate office and warehouse facilities expire in 1998 and, although the Company believes its current facility is sufficient for its purposes, the Company intends to consolidate its corporate offices and two warehousing operations at a single new facility close to its existing corporate headquarters. The Company is seeking a suitable location and anticipates that this facility will be approximately 200,000 square feet in size. The Company intends to lease this facility and believes that the facility will improve operating efficiencies in several areas, particularly distribution and inventory control.



Competition
     The Company competes in its markets with several national, regional and local drugstore chains, large grocery stores and supermarkets, membership clubs, deep discount drugstores, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Historically, consumers were faced with few alternatives for filling their prescriptions. Today's customer has a number of options including independent or chain drugstores, food retailers, mass merchants (including discounters and deep discounters) and "mail-order" pharmacies, as well as supermarkets, combination food and drugstores, hospitals and HMOs. The Company's on-site one-hour photofinishing labs also compete with a variety of mini-lab photo-processors and photo-specialty shops.

     The Company believes that the primary elements of competition in its industries include pricing, store location and design, product selection, customer service and convenience. The Company believes that it competes successfully because of its pricing policies, reputation for reliability, convenient store locations, superior pharmacy services, broad selection of merchandise and effective sales techniques. However, the competitive environment is often affected by factors beyond a particular retailer's control, such as shifts in consumer preferences, economic conditions and population and traffic patterns. The Company believes that in the future the ability to compete effectively will be increasingly dependent on quality merchandising and customer service, the effectiveness of cost containment measures, especially with respect to pharmacy services, and advanced information systems.


Government Regulation
     Pharmacies are subject to extensive federal, state and local regulation. These regulations cover required qualifications, day-to-day operations, reimbursement and documentation of activities.


     Licenses and Regulation. The Company's pharmacists are required to be licensed by the New Jersey Board of Pharmacy. All stores with pharmacies and the Company's distribution centers are also registered with the Federal Drug Enforcement Administration, although no pharmaceuticals are stored in the distribution centers. Various other federal and state licenses (including state licenses required to sell cigarettes) are required for the conduct of the Company's business as presently conducted. The Company seeks to comply with all such licensing and registration requirements and continues to actively monitor its compliance with such requirements. By virtue of these licenses and registration requirements, the Company will be obligated to observe certain rules and regulations, and a violation of such rules and regulations could result in a suspension or revocation of one or more licenses or registrations and/or monetary penalties or fines. The sale of pharmaceutical products at new stores requires the issuance of additional licenses, with respect to which the licensing authorities may conduct investigations.


     In 1990, the United States Congress enacted the Omnibus Budget Reconciliation Act of 1990 (OBRA), which required states to implement pharmaceutical drug use review programs for Medicaid beneficiaries by January 1, 1993. Under OBRA, pharmacists are required to offer counseling, without additional charge, to customers covered by Medicaid about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists. The State of New Jersey enacted broader regulations that require pharmacists to provide such counseling to all customers, regardless of whether they are covered by Medicaid. As a result, the Company's pharmacists must provide counseling to customers and have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effects. In addition, the Company's pharmacists are required to conduct a prospective drug review before any new prescriptions are dispensed, and may conduct a similar review prior to refilling any prescriptions if considered appropriate. Such reviews include screening for potential drug therapy problems due to (i) therapeutic duplication, (ii) drug-disease contraindications, (iii) drug-drug interactions, (iv) incorrect drug dosage or duration of drug treatment, (v) drug-allergy interactions, and
(vi) clinical abuse or misuse. Further, New Jersey closely regulates the dispensing by pharmacists of over-the-counter controlled dangerous substances, imposing requirements as to: (i) filling and refilling of prescriptions, (ii) labeling of prescriptions, and (iii) monitoring the use of Schedule V over-the-counter controlled dangerous substances to determine, in a pharmacist's professional judgment, whether the substance has or will be used for unauthorized or illicit consumption or distribution. The Company believes its series of training programs for pharmacy personnel and its pharmacy computer network are designed to ensure that these requirements are satisfied, but violations of these regulations could have an adverse impact on the Company.

     State Laws Affecting Access to Services. In July 1994, the State of New Jersey adopted "Freedom of Choice" and "Any Willing Provider" legislation, which the Company believes results in a "level playing field" in New Jersey for regional drugstore chains such as the Company. The "Freedom of Choice" legislation permits Third-Party Plan participants to purchase prescription drugs from the provider of their choice if the provider meets uniformly established requirements. In states which have not adopted similar legislation, many Third-Party Plans align themselves by agreement with particular drugstore chains under arrangements whereby members of a Third-Party Plan are required to purchase their drugs at a particular drugstore chain in order for most or all of the cost to be paid by the Third-Party Plan. As a result, other drugstore chains and independent drugstores are in effect precluded from selling prescription drugs to the applicable members. The "Any Willing Provider" legislation requires that any Third-Party Plan that has entered into an agreement with a prescription provider must permit any other licensed provider to participate in such Third-Party Plan as a preferred or contracting provider if it is willing to accept the terms of such agreement. Such legislation may increase competition for the Company's pharmacies.

     Medicare and Medicaid. The pharmacy business has long operated under regulatory and cost containment pressures from state and federal legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

     The Medicaid program is a cooperative federal-state program designed to enable states to provide medical assistance to aged, blind, or disabled individuals, or members of families with dependent children whose income and resources are insufficient to meet the costs of necessary medical services.

     Federal laws and regulations contain a variety of requirements relating to the furnishing of prescription drugs under Medicaid. First, states are given authority, subject to certain standards, to limit or specify conditions to the coverage of particular drugs. Second, federal Medicaid law establishes standards affecting pharmacy practice, such as the OBRA counseling and drug utilization review requirements described above. Third, federal regulations impose certain requirements relating to the reimbursement for prescription drugs furnished to Medicaid recipients. Among other things, federal regulations establish "upper limits" on payment levels. In addition to requirements imposed by federal law, states have substantial discretion to determine administrative, coverage, eligibility and payment policies under their state Medicaid programs which may affect the Company's operations.

     The Medicare program is a federally funded and administered health insurance program for individuals age 65 and older or who are disabled. Medicare covers a limited number of specifically designated prescription drugs. As part of the Balanced Budget Act of 1997, reimbursement for these products is generally limited to 95% of the published average wholesale price for such products. An increasing number of Medicare beneficiaries are being served through health maintenance organizations. In addition to the limited Medicare coverage for specified products described above, some health maintenance organizations providing health care benefits to Medicare beneficiaries may offer expanded drug coverage.

     The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings and freezes and funding restrictions, all of which may adversely affect the Company's business. There can be no assurance that payments for pharmaceutical supplies and services under governmental reimbursement programs will continue to be based on the current methodology or remain comparable to present levels. In this regard, the Company may be subject to rate reductions as a result of federal budgetary legislation related to the Medicare and Medicaid programs. In addition, various Medicaid programs periodically experience budgetary shortfalls which may result in Medicaid payment delays.

     Fraud and Abuse. The Company is subject to federal and state laws prohibiting the submission of false or fraudulent claims and governing its billing relationships and financial and other arrangements between health care providers. These laws include the federal anti-kickback statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration directly or indirectly to induce or in return for the referral of an individual to a person for the furnishing of any item or service for which payment may be made in whole or in part under federal health care programs. Many states have enacted similar statutes which are not necessarily limited to items and services for which payment is made by federal health care programs. New Jersey, for example, enacted the "Healthcare Cost Reduction Act" in 1991. Federal and state courts have interpreted these laws broadly. Violations of these laws may result in fines, imprisonment, civil money penalties and exclusion from the federal and state funded health care programs.

     The Department of Health and Human Services Office of Inspector General has issued a "Special Fraud Alert" concerning prescription drug marketing practices that could potentially violate the federal anti-kickback statute. According to the Special Fraud Alert, examples of practices that may implicate the statute include certain arrangements under which remuneration is made to pharmacists to recommend the use of a particular pharmaceutical product.

     In addition, a number of states have undertaken enforcement actions against pharmaceutical manufacturers involving pharmaceutical marketing programs, including programs containing incentives to pharmacists to dispense one particular product rather than another. These enforcement actions arose under state consumer protection laws which generally prohibit false advertising, deceptive trade practices, and the like.

     The Company seeks to maintain its contract arrangements with other health care providers, its pharmaceutical suppliers and its pharmacy practices in compliance with these laws. There can be no assurance that such laws will not, however, be interpreted in the future in a manner inconsistent with the Company's interpretation and application.


     Health Care Legislation. Prescription drug sales have represented a significant portion of the Company's revenues. These revenues may be affected by changes within the health care industry, including changes in programs providing for reimbursement of the cost of prescription drugs by Third-Party Plans, regulatory changes relating to the approval process for prescription drugs and proposals to reduce significantly projected increases in federal spending on Medicare, Medicaid and other governmental programs.

     In recent years, a number of legislative proposals have been introduced in Congress to reform the health care system, including proposals in the context of federal budget legislation. In addition, a number of states have enacted and are considering various health care reforms. For example, several state Medicaid programs have established mandatory statewide managed care programs for Medicaid beneficiaries to control costs through negotiated or capitated rates, as opposed to traditional cost based reimbursement for Medicaid services, and proposed to use savings achieved through these programs to expand coverage to those not previously eligible for Medicaid. Also, legislation to reform the FDA, if enacted, could expressly permit pharmacy drug compounding under certain conditions for individual patients. This could maintain and increase the range of services provided by the Company. The Company cannot predict whether or in what form health care legislation may be adopted in the future, at the federal or state level, or the impact of any such legislation on the Company's financial position or results of operations. However, to the extent health care legislation expands the number of persons receiving health care benefits covering the purchase of prescription drugs (such as through government-sponsored managed care initiatives), it could result in increased purchases of such drugs and could thereby have a favorable impact on both the Company and the retail drug industry in general. Nevertheless, there can be no assurance that any such legislation will be enacted or, if enacted, that such legislation will not have an adverse effect on the Company.

     Labor Laws. The Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime and working conditions. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Company.


Trade Names, Service Marks and Trademarks
     The Company uses various trade names, service marks and trademarks, including "Drug Fair" and "Cost Cutters," in the conduct of its business. Historically, the Company has relied on common law protection of its trade names, service marks and trademarks. Common law provides the Company with limited protection for its trade names, service marks and trademarks within its product lines and in its geographic market areas. Although the Company recently filed a federal service mark registration application for the service mark "Drug Fair," a third party which does not currently operate in the Company's geographic markets owns an issued federal service mark registration for the name "Cost Cutters." See "Risk Factors--Reliance on Trade Names, Service Marks and Trademarks."


Employees

     As of December 31, 1997, the Company had approximately 1,550 employees of which approximately 43% were full-time and 57% were part-time. None of such employees are covered by collective bargaining agreements or represented by unions. The Company has not experienced any material business interruption as a result of labor disputes and the Company considers its employee relations to be good.



Litigation and Environmental Matters
     The Company is from time to time involved in routine litigation incidental to the conduct of its business. The Company believes that no current pending litigation to which it is a party will, individually or in the aggregate, have a material adverse effect on its financial position or results of operations or cash flows. The Company has not been required to expend in the past, and does not expect to be required to expend in the future, any significant amounts for investigation of environmental conditions, remediation of environmental conditions or other similar matters.

                                  MANAGEMENT


Directors, Executive Officers and Key Employees
     The following table sets forth certain information with respect to the directors, executive officers and key employees of the Holding Company and the
Company:

                                                                                           Years with
          Name              Age                            Title                            Company
-------------------------   -----   ----------------------------------------------------   -----------
    Frank Marfino            54     President, Chief Executive Officer and Director of         15
                                    the Holding Company and the Company
    Lynn L. Shallcross       56     President--Cost Cutters Division of the Company            25
    Todd H. Pluymers         33     Chief Financial Officer of the Holding Company              6
                                    and the Company
    Barrie Levine            52     Vice President--Pharmacy Operations of the                  5
                                    Company
    William F. Gilligan      55     Vice President--Distribution of the Company                12
    Kevin Marron             40     Director--MIS of the Company                               11
    Alan J. Kirschner        43     Director--Loss Prevention of the Company                    6
    Mark H. DeBlois          41     Director of the Holding Company and the Company             2
    Harvey P. Mallement      57     Director of the Holding Company and the Company             2

     Mr. Marfino has been a Director and the President and Chief Executive Officer of the Holding Company and the Company since February 1995. Prior to February 1995, Mr. Marfino had served as the Chief Operating Officer of the Company beginning in 1990 after having served as Vice President in charge of Operations and Merchandising. Prior to joining the Company in 1982, Mr. Marfino held senior positions, including Regional Manager and Director of Administrative Operations with Two Guys Discount Stores/Vorando, Inc. over a 19 year period. Mr. Marfino has 30 years of experience in the retail industry.

     Mr. Shallcross has been President of the Cost Cutters division since 1984. Mr. Shallcross joined the Company in 1971 and has held numerous positions in management including pharmacist, pharmacist-manager, and district manager. Mr. Shallcross is a graduate of Rutgers College of Pharmacy and has been a licensed pharmacist since 1964.


     Mr. Pluymers joined the Company in April 1991 as Chief Financial Officer and was appointed Chief Financial Officer of the Holding Company in January 1995. Prior to joining the Company, Mr. Pluymers was employed by Arthur Andersen & Co. from 1986 through 1991, most recently as an Audit Manager. Mr. Pluymers is a graduate of Westminster College with a degree in Business Administration/Accounting and is a Certified Public Accountant.


     Mr. Levine joined the Company as Vice President--Pharmacy Operations in 1993. Prior to joining the Company, Mr. Levine was employed by Supermarkets General (Pathmark) since 1971. At Pathmark, Mr. Levine held various positions, including Regional Pharmacy and Regional Front-End Supervisor, Regional Non-Food Product Manager, and Manager of Pharmacy Services. Mr. Levine is a graduate of Brooklyn College of Pharmacy and a licensed pharmacist in several states.

     Mr. Gilligan has been Vice President--Distribution since 1985 after serving as General Manager for 11 years with Atlantic Distribution Center in Jersey City, New Jersey and 11 years with Wakefern Food Corporation, parent company of Shop-Rite supermarkets. Trained in distribution management at Ohio State University and Rutgers University, Mr. Gilligan is responsible for the daily management of the distribution center, transportation logistics, property management and the administrative staff. Mr. Gilligan has over 30 years of experience in Distribution-Warehouse Management.

     Mr. Marron has been Director--Management Information Systems for the Company since 1986. Mr. Marron's work experience includes six years with Arthur's Catalog Showroom and six years with MIS Software Corporation prior to joining the Company. Mr. Marron has been instrumental in the creation of several proprietary software applications for the Company, including inventory management, sales, marketing, distribution, warehouse management, shelf labeling and point-of-sale in store applications.

     Mr. Kirschner joined the Company as Director--Loss Prevention in 1991. Prior to 1991, Mr. Kirschner held a similar position with NBO Menswear and Rickel Home Centers, Inc. Mr. Kirschner is a graduate of Jersey City State College.

     Mr. DeBlois has been a Director of the Holding Company and the Company since 1995. Since 1990, Mr. DeBlois has been employed as an officer, most recently as a Managing Director, of BancBoston Ventures Inc., a private equity investment firm with committed capital in excess of $750 million that provides private equity and mezzanine financing to middle market companies for management-led buyouts, acquisitions and growth capital. Mr. DeBlois is a graduate of Boston College.

     Mr. Mallement has been a Director of the Holding Company and the Company since 1995. Since 1981, Mr. Mallement has been Managing General Partner of Harvest Partners, Inc., a private equity investment and growth financing firm with committed capital in excess of $250 million that provides equity investment financing that focuses on the acquisition of medium sized companies and financing of growth businesses. Mr. Mallement is also a director of Symbol Technologies, Inc. and is a graduate of the City College of New York with a masters degree in Business Administration.


     Pursuant to a Stockholder Agreement entered into as of January 30, 1995, as amended, the holders of a substantial majority of the outstanding common stock of the Holding Company (the "Common Stock"), including BancBoston Ventures, Inc. and Harvest Partners International, L.P., and their affiliates, as well as the Holding Company, Banque Paribas, Paribas Principal, Inc., TA Holding, Inc., Jon Tietbohl and Frank Marfino, have agreed that each of the Holding Company and the Company will have a Board of Directors comprised of up to five members. The stockholders party to the Stockholder Agreement have agreed to vote for the following persons as directors: (i) up to two individuals designated by the holders of a majority of the outstanding shares of Common Stock purchased by BancBoston in 1995 (the "BBV Stock"); (ii) up to two individuals designated by the holders of a majority of the outstanding shares of Common Stock purchased by Harvest and its affiliates in 1995 (the "Harvest Stock"); and (iii) Frank Marfino, so long as he continues to be employed by the Holding Company as President and Chief Executive Officer, and thereafter, his successor as President and Chief Executive Officer. Mr. DeBlois has been designated for election to the Board of Directors of the Holding Company and the Company by the holders of a majority of the BBV Stock, and Mr. Mallement has been designated for election to the Board of Directors of the Holding Company and the Company by the holders of a majority of the Harvest Stock.


     Executive officers of the Holding Company and the Company are appointed by their respective Boards of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers and directors of the Holding Company and the Company.


Compensation of Directors

     Directors of the Holding Company and the Company do not receive compensation from the Holding Company or the Company for their service in such capacities.

     During fiscal 1997 the Company paid $20,000 each to two outside directors of the Company and the Holding Company for their services as directors during such period. Each of these individuals resigned as directors of the Company and the Holding Company prior to the issuance of the Existing Notes.



Executive Compensation
     The following table sets forth the aggregate compensation paid by the Company for services rendered during fiscal 1997 to the Company's Chief Executive Officer and four other most highly-compensated executive officers.

                           Summary Compensation Table

                                              Annual Compensation for Fiscal 1997
                                          --------------------------------------------
                                                                        All Other
Name and Principal Position                Salary      Bonus (1)     Compensation (2)
Frank Marfino
President and Chief Executive Officer     $431,692       $228,680         $3,748
Lynn L. Shallcross
President--Cost Cutters Division          $167,135       $ 50,000         $2,586
Todd H. Pluymers
Chief Financial Officer                   $133,606       $ 26,000         $  741
Barrie Levine
Vice President--Pharmacy Operations       $124,423       $ 12,200         $1,620
William F. Gilligan
Vice President--Distribution              $107,231       $ 17,500         $1,738

------------

(1) Reflects bonuses paid during fiscal 1997 with respect to the achievement of certain performance goals relating to fiscal 1996. The amounts of annual bonuses that may be paid to the named executive officers for fiscal 1997 have not yet been determined. In addition, it is expected that the Company will pay one-time performance-related bonuses to Mr. Marfino and Mr. Pluymers aggregating approximately $1.4 million. It is expected that these bonuses will be paid in one or more installments over the next nine months. See "Certain Relationships and Related Transactions."

(2) Amounts include the values of the personal use of company cars equal to $1,300, $520, $520, $520 and $520 for each of Messrs. Marfino, Shallcross, Pluymers, Levine and Gilligan, respectively, as well as the incremental cost of additional life insurance premiums in the amounts of $2,448, $2,066, $221, $1,100 and $1,218, for each of Messrs. Marfino, Shallcross, Pluymers, Levine and Gilligan, respectively.

     The following table sets forth the number of options to purchase Common Stock held by the Company's Chief Executive Officer as of the end of fiscal 1997. None of the Company's four other most highly-compensated executive officers held any options to purchase Common Stock as of the end of fiscal 1997, and there were no options to purchase Common Stock granted during fiscal 1997.


                         Fiscal Year End Option Values




                             Number of Securities
                            underlying unexercised           Value of unexercised
                            Options at Fiscal Year           In-the-Money Options
                                    End (#)                 at Fiscal Year-End ($)
                           Exercisable/Unexercisable     Exercisable/Unexercisable(1)
                           ---------------------------   -----------------------------
   Frank Marfino  ......         21,334/21,001                     $179,206



------------
(1) The value of unexercised in-the-money options (each of which was granted in January 1995) is determined by determining the difference between the book value of the Common Stock underlying the options at the end of fiscal 1997 ($18.40) and the option exercise price. The Common Stock was not publicly traded at the end of fiscal 1997.

Indebtedness of Management
     During fiscal 1997, Mr. Frank Marfino, the President and Chief Executive Officer of the Holding Company and the Company, and a director of the Holding Company and the Company, had an outstanding loan from the Company which was incurred by Mr. Marfino in connection with his purchase of shares of capital stock of the Company concurrently with the acquisition of the Company by the Holding Company in January 1995. In connection with this loan, Mr. Marfino executed a full-recourse promissory note to the Company which required Mr. Marfino to pay cash interest at a rate of 8% per annum. The largest amount of this loan that was outstanding during fiscal 1997 was $173,334, and this loan was repaid in October 1997. See "Certain Relationships and Related Transactions."

Compensation Committee Interlocks and Insider Participation

     Mr. Frank Marfino, the President and Chief Executive Officer of the Holding Company and the Company, and a director of the Holding Company and the Company, participated in all deliberations of the Board of Directors of the Company and the Holding Company concerning executive officer compensation.



Employment Agreements

     In connection with the acquisition of the Company by the Holding Company in 1995, the Company entered into Employment Agreements with each of Messrs. Marfino, Shallcross, Pluymers, Levine and Gilligan. Each of these Employment Agreements contains customary confidential information and inventions assignment provisions and provides for a one-year non-competition period upon termination.


     Mr. Marfino's Employment Agreement, which expires in January 2001, provides for Mr. Marfino to receive an annual base salary of $450,000 (subject to annual increases based on a consumer price index), and an incentive bonus based on the financial performance of the Company. Mr. Marfino is not entitled to receive a bonus for any fiscal year in which the Company's Actual EBITDA (as defined in the Employment Agreement) is less than 90% of a forecasted EBITDA. In the event that Actual EBITDA is more than 90% of forecasted EBITDA, Mr. Marfino will receive a bonus calculated with respect to the amount by which Actual EBITDA exceeds forecasted EBITDA, of which $50,000 is guaranteed. In the event that Mr. Marfino's employment is terminated by the Company prior to the end of the term of the Employment Agreement or any extension thereof, or he resigns under circumstances in which he is deemed to have terminated his employment for Good Reason (as defined therein), Mr. Marfino is entitled to receive his base salary through the end of the initial term of his Employment Agreement or any extension term and a pro rated minimum bonus and incentive bonus. In the event that Mr. Marfino's employment is terminated as a result of death or disability, Mr. Marfino or his estate is entitled to severance pay of one year of base salary and a pro rated minimum bonus and incentive bonus. In the event that Mr. Marfino's employment is terminated upon the expiration of the term of the Employment Agreement or any extension term, Mr. Marfino shall be entitled only to receive a pro rated minimum bonus and incentive bonus.


     The Employment Agreements for Messrs. Shallcross, Pluymers, Levine and Gilligan, each of which expires in January or February of 1998, currently provide for base salaries of $168,000, $137,500, $125,000 and $108,000, respectively. In the event that the employment of any of these officers is terminated during the respective terms of their Employment Agreements for death, disability, resignation or termination by the Company other than for "cause," the relevant officer will receive severance pay of his base salary for one year after termination. No severance pay is payable under any of the Employment Agreements in the event of termination for "cause."


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1995, the Holding Company, which was formed for purposes of acquiring the Company by BancBoston, Harvest and certain other investors, including certain members of the Company's management, acquired the Company through a merger of a wholly-owned subsidiary of the Holding Company with and into the Company in which the old stockholders of the Company received cash for their shares of stock of the Company.


     In connection with the acquisition of the Company in 1995, the following officers, directors and holders of five percent or more of the Common Stock of the Holding Company paid the following amounts set forth below for their interests in the Holding Company. In addition, the Holding Company paid transaction-related fees of $500,000 each to each of Harvest and First Capital Corporation, an affiliate of BancBoston.


               Consideration Paid in Connection with Acquisition




                     Shareholder                        Consideration
-----------------------------------------------------   --------------
BancBoston ..........................................     $2,301,110
Harvest .............................................        781,871
Harvest Technology Partners, L.P.  ..................        252,901
European Development Capital Corporation N.V.  ......        227,611
DBG Auslands--Holding GmbH   ........................      1,038,727
Frank Marfino .......................................         50,000
Paribas Principal, Inc.   ...........................        400,000

     The total consideration paid by the Holding Company to the former owners of the Company in connection with the acquisition of the Company by the Holding Company was approximately $85.0 million. The other investors in this transaction included The Alexander Fund, TA Holding, Inc. and Jon Tietbohl.


     In connection with the acquisition of the Company by the Holding Company, the Company entered into Employment Agreements with each of Mr. Frank Marfino, the President and Chief Executive Officer of the Company, Mr. Todd Pluymers, the Chief Financial Officer of the Company, Mr. Lynn Shallcross, the President of the Cost Cutters division of the Company, Mr. William Gilligan, the Vice President--Distribution of the Company and Mr. Barrie Levine, the Vice President--Pharmacy Operations of the Company. See "Management--Employment Agreements."


     The holders of a substantial majority of the outstanding Common Stock have also entered into a Stockholder Agreement pursuant to which such stockholders agreed (i) to vote their shares of Common Stock in favor of a specified size and composition of the respective Boards of Directors of the Holding Company and the Company, (ii) not to transfer shares of Common Stock in violation of such Stockholder Agreement, (iii) to consent to and participate in certain sales of the Holding Company approved by the Board of Directors of the Holding Company and holders of a majority of the Common Stock held by each of BancBoston and Harvest and certain transferees and (iv) not to vote in favor of, or permit the Board of Directors of the Holding Company to vote in favor of, certain actions relating to corporate governance, including the borrowing of money, the payment of dividends and the making of any guarantees of obligations of other persons, not approved by BancBoston and Harvest. See "Management--Directors, Executive Officers and Key Employees."

     The Company is also bound by Management Fee Agreements each dated as of January 30, 1995 (as amended, the "Management Fee Agreements"), pursuant to which the Company is required to pay an annual fee of $125,000 to each of BancBoston and Harvest Partners, Inc. in consideration for certain management services provided by such entities in connection with the administration of the Company's business. These services include providing advice and administrative oversight with respect to the Company's business direction and policy in the promotion, development and operation of the Company's business. The Company's obligations under the respective Management Fee Agreements shall continue so long as BancBoston or Harvest, as the case may be, owns any shares of capital stock of the Holding Company. Payments under the Management Agreements will constitute "Permitted Payments" under the Indenture. See "Description of Notes."


     Banque Paribas, the agent for the Old Credit Facility, holds a presently exercisable warrant (the "Paribas Warrant") to purchase 16,667 shares of Common Stock and Paribas Principal, Inc. ("Paribas Principal"), an affiliate of Banque Paribas, holds 40,000 shares of Common Stock. The Company repaid all amounts outstanding under the Old Credit Facility with a portion of the proceeds of the Offering and terminated the Old Credit Facility simultaneously with the closing of the Offering. After the consummation of the Offering, Paribas Principal continues to hold 40,000 shares of Common Stock, and the Paribas Warrant remains outstanding. In connection with the payment of the Dividend, Banque Paribas and Paribas Principal received approximately $1.66 million and $4.0 million, respectively.


     The Holding Company, BancBoston, Harvest, Banque Paribas, Paribas Principal, Harvest Technology Partners, L.P., European Development Capital Corporation N.V., Deutsche Beteiligungsgesellschaft mbH, Frank Marfino and certain other stockholders of the Holding Company are party to a Registration Rights Agreement, dated as of January 30, 1995, pursuant to which the Holding Company granted the other parties thereto piggy-back registration rights with respect to their shares of Common Stock subject to certain limitations in the event of an underwritten offering, and certain demand registration rights which are exercisable during certain periods after the initial public offering of the Common Stock. In addition, if the Holding Company has not completed an initial public offering of its Common Stock prior to January 30, 2003, the holders of a majority of the securities initially issued to Banque Paribas and Paribas Principal are permitted to cause the Holding Company to effect such an initial public offering pursuant to the terms of the Registration Rights Agreement.


     The Company paid a dividend of approximately $45.0 million to the Holding Company out of the proceeds of the Offering. The Holding Company paid the Dividend to its shareholders, including management and certain employees of the Company, BancBoston and Harvest. Messrs. Marfino, Shallcross, Pluymers, Gilligan and Levine received approximately $3.6 million, $578,000, $442,000, $436,000 and $142,000, respectively, and BancBoston, Harvest, Harvest Technology Partners, L.P. and European Development Capital Corporation N.V. received approximately $15.9 million, $5.2 million, $1.8 million and $1.4 million, respectively, from the Dividend.

     The Company leases the location for its Westfield, New Jersey store from Jules and Arlene Siegel, the former majority stockholders of the Company, pursuant to a lease which expires on September 30, 1998. Under the terms of this lease, the Company is required to pay a monthly rent of $16,592. For the six months ended July 29, 1995, fiscal 1996 and fiscal 1997, total payments under this lease aggregated $100,000, $199,000 and $199,000, respectively. The lessors sold all of their interests in the Company to the Holding Company in January 1995.

     The Company expects to pay one-time performance-related bonuses of approximately $1.2 million and $200,000 to Mr. Marfino and Mr. Pluymers, respectively, in one or more installments over the next nine months. These bonuses will be paid pursuant to a committment made by the Board of Directors of the Company in October 1997 to grant bonuses to these officers in such amounts in consideration of the contributions made by such officers to the growth and success of the Company over the period since its acquisition in January 1995. The payment of these bonuses will constitute "Exempted Affiliate Transactions" under the Indenture for purposes of the "Limitation on Transactions with Affiliates" covenant. See "Description of Notes--Certain Definitions."

     On October 16, 1997, the Holding Company amended all of the Subordinated Notes to the holders thereof in the same principal amounts in connection with the issuance of the Existing Notes and the Existing Guarantee. These Subordinated Notes were reissued in order to expressly provide for the subordination of the Holding Company's obligations thereunder to the obligations of the Holding Company under the Indenture, including the Guarantees. No officers or directors of the Company or the Holding Company hold any Subordinated Notes, although the following 5% or greater shareholders of the Holding Company hold Subordinated Notes in the following original principal amounts:




Noteholder:                                            Principal Amount:
BancBoston  ..........................................     $5,753,890
Harvest  .............................................      1,889,970
Harvest Technology Partners, L.P.   ..................        643,210
European Development Capital Corporation, N.V.  ......        505,286
DBG Auslands-Holding GmbH  ...........................      2,641,821
Paribas Principal ....................................      1,400,000


                             BENEFICIAL OWNERSHIP

     The Holding Company is the beneficial owner, with sole voting power and investment power, of 100% of the outstanding capital stock of the Company.


     The following table sets forth certain information regarding beneficial ownership of the Common Stock(1) and Preferred Stock(2) of the Holding Company
(i) by each person known to the Company to own beneficially more than 5% of each class of outstanding voting capital stock of the Holding Company, (ii) by each director of the Company and the Holding Company, (iii) by each of the executive officers of the Company and the Holding Company named in the "Summary Compensation Table," and (iv) by all directors and executive officers of the Company and the Holding Company as a group, as of December 31, 1997.





                                             Class A Common Stock                   Preferred Stock
                                     ------------------------------------ -----------------------------------
                                      Amount and Nature of      Percent    Amount and Nature of      Percent
Name and Address                     Beneficial Ownership(3)   of Class   Beneficial Ownership(3)   of Class
BancBoston Ventures Inc.
175 Federal St.
Boston, MA 02110  ..................          159,389(4)        43.2%               --                 --

Mark H. DeBlois
c/o BancBoston Ventures Inc.
175 Federal St.
Boston, MA 02110  ..................          159,389(5)        43.2%               --                 --

Harvest Partners International, L.P.
c/o Harvest Partners, Inc.
767 Third Avenue
New York, NY 10017   ...............           51,851(6)        20.4%               --                 --

                                                      Class A Common Stock                   Preferred Stock
                                              ------------------------------------ -----------------------------------
                                               Amount and Nature of      Percent    Amount and Nature of      Percent
Name and Address                              Beneficial Ownership(3)   of Class   Beneficial Ownership(3)   of Class
Harvey P. Mallement
c/o Harvest Partners, L.P.
767 Third Avenue
New York, NY 10017   ........................           83,816(7)          32.9%                --                --

Paribas Principal, Inc.
787 Seventh Avenue
New York, NY 10017   ........................           40,000(8)          15.7%                --                --
DBG Auslands-Holding GmbH

Emil-von-Behring-Strasse 2
D-60439 Frankfurt-am-Main
Germany  ....................................           73,525(9)          28.9%                --                --

Harvest Technology Partners, L.P.
c/o Harvest Partners, Inc.
767 Third Avenue
New York, NY 10017   ........................           17,901(6)           7.0%                --                --

Banque Paribas
787 Seventh Avenue
New York, NY 10019   ........................           16,667(8)           6.1%                --                --

European Development Capital Corporation N.V.
c/o Harvest Partners, Inc.
767 Third Avenue
New York, NY 10017   ........................           14,064(6)           5.5%                --                --

Frank Marfino  ..............................           37,333(10)         14.6%             4,000              50.9%

Lynn L. Shallcross   ........................            8,211(11)          3.2%             1,073              13.6%

Todd H. Pluymers  ...........................            6,781(11)          2.7%               715               9.1%

William F. Gilligan  ........................            6,781(11)          2.7%               715               9.1%

Barrie Levine  ..............................            2,927(11)          1.1%               143               1.8%

All Directors and Executive Officers as a
Group (7 persons) ...........................          305,238(12)         82.4%             6,646              84.5%


------------
 (1) The Common Stock is comprised of Class A Voting Common Stock, $.00001 par value per share ("Class A Common Stock"), and Class B Non-Voting Common Stock, $.00001 par value per share ("Class B Common Stock"), each having the same rights and privileges, other than with respect to voting rights and powers. Holders of shares of Class A Common Stock have full voting rights and powers as to all matters submitted to the stockholders of the Holding Company for vote, consent or approval. Shares of Class A Common Stock are convertible into shares of Class B Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock, except in the event that the holder is a bank holding company or subsidiary thereof and such holder is restricted by applicable banking laws from holding any (or any additional) shares with voting rights.

 (2) The Preferred Stock of the Holding Company, $1.00 par value per share (the "Preferred Stock"), has a liquidation value of $100 per share and is mandatorily redeemable by the Holding Company on January 31, 2005, or optionally redeemable by the Holding Company at any time, in either case at the liquidation value thereof. Holders of Preferred Stock have no voting rights with respect to such shares.

 (3) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person named above, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

 (4) Includes 114,397 shares of Class B Common Stock.

 (5) The shares shown as beneficially owned by Mr. DeBlois represent 159,389 shares owned of record by BancBoston. Mr. DeBlois is a Managing Director of BancBoston and may be deemed to control BancBoston, and accordingly may be deemed to control the voting and disposition of the shares of Class A Common Stock owned by BancBoston. As such, Mr. DeBlois may be deemed to have shared voting and investment power with respect to all shares held by BancBoston. However, Mr. DeBlois disclaims beneficial ownership of the securities held by BancBoston.


 (6) Harvest Partners International, L.P. ("Harvest Partners") is affiliated with Harvest Technology Partners, L.P. ("Harvest") and European Development Capital Corporation N.V. ("European Development"). In the aggregate, Harvest Partners, Harvest and European Development hold 83,816 shares of Class A Common Stock, representing 32.9% of the shares outstanding. Harvest Partners, Harvest and European each disclaim beneficial ownership of all shares held by the others.


 (7) The shares shown as beneficially owned by Mr. Mallement represent 51,851 shares owned of record by Harvest Partners, 17,901 shares owned of record by Harvest and 14,064 shares owned of record by European Development. Mr. Mallement either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control the voting and disposition of the Class A Common Stock owned by each of Harvest Partners, Harvest and European Development, and accordingly may be deemed to have shared voting and investment power with respect to all shares held by each of Harvest Partners, Harvest and European Development. However, Mr. Mallement disclaims beneficial ownership of the securities held by each of Harvest Partners, Harvest and European Development except to the extent of his pecuniary interests therein.


 (8) Paribas Principal, Inc. is affiliated with Banque Paribas, which holds a presently exercisable warrant to purchase 16,667 shares of Class A Common Stock, representing 6.1% of the shares of Class A Common Stock outstanding on a fully diluted basis. In the aggregate, on a fully diluted basis, Paribas Principal and Banque Paribas would hold, upon exercise of all such warrants, 56,667 shares of Class A Common Stock, representing 20.9% of the shares outstanding. Paribas Principal and Banque Paribas each disclaim beneficial ownership of all shares held by the other.


 (9) Includes 73,525 shares of Class B Common Stock.


(10) Includes 1,334 shares subject to exercisable options. In addition, all of such shares are subject to repurchase by the Holding Company upon termination of employment under certain circumstances.


(11) All of such shares are subject to repurchase by the Holding Company upon termination of employment under certain circumstances.


(12) Includes 1,334 shares subject to exercisable options. In addition, 60,699 shares are subject to repurchase by the Holding Company upon termination of employment under certain circumstances. Except as noted above, the Company believes that the beneficial holders listed in the table above have sole voting power and investment power over the shares described as being beneficially owned by them.

       DESCRIPTION OF NEW CREDIT FACILITY AND CERTAIN OTHER INDEBTEDNESS


     New Credit Facility

     The Company entered into a five-year revolving credit facility (the "New Credit Facility") simultaneous with the closing of the Offering with PNC Bank, National Association (the "Lender") providing for up to $20.0 million of credit, including a sublimit of $5.0 million for letter of credit accommodations. Borrowings under the New Credit Facility are limited to a borrowing base comprised of 85% of eligible accounts receivable and 65% of eligible inventory, and bear interest, at the option of the Company, at either
(i) the Lender's "Prime Rate," as announced from time to time or (ii) the "Euro-Rate plus Applicable Margin" ("Eurodollar Loans"). "Euro-Rate" means the rate (grossed up for maximum statutory reserve requirements for eurocurrency liabilities) determined by the Lender in accordance with its usual procedures to be the Eurodollar rate for one, two, three or six month periods (as selected by the Company), and the Applicable Margin on Eurodollar Loans is 1.75%.

     The proceeds of the New Credit Facility will be used to provide for the working capital requirements of the Company and for other general corporate purposes. As of October 31, 1997, the Company had not made any borrowings under the New Credit Facility. See "Use of Proceeds."

     The New Credit Facility is secured by first priority security interests in all of the tangible and intangible assets of the Company.

     The New Credit Facility contains certain financial and operating covenants, including a minimum fixed charge coverage ratio. In addition, the Company is limited in the amount of annual capital expenditures and its ability to redeem, repurchase or make any payments of principal on account of the Notes.

     The operating covenants of the New Credit Facility include limitations on the ability of the Company to (i) incur additional indebtedness, other than certain permitted indebtedness, (ii) sell or lease assets of the Company, other than the sale of inventory and the retirement of other assets in the ordinary course of business; (iii) permit additional liens or encumbrances, other than permitted liens, (iv) make any loans to or investments in other persons, other than trade credit advanced in the ordinary course of business and certain permitted investments, (v) become obligated with respect to contingent obligations relating to third parties, and (vi) make any dividend or distribution (including by way of redemption of stock) with respect to any share of stock, other than certain permitted distributions. The operating covenants include restrictions on certain specified fundamental changes, such as mergers and asset sales, transactions with shareholders and affiliates, the transfer of instruments payable to the Company and amending the Company's governing documents.

     If for any reason the Company is unable to comply with the terms of the New Credit Facility, including the covenants included therein, such noncompliance could result in an event of default under the New Credit Facility and could result in the acceleration of payment of the indebtedness under the New Credit Facility. The acceleration of the indebtedness of the Company under the New Credit Facility as a result of a default under the New Credit Facility will constitute an Event of Default under the Indenture. See "Description of Notes--Events of Default and Remedies." In addition, an Event of Default under the Indenture will constitute an event of default under the New Credit Facility.


     Senior Subordinated Notes

     On October 16, 1997, the Holding Company issued Amended and Restated Senior Subordinated Notes due 2005 (the "Subordinated Notes") in the aggregate principal amount of $13.25 million to certain of the Holding Company's shareholders. The Subordinated Notes constitute the amendment and restatement of certain predecessor subordinated notes issued by the Holding Company pursuant to several subscription agreements, each dated as of January 30, 1995, between the Company and the purchasers of such notes.

     The entire principal amount, together with interest on the unpaid amount outstanding, of each of the Subordinated Notes becomes payable on January 31, 2005. Each of the Subordinated Notes bears interest, at a rate equal to 10% per annum compounded annually, with interest accruing from January 30, 1995, the date on which the original senior subordinated notes due 2005 were issued. Each of the Subordinated Notes is subordinate and junior in right of payment to all Obligations (as defined therein) of the Holding Company under the Indenture.

                                EXCHANGE OFFER


General
     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $80.0 million aggregate principal amount of New Notes for a like aggregate principal amount of Existing Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Existing Notes; the total aggregate principal amount of Existing Notes and New Notes will in no event exceed $80.0 million.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be made available upon request of the Company.


Purpose of the Exchange Offer
     On October 16, 1997, the Company issued $80.0 million aggregate principal amount of Existing Notes. The issuance of the Existing Notes was not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

     The Company, the Holding Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date. Pursuant to the Registration Rights Agreement, the Company and the Holding Company agreed to use their respective reasonable best efforts to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Holding Company will offer notes of the Company which will have terms substantially identical in all material respects to the Notes, including the Existing Guarantee (the "Exchange Notes") (except that the Exchange Notes will not contain terms with respect to transfer restrictions) pursuant to the Exchange Offer in exchange for properly tendered Transfer Restricted Securities to the Holders of Transfer Restricted Securities who are able to make certain representations. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company and the Holding Company will use their respective reasonable best efforts to file with the Commission a Shelf Registration Statement covering resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Holding Company will use their respective reasonable best efforts to cause the applicable registration statement to be declared effective by the Commission under the Securities Act on or prior to 90 days after the Company becomes required to file the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Note until the earliest of (i) the date on which such Note is exchanged in the Exchange Offer and is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Note has been disposed of in accordance with a Shelf Registration Statement, (iii) the date on which such Note is disposed of by a broker-dealer pursuant to the plan of distribution contemplated by the "Plan of Distribution" section of this prospectus (including delivery of a copy of this prospectus), or (iv) the date on which such Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company and the Holding Company will use their respective reasonable best efforts to file an Exchange Offer Registration Statement with the Commission as soon as practicable after the Closing Date, but in no event later than 45 days after the Closing Date, (ii) the Company and the Holding Company will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission at the earliest possible time, but in no event later than 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission,

Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Holding Company will use their respective reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. The Company will be entitled to suspend the use of a prospectus under the Exchange Offer Registration Statement or any Shelf Registration Statement for certain limited periods under certain prescribed circumstances. If (a) the Company and the Holding Company fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); (c) an Exchange Offer Registration Statement becomes effective but the Company and the Holding Company fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (d) subject to certain exceptions, the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of the Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date to the Holders of Global Notes by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York or by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to the Company and the Holding Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.


Expiration Date; Extensions; Termination; Amendments

     The Exchange Offer will expire at 5:00 P.M., New York City time, on     ,
1998, unless the Company, in its sole discretion, has extended the period of time (as described below) for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 30 days after the commencement of the Exchange Offer (or longer if required by applicable law). The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Existing Notes by giving oral notice (confirmed in writing) or written notice to the Exchange Agent (as defined herein) and by giving written notice of such extension to the holders thereof or by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release through the Dow Jones News Service, in each case, no later than 9:00 A.M. New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer.


     In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Certain Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable.

Procedures for Tendering Existing Notes

     The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

     A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered, if any, and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to 5:00 p.m., New York City time, on the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, OR AN OVERNIGHT OR HAND DELIVERY SERVICE, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO EXISTING NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (each an "Eligible Institution"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Existing Notes by causing such book-entry transfer facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer in the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address or facsimile number set forth below on or prior to the Expiration Date a letter, telegram or facsimile from an Eligible Institution setting forth the name and address of the tendering holder, the name in which the Existing Notes are registered and, if possible, the certificate number or numbers of the Certificate or certificates representing the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by an Eligible Institution for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. The Company reserves the right to reject any and all tenders of any particular Existing Notes not properly tendered or reject any particular shares of Existing Notes the acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or condition of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such time as the Company shall determine. Neither the Company nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder that is not a broker-dealer or is a broker-dealer but is not receiving New Notes for its own account will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and that such holder is not an "affiliate" of the Company as defined in Rule 405 under the Securities Act or, if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker-dealer that is receiving New Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making or other trading activities will represent to the Company that it will deliver a prospectus in connection with any resale of such Existing Notes.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.


Withdrawal Rights

     Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal sent by letter, telegram or facsimile must be received by the Exchange Agent at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date at its address or facsimile number set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers of the certificate or certificates representing such Existing Notes and the aggregate principal amount of such Existing Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Transfer Agent with respect to the Existing Notes to register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Existing Notes" at any time prior to the Expiration Date.


Acceptance of Existing Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the New Notes promptly after acceptance of the Exchange Offer. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Existing Notes for exchange when the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of the New Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after timely receipt by the Company of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted Existing Notes will be returned without expense to the tendering holder thereof as promptly as practicable after the rejection of such tender or the expiration or termination of the Exchange Offer.


Untendered Existing Notes

     Holders of Existing Notes whose Existing Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto. Following consummation of the Exchange Offer, the holders of Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Existing Notes held by them. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.


Certain Conditions to the Exchange Offer

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or issue New Notes in exchange for, any Existing Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Existing Notes for exchange, any of the following events shall occur:

     (A) an injunction, order or decree shall have been issued by any court or governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

     (B) there shall occur a change in the current interpretation of the staff of the Commission which current interpretation permits the New Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of New Notes.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Existing Notes and return any Existing Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered shares of Existing Notes to withdraw their tendered Existing Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Existing Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Existing Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Existing Notes, if the Exchange Offer would otherwise expire during such period.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no New Notes will be issued in exchange for any such Existing Notes, if at any time any stop order shall be threatened by the Commission or in effect with respect to the Registration Statement.

     The Exchange Offer is not conditioned on any minimum principal amount of Existing Notes being tendered for exchange.


Exchange Agent

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions regarding Exchange Offer procedures and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


   By Mail:                              By Hand or Overnight Delivery:
     The Bank of New York                  The Bank of New York
     101 Barclay Street, 7E                101 Barclay Street
     New York, New York 10286              Corporate Trust Services Window
     Attention: Reorganization Section     Ground Level
                                           New York, New York 10286
                                           Attention: Reorganization Section

                                         By Facsimile:
                                           (212) 571-3080
                                           Confirm by Telephone:
                                           (212) 815-6333

     The Bank of New York is also the Transfer Agent for the Existing Notes and New Notes.

Solicitation of Tenders; Fees and Expenses

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The cash expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company.

     No person has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

Transfer Taxes

     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Existing Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of New Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holders.


Accounting Treatment

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Expenses incurred in connection with the issuance of the New Notes will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                             PLAN OF DISTRIBUTION

     Based on no action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirements of the Securities Act provided that New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes could not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Thus, any New Notes acquired by such holders will not be freely transferable except in compliance with the Securities Act.

     Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. For a period of 180 days after the Expiration Date, this Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of such New Notes. During such 180-day period, the Company will use its reasonable best efforts to make this Prospectus available to any broker-dealer for use in connection with such resale, provided that such broker-dealer indicates in the Letter of Transmittal that it is a broker-dealer.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                             DESCRIPTION OF NOTES

     Except as otherwise indicated, the following description relates both to the Existing Notes issued in the Offering and the New Notes, together with the New Guarantees, to be issued in exchange for the Existing Notes in the Exchange Offer. The form and terms of the New Notes are the same as the form and terms of the Existing Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes. The Existing Notes were issued, and the New Notes offered hereby will be issued, pursuant to an indenture (the "Indenture") dated as of October 16, 1997 by and among Community Distributors, Inc. (the "Company"), CDI Group, Inc. (the "Holding Company"), and The Bank of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the respective documents. The Indenture and the Registration Rights Agreement have been filed as exhibits to the registration statement of which this prospectus forms a part. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture or the Registration Rights Agreement, as applicable. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.


General

     The Notes are senior unsecured, general obligations of the Company, limited in aggregate principal amount to $80 million. The Notes will be issued only in fully registered form, without coupons, in denominations of $l,000 and integral multiples thereof.


Maturity, Interest and Principal

     The Notes will mature on October 15, 2004. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998, to the persons in whose names such Notes are registered at the close of business on the April 1 or October 1 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at The Bank of New York, 101 Barclay St., Floor 21W, N.Y., N.Y. 10286 Attn: Corporate Trust, Trustee Administrator.

     The Indenture will not contain provisions which would afford Holders of the Notes protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other similar transactions involving the Company or the Guarantors.


Ranking

     The indebtedness of the Company evidenced by the Notes ranks senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all other existing or future unsubordinated indebtedness of the Company, including indebtedness under the New Credit Facility. The Notes, however, are effectively subordinated to secured Indebtedness of the Company and the Guarantors (including Indebtedness under the New Credit Facility) with respect to the assets securing such Indebtedness.


Guarantees

     The Notes are fully and unconditionally guaranteed (the "Guarantees"), jointly and severally, on a senior unsecured basis by each of the Company's future Subsidiaries (the "Subsidiary Guarantors") and the Holding

Company (together with the Subsidiary Guarantors, the "Guarantors"). The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "--Certain Bankruptcy Limitations" below.

     Any right of the Company to receive the assets of any Subsidiary Guarantor upon such Subsidiary Guarantor's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) will be in effect subordinated by operation of law to the claims of such Subsidiary Guarantor's creditors (including trade creditors) and holders of its preferred stock, except to the extent that the Company is itself recognized as a creditor or preferred stockholder of such subsidiary.


Certain Bankruptcy Limitations

     Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See "Risk Factors--Fraudulent Conveyance Risks."

     If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.


Optional Redemption

     The Company will not have the right to redeem any Notes prior to October 15, 2001, except as provided in the immediately following paragraph. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 2001, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption
Date) together with accrued and unpaid interest thereon to the Redemption Date:


                 Year                Percentage
                 ----                ----------
            2001                     105.125%
            2002                     102.562%
            2003 and thereafter      100.000%

     Notwithstanding the foregoing, prior to October 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally outstanding at a redemption price of 110.25% of the principal amount thereof (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), plus accrued and unpaid interest thereon, if any, to the Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided, that at least 65% of the aggregate principal amount of the Notes originally outstanding remains outstanding immediately after the occurrence of such redemption; provided, further, that such notice of redemption shall be sent within 30 days after the date of closing of any such Equity Offering, and such redemption shall occur within 60 days after the date such notice is sent.

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes will not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.


Certain Covenants

     Repurchase of Notes at the Option of the Holder Upon a Change of Control

     The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

     As used herein, a "Change of Control" means (i) any merger or consolidation of the Company or the Holding Company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of either of the Company or the Holding Company on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transactions, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferees or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than an Excluded Person or the Holding Company) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of either of the Company or the Holding Company then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company or the Holding Company (together, in each case, with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company or the Holding Company, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or the Holding Company then in office, as applicable.

     On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly deliver to the Holders of Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Change of Control purchase feature of the Notes may make it more difficult or discourage a takeover of the Company or the Holding Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company, the Holding Company and the Initial Purchasers and is not the result of any intention on the part of the Company or the Holding Company, or their respective management, to discourage the acquisition of the Company or the Holding Company.


     The phrase "all or substantially all" of the assets of the Company or the Holding Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the Holding Company has occurred. In addition, because the Company's obligation to make an offer to repurchase Notes upon a "Change of Control" arises only upon transactions that fit within the definition of such term, it is possible that other transactions such as highly-leveraged transactions, which could result in an effective change in the control of the Company or the Holding Company, could occur that are not covered by such definition and, accordingly, would not cause this repurchase obligation to arise. In such an event, the holders of the Notes could be denied the benefits of the provision of the Indenture described above.



     The New Credit Facility contains provisions that would prohibit the purchase of the Notes in response to a Change of Control, unless all indebtedness thereunder has been paid in full. Furthermore, certain events that would constitute a Change of Control may constitute an event of default under the New Credit Facility. In addition, no assurances can be given that the Company or the Holding Company will have sufficient funds to, or otherwise be able to, acquire Notes tendered upon the occurrence of a Change of Control. Nevertheless, the Company's failure to make a Change of Control Offer or to purchase all Notes properly tendered pursuant to such a Change of Control Offer will constitute an Event of Default under the Indenture.

     Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.


     Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), except for Permitted Indebtedness.

     Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect to, such incurrence of Indebtedness or Disqualified Capital Stock and
(ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Interest Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Interest Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 (the "Debt Incurrence Ratio"), then the Company and its Subsidiaries may incur such Indebtedness or Disqualified Capital Stock.

     Indebtedness of any person which is outstanding at the time such person becomes a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.


     Limitation on Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (l) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the second paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company and its consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary of the Company, and (ii) to the extent applied in connection with a Qualified Exchange after the Issue Date), plus (c) the aggregate of cash capital contributions in the form of common equity made to the Company by the Holding Company. The foregoing clauses (2) and (3), however, will not prohibit Permitted Payments.

     The foregoing paragraph shall not prevent payments to the Holding Company to enable the Holding Company to pay federal, state or local tax liabilities, not to exceed the aggregate amount of (1) the amount of such tax liabilities that would be due from the Company or the Subsidiary Guarantors to the appropriate taxing authority if they were separate taxable entities to the extent that the Holding Company has an obligation to satisfy such federal, state or local tax liabilities relating to the operations, assets or capital of the Company or the Subsidiary Guarantors, plus (2) the amount of such tax liabilities that are due from the Holding Company with respect to the Holding Company's ownership of the Company's Capital Stock, as applicable; provided such payment shall either be used by the Holding Company to pay such federal, state or local tax liabilities within 90 days of its receipt of such payment or refunded to the payee. In addition, the Indenture specifically permitted the payment by the Company of the cash dividend on the Issue Date to the Holding Company in an amount of $45.0 million to enable it to pay the cash distribution to the securityholders of the Holding Company as stated under "Use of Proceeds."

     Limitation on Dividends and Other Payment Restrictions Affecting
Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under specified Indebtedness outstanding on the Issue Date or under any Acquired Indebtedness not incurred in violation of the Indenture or under any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (d) any such restriction or requirement imposed by Indebtedness incurred under clause (b) under the definition of "Permitted Indebtedness," provided such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date, (e) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, provided such restrictions apply solely to the Capital Stock or assets of such Subsidiary that are being sold and only to the extent such Subsidiary is so sold within 180 days of such event, (f) restrictions on transfer contained in Purchase Money Indebtedness, provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, (g) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements (other than agreements relating to Indebtedness) that restrict the assignment of such agreements or any rights thereunder, and (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clause (c) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor
(b) Liens permitted under the terms of the Indenture, shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

     Liens

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom unless the Company or such Subsidiary provides, concurrently therewith, that the Notes are equally and ratably secured, provided that, if such Lien is to secure Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes or the applicable Guarantee, as applicable, with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes or the Guarantee, as applicable; provided, further, that in the case of a Subsidiary, if such Subsidiary shall cease to be a Subsidiary Guarantor in accordance with the terms of the Indenture, such equal and ratable Lien shall, without any further action, cease to exist.


     Limitation on Sale of Assets and Subsidiary Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their respective property, business or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Capital Stock of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Capital Stock by a Subsidiary of the Company (an "Asset Sale"), unless (l)(a) within 180 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of the principal amount thereof, plus accrued interest to the date of payment, made within 180 days of such Asset Sale or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount is (i) invested in fixed assets and property (other than notes, bonds, obligations and securities) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or (ii) used to retire any Indebtedness ranking at least pari passu with the Notes and the Guarantees and to permanently reduce the amount of such Indebtedness (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), (2) at least 75% of the consideration for such Asset Sale consists of cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect to, such Asset Sale, and (4) in the case of any Asset Sale resulting in Net Cash Proceeds in excess of $500,000, the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.


     The Indenture provides that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l)(b) above (the "Excess Proceeds") exceeds $3.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement and no longer (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Notes properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

     Notwithstanding the foregoing provisions of the prior two paragraphs:

     (i) the Company and its Subsidiaries may in the ordinary course of business, convey, sell, lease, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

     (ii) the Company and its Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

     (iii) the Company and its Subsidiaries may convey, sell, lease, transfer, assign or otherwise dispose of assets to the Company or any of its Subsidiaries;

     (iv) the Company and its Subsidiaries may in the ordinary course of business sell, transfer, convey or otherwise dispose of Third Party Plan Receivables in customary factoring arrangements; and

     (v) the Company and its Subsidiaries may consummate any sale or series of related sales of assets or properties of the Company and its Subsidiaries having an aggregate Fair Market Value of less than $1.0 million in any fiscal year.

     Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.


     Limitation on Transactions with Affiliates

     The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless such Affiliate Transaction is made in good faith, the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, as the case may be, and are no less favorable than the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with persons who are not Affiliates.

     Without limiting the foregoing, any Affiliate Transaction or series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (1) involving consideration to either party in excess of $1.0 million, must be evidenced by an Officers' Certificate addressed and delivered to the Trustee stating that the terms of such Affiliate Transaction are fair and reasonable to the Company or such Subsidiary, and no less favorable to the Company or such Subsidiary, than could have been obtained in an arm's length transaction with a non-Affiliate, and (2) involving consideration to either party in excess of $5.0 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company or such Subsidiary from a financial point of view from an independent investment banking firm of national reputation.

     The foregoing provisions shall not apply to any Restricted Payment that is made in compliance with or exempt from the provisions described in the first paragraph under the heading "Limitation on Restricted Payments."


     Limitation on Merger, Sale or Consolidation

     The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation, is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation, is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation, would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the second paragraph under the heading "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Each Subsidiary will not, and the Company will not cause or permit any Subsidiary to, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) the Subsidiary is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation, is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Subsidiary in connection with its Guarantee; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect to such transaction; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio described in the second paragraph under the heading "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Any such transaction with and into the Company (with the Company being the surviving entity) or another Subsidiary that is a Wholly owned Subsidiary of the Company need not comply with this covenant. Notwithstanding the foregoing provisions of this paragraph, upon the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary or all or substantially all of the assets of such Subsidiary to an entity which is not a Subsidiary of the Company, which transaction complies with the provisions of the covenant described under "Limitation on Sale of Assets and Subsidiary Stock," such sale or disposition shall be permitted under the Indenture and such Subsidiary shall be deemed released from all of its obligations under its Guarantee of the Notes without complying with the provisions of this paragraph.


     Limitation on Lines of Business

     The Indenture provides that neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.


     Restriction on Sale and Issuance of Subsidiary Stock

     The Indenture provides that the Company will not issue or sell, and will not permit any of its Subsidiaries to issue or sell, any shares of Capital Stock of any Subsidiary of the Company to any person other than the Company or a Wholly owned Subsidiary of the Company, except for shares of common stock with no preferences or special rights or privileges and with no redemption or prepayment provisions.


     Future Subsidiary Guarantors

     The Indenture provides that all present and future Subsidiaries of the Company jointly and severally will guarantee irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a senior basis.


     Limitation on Status as Investment Company

     The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

     The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and, to each Holder and to prospective purchasers of Notes identified to the Company by an Initial Purchaser, within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.


Events of Default and Remedies

     The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,
(ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, (iii) the failure by the Company or any Guarantor to observe or perform any other covenant or agreement contained in the Notes, the Guarantees or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (v) a default in any Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $2.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $2.0 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days and (vii) except for any release of a Guarantee in accordance with the covenant "Limitation on Merger, Sale or Consolidation," any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the terms of the Indenture). The Indenture provides that if an Event of Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such Event of Default.

     If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv) above, relating to the Company or any Significant Subsidiary) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and accrued interest thereon to be due and payable immediately. If an Event of Default specified in clause
(iv) above, relating to the Company or any Significant Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of the Notes then outstanding generally are authorized to rescind such acceleration if all existing Events of Default (other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration) have been cured or waived, except a default with respect to any provision which cannot be modified or amended by majority approval.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all of the Holders any default, except a default with respect to any provision requiring supermajority approval to amend, which default may only be waived by such supermajority, and except a default in the payment of principal of, premium on, or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.


Legal Defeasance and Covenant Defeasance

     The Indenture provides that the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by, and the Indenture shall cease to be of further effect as to, all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and other insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Trustee, for the exclusive benefit of the Holders of the Notes, must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance before the date that is one year prior to the Stated Maturity, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
(iii) in the case of Covenant Defeasance before the date that is one year prior to the Stated Maturity, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, clauses
(i) through (vi)
and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

     If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of premium, if any, and interest on the Notes when due, then the obligations of the Company and the Guarantors under the Indenture will be revived and no such defeasance will be deemed to have occurred.


Amendments and Supplements

     The Indenture contains provisions permitting the Company, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; except that any amendments or supplements to the provisions relating to the provisions described under the heading "Repurchase of Notes at the Option of the Holder Upon a Change of Control" in a manner adverse to the Holders shall require the consent of Holders of not less than 66-2/3% of the aggregate principal amount of Notes at the time outstanding; provided, further, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or Asset Sale Offer Price or alter the redemption provisions of the Indenture in a manner adverse to the Holders, (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby or (iv) cause the Notes or any Guarantee to become subordinate in right of payment to any other Indebtedness.


No Personal Liability of Partners, Stockholders, Officers, Directors

     The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Company or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is the Company or a Guarantor.


Certain Definitions

     "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company or is merged or consolidated into or with the Company or one of its Subsidiaries.

     "Acquisition" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, stock purchase, merger, consolidation, or other transfer, and whether or not for consideration.

     "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided, that, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

     "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.


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

     "Beneficial Owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capital Stock" means, (i) with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise Capital Stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Capitalized Lease Obligation" means rental obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

     "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) or (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by any other issuer which is rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition.

     "Consolidated Cash Flow" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense, (ii) consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is less than wholly owned shall only be added to the extent of the equity interest of the Company in such Subsidiary, and (iii) Consolidated Interest Expense.

     "Consolidated Interest Coverage Ratio" of any person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated Cash Flow of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses that would in accordance with GAAP be deemed to be discontinued operations) for the Reference Period to (b) the aggregate Consolidated Interest Expense of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Interest Expense would no longer be obligations contributing to such person's Consolidated Interest Expense subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation,
(i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Interest Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,
(iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Interest Expense of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Interest Expense" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, and (y) interest expense attributable to any Indebtedness represented by the guarantee by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

     "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) (i) in calculating Consolidated Net Income for the purposes of the Debt Incurrence Ratio covenant described in the second paragraph under the heading "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock, " all gains and losses and (ii) in calculating Consolidated Net Income for the purposes of the covenant described under the heading "Limitation on Restricted Payments," all gains but not losses, in each case which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss, as applicable, from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock), (b) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,
(d) the net income, if positive, of any of such person's Consolidated Subsidiaries in the event and solely to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and (e) the effects of changes in accounting principles.

     "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person resulting from or in connection with the transaction or series of related transactions giving rise to the calculation of the Consolidated Net Worth of such person at such date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

     "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

     "Credit Agreement" means the Credit Agreement described under "Description of New Credit Facility and Certain Other Indebtedness," including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same


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agent, trustee, representative, lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to such credit agreement and all refundings, refinancings and replacements of such credit agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such additional Indebtedness is incurred it would not be prohibited by the covenant described under the heading "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

     "Disqualified Capital Stock" means (a) except as set forth in clause (b) of this paragraph, with respect to any person, Capital Stock of such person that, by its terms or by the terms of any security into which it is then convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Capital Stock other than any common stock with no preference, privileges, or redemption or repayment provisions.

     "Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the SEC in accordance with the Securities Act the consequence of which is that the common stock of either the Company or the Holding Company is listed on a national securities exchange or quoted on the national market system of NASDAQ and, in the case of an Equity Offering of the Common Stock of the Holding Company, all the net proceeds (after payment of related transaction costs) of such Equity Offering are contributed as common equity to the Company.

     "Excluded Person" means collectively or individually BancBoston Ventures Inc. and Harvest Partners, Inc. and all Related Persons of such person.

     "Exempted Affiliate Transaction" means (a) customary employee or director compensation arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company or its Subsidiary, as applicable, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" and payable, in form and amount, on a pro rata basis to all holders of Common Stock of the Company (after taking into account the exercise of one or more outstanding options or warrants), (c) transactions solely between the Company and any of its Wholly owned Subsidiaries or solely among Wholly owned Subsidiaries of the Company, (d) transactions set forth in clauses (i) or (iii) of the definition of "Permitted Payments" and (e) the payment to Mr. Frank Marfino and Mr. Todd Pluymers of performance related bonuses in an aggregate amount not to exceed $1.4 million to be paid no later than the first anniversary of the Issue Date.

     "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

     "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise


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

its legal liability or which are secured by any assets or property of such person and all obligations to purchase, redeem or acquire any Capital Stock; and (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a),
(b) or (c), or this clause (d), whether or not between or among the same parties. Indebtedness shall not include obligations of any person resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices.

     "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

     "Investment" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant described under the heading "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; and (d) the making of any capital contribution by such person to such other person.

     "Issue Date" means the date of first issuance of the Notes under the Indenture.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

     "Management Fee Agreements" means the Management Fee Agreements, dated as of January 30, 1995, as amended, between the Company and BancBoston Ventures Inc. and Harvest Partners Inc., respectively, each substantially as in effect on the Issue Date.

     "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

     "Permitted Indebtedness" means, without duplication (a) Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof; (b) Indebtedness of the Company and its Subsidiaries incurred under or in respect of the Credit Agreement up to an aggregate amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness in whole or in part) at any time of $20.0 million, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale; (c) Refinancing Indebtedness incurred by the Company


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

and its Subsidiaries, as applicable, with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a) and (b) above, incurred pursuant to the second paragraph under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or which is outstanding on the Issue Date; (d) Indebtedness incurred by the Company or its Subsidiaries in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness in whole or in part) of up to $5.0 million, minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale; and (e) Indebtedness incurred by the Company to any of its Subsidiaries, and Indebtedness incurred by any Subsidiary to any other Subsidiary or to the Company; provided, that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes.

     "Permitted Lien" means any of the following:

     (a) Liens existing on the Issue Date;

     (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

     (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

     (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

     (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

     (h) Liens securing the Notes;

     (i) Liens securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided in each case that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

     (j) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets of property;

     (k) Liens consisting of customary restrictions on assignment or transfer in any lease or other agreement not relating to Indebtedness;

     (l) Liens on the applicable accounts receivables, proceeds and contract rights securing the Company's obligations with respect to a customary factoring arrangement of Third Party Plan Receivables; and

     (m) Liens securing Permitted Indebtedness of the type referred to in clauses (b) and (d) of the definition of Permitted Indebtedness, and any Refinancing Indebtedness with respect to such Indebtedness.

     "Permitted Payments" means (i) (a) payments to the Holding Company in an amount not to exceed $250,000 in the aggregate in any fiscal year sufficient to permit the Holding Company to pay reasonable and necessary operating expenses and other general corporate expenses (including any reasonable professional fees and expenses) and (b) cash dividends to the Holding Company to the extent necessary to permit the Holding Company to repurchase common stock, stock options and stock equivalents or other equity securities of the Holding Company held by departing or deceased directors, officers or employees of the Holding Company, the Company or any Subsidiary Guarantor ("Management Holders"), provided that the aggregate amount of all such repurchases shall not exceed $500,000 during any fiscal year or $2,000,000 during the term of the Notes (plus the net cash proceeds received by the Company after the Issue Date as a capital contribution in the form of common equity from the sale to Management Holders of such equity securities of the Holding Company); (ii) a Qualified Exchange; (iii) payments made pursuant to the Management Fee Agreements; or
(iv) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Permitted Payment made pursuant to the foregoing clause (iv) (but not pursuant to clauses (i), (ii) and (iii)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the covenant described under the heading "Limitation on Restricted Payments."

     "Purchase Money Indebtedness" means any Indebtedness of such person to any seller or other person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any after acquired real or personal tangible property, which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently with such acquisition and is secured only by the assets so financed.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

     "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

     "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of premium paid in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness Refinanced) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have no installment of principal (or redemption payment) scheduled to come due earlier than the scheduled maturity of any installment of principal of the Indebtedness or Disqualified Capital Stock to be so refinanced which was scheduled to come due prior to the Stated Maturity or a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.


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

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

     "Related Person" means any person who controls, is controlled by or is under common control with an Excluded Person; provided that for purposes of this definition "control" means the beneficial ownership of more than 50% of the total voting power of a person normally entitled to vote in the election of directors, managers or trustees, as applicable of a person.

     "Restricted Investment" means, in one or a series of related transactions, any Investment, other than investments in (a) Cash Equivalents, and (b) the Company or a Wholly owned Subsidiary that is engaged in a Related Business; provided, however, that a merger of another person with or into the Company or any of its Subsidiaries shall not be deemed to be a Restricted Investment so long as the surviving entity is the Company or a direct Wholly owned Subsidiary.

     "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Capital Stock of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Capital Stock of such person or any parent or Subsidiary of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a parent or Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its Wholly owned Subsidiaries, by the Company or any of its Subsidiaries.

     "Significant Subsidiary" means any Subsidiary of the Company that would be a "significant subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, as such Rule is in effect on the Issue Date.

     "Stated Maturity," when used with respect to any Note, means October 15, 2004.

     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect.

     "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner and in which such person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

     "Third Party Plan Receivable" means a right to receive payment from a managed health care provider or other third party payer (a "Third Party Plan") resulting from a sale to customers associated with a Third Party Plan of pharmacy goods or services by a person pursuant to an arrangement with such Third Party Plan under which such Third Party Plan is obligated to pay for such goods or services under terms that permit the purchase of such goods or services on credit.

     "U.S. Government Obligations" means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

     "Wholly owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or one or more Wholly owned Subsidiaries of the Company.


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

Book-Entry; Delivery; Form and Transfer

     Except as set forth below, the New Notes will initially be issued in the form of one or more registered New Notes in global form (the "Global Notes"). Each Global Note representing New Notes will be deposited on the date of the closing of the Exchange Offer (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary. Interests in Global Notes will be available for purchase only by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs").

     Notes that are (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not QIBs or to any other person who are not QIBs or
(ii) issued as described below under "Certificated Securities," will be issued in registered form without coupons (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities, such Certificated Securities will, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of New Notes being transferred.

     The Depository has advised the Company that it is (i) a limited-purpose trust company organized under the laws of the State of New York, (ii) a member of the Federal Reserve System, (iii) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold New Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not QIBs may not hold New Notes through the Depositary.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer New Notes or to pledge the New Notes as collateral will be limited to such extent. The New Notes will be subject to certain other restrictions on transferability.

     So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interests, to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of New Notes or a QIB that is an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participants would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instructions of such QIBs. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such New Notes.

     Payments with respect to the principal of, premium, if any, and interest on any New Notes represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global Note representing such new Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.


     Certificated Securities

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture, or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes, then, upon surrender by the Depositary of its Global Note or Global Notes, Certificated Securities will be issued to each person that the Depositary identifies as the beneficial owner of the New Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related New Note and such person may conclusively rely on, and shall be protected in relying on instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by DTC or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.


     Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion of certain of the anticipated federal income tax consequences of an exchange of the Existing Notes for New Notes and of the purchase, ownership, and disposition of the New Notes is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary, and proposed regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The following summary is not binding on the Internal Revenue Service ("IRS") and there can be no assurance that the IRS will take a similar view with respect to the tax consequences described below. No ruling has been or will be requested by the Company from the IRS on any tax matters relating to the New Notes or the Exchange Offer. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold New Notes as part of a straddle or conversion transactions or holders subject to the alternative minimum tax, may be subject to special rules. In addition, the summary is limited to persons that will hold the New Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. ALL INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES.



Taxation of Holders on Exchange

     An exchange of Existing Notes for New Notes should not be a taxable event to holders of Existing Notes, and holders should not recognize any taxable gain or loss as a result of such an exchange. Accordingly, a holder would have the same adjusted basis and holding period in the New Notes as it had in the Existing Notes immediately before the exchange. Further, the tax consequences of ownership and disposition of any New Notes should be the same as the tax consequences of ownership and disposition of Existing Notes.



Market Discount

     If a holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the exchange of the market discount which has not previously been included in income and is treated as having accrued on such a Note at the time of such payment or disposition. In addition, the holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.


     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the holder elects to accrue on a constant interest method. A holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.



Amortizable Bond Premium

     A holder that purchases a Note for an amount in excess of the sum of its principal amount will be considered to have purchased the Note at a "premium." A holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the holder's interest income from the Note. Bond premium on a Note held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Exchange and Retirement of Notes

     A holder's tax basis in a Note will, in general, be the holder's cost therefor, increased by market discount previously included in income by the holder and reduced by any amortized premium. Upon the sale, exchange or retirement of a Note, a holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to market discount, such gain or loss will be capital gain or loss and will, as a general rule, be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than eighteen months. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.


Backup Withholding

     In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on Notes and to the proceeds of sale of a Note made to holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

     THE UNITED STATES FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY OR MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF EXISTING NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.


                        INDEPENDENT PUBLIC ACCOUNTANTS


     The financial statements of the Company as of July 26, 1997, July 28, 1996 and July 30, 1995 and for the fiscal years ended July 26, 1997 and July 28, 1996 and the six month period ended July 30, 1995 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein. The financial statements of the Predecessor Company for the six month period ended January 29, 1995, included in this Prospectus have been audited by Arthur Andersen LLP, independent accountants, as stated in their report appearing herein. The consolidated financial statements of the Holding Company as of July 26, 1997, July 28, 1996 and July 30, 1995 and for the fiscal years ended July 26, 1997 and July 28, 1996 and the six month period ended July 30, 1995 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein.



                                 LEGAL MATTERS

     The validity of the Exchange Notes will be passed upon for the Company by Bingham Dana LLP, Boston, Massachusetts.


                             AVAILABLE INFORMATION

     The Company has agreed that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each holder of the Notes and to prospective purchasers of the Notes identified to the Company by an Initial Purchaser, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. In addition, from and after the effectiveness of the registration statement of which this prospectus is a part of the Shelf Registration Statement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

     Once the Registration Statement has been declared effective by the Commission, the Company and the Holding Company will become subject to the informational requirements of the Exchange Act and in accordance therewith will be required to file reports and other information with the Commission. When filed, the Registration Statement and the exhibits thereto, as well as such reports and other information to be filed by the Company and the Holding Company with the Commission, may be inspected, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the regional offices of the Commission at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Company and the Holding Company will be required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site, located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain statements that may be considered "forward-looking." Such forward-looking statements include, among other things, management's expectations about industry trends including, without limitation, industry revenue and profit growth rates, the rates of public participation in Third-Party Plans and the impact of such participation on margins, sales and profitability, the correlation of sales of non-pharmacy merchandise with sales of pharmaceutical products, the correlation of sales rates with the aging of the population and introduction of new drugs, and projections of such rates and correlations, and the impact of various factors on market shares of independent drugstore chains, national chains, and regional chains. Forward-looking statements are also made concerning the Company's expectations regarding increased customer traffic, the Company's expectations regarding future regulatory developments and health care reform, the relationship between the Company's margins and its purchasing practices, product mix and inventory controls, the Company's business strategy and expectations concerning possible expansion by the Company, including the opening of new Drug Fair stores or pharmacies in Cost Cutters locations, the Company's ability to obtain adequate supplies of pharmaceuticals and general merchandise, the Company's ability to maintain its gross profit margins in the face of pressure on pharmaceutical profit margins as a result of an increase in Third-Party Plan pharmaceutical sales, the Company's ability to minimize store maintenance expenses, the Company's ability to decrease the amount of time necessary for a new store to become profitable through the purchase of prescription customer files, the Company's ability to cost-effectively consolidate its administrative and distribution functions in a single new location and integrate a new MIS system at that facility and accommodate any "Year 2000" problems, the Company's ability to extend leases for current store locations, or find new leases for attractive store locations at favorable rates, and the Company's ability to generate cash flow or make borrowings sufficient to pay interest and principal on the Notes. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Prospective investors in the Notes offered hereby are cautioned that although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be materially incorrect. The uncertainties in this regard include, but are not limited to, those identified in the section of this Prospectus entitled "Risk Factors." In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved and prospective investors in the Notes should not place undue reliance on such forward-looking statements. The Company disclaims any obligation to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                           Page
                                                                                           -----
The Predecessor Company
Report of Independent Public Accountants  ................................................  F-3
Statements of Income and Undistributed Earnings for the Six Months Ended January 29, 1995   F-4
Statement of Cash Flows for the Six Months Ended January 29, 1995 ........................  F-5
Notes to Financial Statements for the Six Months Ended January 29, 1995 ..................  F-6
The Company
Report of Independent Accountants   ......................................................  F-9
Balance Sheets as of July 28, 1996 and July 26, 1997  .................................... F-10
Statements of Income for the Six Months Ended July 30, 1995 and the Years Ended
 July 28, 1996 and July 26, 1997 ......................................................... F-11
Statements of Cash Flows for the Six Months Ended July 30, 1995 and the Years Ended
 July 28, 1996 and July 26, 1997 ......................................................... F-12
Statements of Stockholder's Equity for the Six Months Ended July 30, 1995, and the
 Years Ended July 28, 1996 and July 26, 1997 ............................................. F-13
Notes to Financial Statements ............................................................ F-14
The Holding Company
Report of Independent Accountants   ...................................................... F-22
Consolidated Balance Sheets as of July 28, 1996 and as of July 26, 1997 .................. F-23
Consolidated Statements of Income for the Six Months Ended July 30, 1995 and
 the Years Ended July 28, 1996, and July 26, 1997  ....................................... F-24
Consolidated Statements of Cash Flows for the Six Months Ended July 30, 1995 and
 the Years Ended July 28, 1996 and July 26, 1997   ....................................... F-25
Consolidated Statements of Stockholders' Equity for the Six Months Ended July 30, 1995,
 and the Years Ended July 28, 1996 and July 26, 1997  .................................... F-26
Notes to Consolidated Financial Statements     F-27-F-36
The Company (Unaudited)
Condensed Consolidated Statements of Operations--Three Months Ended October 25, 1997
 and October 26, 1996   .................................................................. F-37
Condensed Balance Sheets--As of July 26, 1997 and October 25, 1997   ..................... F-38
Condensed Statements of Cash Flows--Three Months Ended October 25, 1997
 and October 26, 1996   .................................................................. F-39
Notes to Condensed Financial Statements   ................................................ F-40
The Holding Company (Unaudited)
Condensed Consolidated Statements of Operations--Three Months Ended October 25, 1997
 and October 26, 1996   .................................................................. F-41
Condensed Consolidated Balance Sheets--As of July 26, 1997 and October 25, 1997  ......... F-42
Condensed Consolidated Statements of Cash Flows--Three Months Ended October 25, 1997
 and October 26, 1996   .................................................................. F-43
Notes to Condensed Consolidated Financial Statements  .................................... F-44

                                                                                         Page
                                                                                         -----
Financial Statement Schedules
Report of Independent Accountants ...................................................... F-45
Schedule II--Summary of Valuation and Qualifying Accounts--Community Distributors, Inc.  F-46
Report of Independent Accountants ...................................................... F-47
Schedule II--Summary of Valuation and Qualifying Accounts--CDI Group, Inc.  ............ F-48

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Community Distributors, Inc.:


     We have audited the accompanying statements of income and undistributed earnings and cash flows of Community Distributors, Inc. (a Delaware corporation) for the six months ended January 29, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Community Distributors, Inc. and its cash flows for the six month period ended January 29, 1995 in conformity with generally accepted accounting principles.




Roseland, New Jersey                                        ARTHUR ANDERSEN LLP
March 10, 1995

                         COMMUNITY DISTRIBUTORS, INC.
                            THE PREDECESSOR COMPANY

                STATEMENTS OF INCOME AND UNDISTRIBUTED EARNINGS
                   FOR THE SIX MONTHS ENDED JANUARY 29, 1995




                                                                         Six Months
                                                                           Ended
                                                                         January 29,
                                                                            1995
                                                                        ----------------
NET SALES   .........................................................    $101,687,000
COST OF SALES  ......................................................      72,469,000
                                                                         ------------
   Gross profit   ...................................................      29,218,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE  ........................      22,352,000
                                                                         ------------
   Operating income  ................................................       6,866,000
OTHER INCOME, net ...................................................         595,000
                                                                         ------------
   Income before provision for state income taxes  ..................       7,461,000
PROVISION FOR STATE INCOME TAXES ....................................         186,000
                                                                         ------------
   Net income  ......................................................       7,275,000
UNDISTRIBUTED EARNINGS ("S" Corporation), beginning of period  ......      19,550,000
DISTRIBUTIONS TO STOCKHOLDERS .......................................      (4,887,000)
                                                                         ------------
UNDISTRIBUTED EARNINGS ("S" Corporation), end of period  ............    $ 21,938,000
                                                                         ============



                 The accompanying notes to financial statements
                    are an integral part of this statement.

                         COMMUNITY DISTRIBUTORS, INC.
                            THE PREDECESSOR COMPANY

                            STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED JANUARY 29, 1995




                                                                               Six Months
                                                                                 Ended
                                                                               January 29,
                                                                                  1995
                                                                              --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ...............................................................   $ 7,275,000
 Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization   .......................................       884,000
    LIFO provision   ......................................................     1,337,000
    Cash received from supplier advances  .................................       140,000
    Revenue recognized from supplier advances   ...........................      (623,000)
    Changes in operating assets and liabilities--
      Receivables .........................................................      (554,000)
      Inventories .........................................................    (2,280,000)
      Prepaid expenses  ...................................................        81,000
      Due from affiliates  ................................................        33,000
      Other assets   ......................................................       306,000
      Accounts payable, accrued liabilities and state income taxes payable       (883,000)
      Other liabilities ...................................................        (9,000)
                                                                              ------------
         Net cash provided by operating activities ........................     5,707,000
CASH FLOWS USED IN INVESTING ACTIVITIES--
 Capital expenditures   ...................................................    (1,313,000)
CASH FLOWS USED IN FINANCING ACTIVITIES--
 Distributions to stockholders   ..........................................    (4,887,000)
                                                                              ------------
         Net decrease in cash and short-term investments ..................      (493,000)
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING OF FISCAL YEAR ...............    17,296,000
                                                                              ------------
CASH AND SHORT-TERM INVESTMENTS AT END OF FISCAL YEAR .....................   $16,803,000
                                                                              ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the fiscal year for--
   Income taxes   .........................................................   $   110,000
   Interest ...............................................................             0


                 The accompanying notes to financial statements
                    are an integral part of this statement.

                         COMMUNITY DISTRIBUTORS, INC.
                            THE PREDECESSOR COMPANY

                         NOTES TO FINANCIAL STATEMENTS


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


   Company Business-
      Community Distributors, Inc. (the Company) owns and operates a chain of specialty drug stores under the name "Drug Fair" and deep discount general merchandise stores under the name "Cost Cutters."

   Accounting Year-
      The Company maintains its accounts on a 52-53 week year ending on the last Sunday in July. The fiscal period ended January 29, 1995 included 26 weeks.


   Use of Estimates-
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

   Cash and Short-Term Investments-
      Cash and short-term investments include cash on deposit with banks and investments having a maturity of three months or less.

   Inventories-
      Store and warehouse inventories are stated at the lower of cost, using the last-in, first-out method (LIFO), or market. If the first-in, first-out method (FIFO) of inventory accounting had been used, inventories would have been $6,893,000 higher than reported at January 29, 1995.

   Depreciation and Amortization-
      Property and equipment are stated at cost and depreciation is provided using the straight-line method over the expected useful lives of the applicable assets. Leasehold improvements are amortized over the expected useful life of the improvement or the life of the lease, whichever is shorter.

   Supplier Advances-
      Included in the accompanying balance sheet at January 29, 1995 is $4,637,000 representing advances received related to inventory supply agreements. Such amounts are being amortized as a reduction of cost of sales over the term of the applicable supply agreements (periods ranging from three to five years).

   S Corporation Election-
      The Company and its stockholders elected to be taxed as an S Corporation for fiscal years beginning after July 26, 1987, under the provisions of Subchapter S of the Internal Revenue Code. As such, the taxable income or losses of the Company are included in the individual tax returns of the stockholders for Federal income tax purposes. Effective with the fiscal year beginning July 26, 1993, the Company and its stockholders elected to be taxed as an S Corporation under the provisions of the tax regulations for the State of New Jersey. Accordingly, the tax rate used by the Company in determining its provision for state income taxes was 2.350% for the six months ended January 29, 1995. Effective with this change, the taxable income or losses of the Company are included in the individual state income tax returns of the stockholders. Deferred income taxes are provided on transactions recorded for financial statement purposes in periods different from that in which such transactions are recorded for tax purposes. The differences relate primarily to liabilities for supplier advances which are reflected as income when the advances are received and the use of accelerated methods of depreciation and amortization for income tax purposes. Deferred taxes totaling approximately $146,000 as of January 29, 1995 and are included in other assets in the accompanying balance sheet.

                         COMMUNITY DISTRIBUTORS, INC.
                            THE PREDECESSOR COMPANY

                   NOTES TO FINANCIAL STATEMENTS (Continued)


(2) FINANCING ARRANGEMENT:


      The Company has a short-term line of credit totaling $7,500,000. This line of credit bears interest at the bank's prime rate (8.50% at January 29, 1995). Borrowings under the line of credit are unsecured. There were no borrowings outstanding under the line of credit at January 29, 1995. Under the line of credit agreement the Company may use up to $2,500,000 to secure letters of credit. The Company was committed to $705,000 in outstanding letters of credit at January 29, 1995.


(3) COMMITMENTS:

   Litigation-
      The Company is party to various legal actions arising in the normal course of its business. The Company believes that the disposition of such actions, individually or in the aggregate, will not have a material adverse effect on the financial position or results of operations of the Company.


   Leases-
      The Company conducts all of its warehousing and retailing operations from leased facilities. These leases, which may be renewed for periods ranging from five to thirty years, generally provide that the Company pay insurance, maintenance costs and property taxes. These additional charges are subject to escalation for increases in the related costs. Minimum rental commitments under long-term noncancelable operating leases are as follows-



                                    Related
                                  Party (Note 4)   Third Party        Total
                                  ---------------  -------------   ------------
     Fiscal years ending January-
      1996  ..................       $  401,000     $ 6,224,000     $ 6,625,000
      1997  ..................          401,000       6,240,000       6,641,000
      1998  ..................          401,000       6,158,000       6,559,000
      1999  ..................          183,000       5,915,000       6,098,000
      2000  ..................                0       5,808,000       5,808,000
      Thereafter  ............                0      25,704,000      25,704,000
                                     ----------     -----------     -----------
                                     $1,386,000     $56,049,000     $57,435,000
                                     ==========     ===========     ===========

      Rental expense for all leases aggregated $3,172,000 for the six months ended January 29, 1995.


(4) RELATED PARTY TRANSACTIONS:

   The Company is a guarantor of a loan from a bank to a real estate holding company owned by the stockholders of the Company. The loan amounted to $607,000 at January 29, 1995. This real estate company owns the buildings in which the Company conducts its warehousing and one of its retailing operations. Rents paid to the real estate company were approximately $201,000 during the six months ended January 29, 1995. In connection with the sale of the Company (Note 5) on January 30, 1995, the Company was relieved of its obligation to guarantee the loan.

   During fiscal 1991, the Company entered into a line of credit agreement with the real estate company to finance the construction of an addition to the facility it rents to the Company and the construction of an additional facility at the same location. During fiscal 1992, the balance outstanding (approximately $2 million) was converted into a 15 year mortgage agreement. The mortgage was originally scheduled to mature in April 2007 and bore interest at 8.5% per annum. In connection with the sale of the Company (Note
   5) on January 30, 1995, the balance due under this mortgage agreement was paid in full and, accordingly, has been included as a current asset in the accompanying balance sheet.

                         COMMUNITY DISTRIBUTORS, INC.
                            THE PREDECESSOR COMPANY

                   NOTES TO FINANCIAL STATEMENTS (Continued)

(5) SALE OF THE COMPANY:

   On January 30, 1995, the Company's stockholders sold their shares in the Company to Newrxco, Inc., a newly formed acquisition company, for approximately $75,000,000. The accompanying balance sheet does not give effect to this sale, which will be accounted for under the purchase method of accounting.

   As a result of the sale, the Company will no longer qualify to be taxed as an S Corporation for either Federal or New Jersey State income tax purposes. Without giving effect to adjustments to allocate the purchase price for this sale, the effect of terminating the S Corporation tax treatment would be to increase deferred tax assets and stockholders' equity by approximately $2.3 million as of January 29, 1995, and to recognize Federal and state income tax benefits associated with temporary differences (primarily supplier advances). This adjustment has not been reflected in the accompanying balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of
Community Distributors, Inc.:

     We have audited the accompanying balance sheets of Community Distributors, Inc. (a Delaware corporation) as of July 26, 1997 and July 28, 1996, and the related statements of income, cash flows and stockholder's equity for the fiscal years then ended and for the six months ended July 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Distributors, Inc. as of July 26, 1997 and July 28, 1996, and the results of its operations and its cash flows for the fiscal years then ended, and for the six months ended July 30, 1995, in conformity with generally accepted accounting principles.


                                                  COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
October 9, 1997, except for Note 9 for
which the date is October 16, 1997.

                         COMMUNITY DISTRIBUTORS, INC.

                                 BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)



                                                                       As of             As of
                                                                   July 28, 1996     July 26, 1997
                                                                   ---------------   --------------
ASSETS:
 CURRENT ASSETS:
   Cash and cash equivalents   .................................      $  3,623         $  1,870
   Accounts receivable   .......................................         3,270            2,614
   Inventory ...................................................        28,196           30,233
   Prepaid expenses and other current assets  ..................           740            1,085
                                                                      --------         --------
       Total current assets ....................................        35,829           35,802
 PROPERTY AND EQUIPMENT:
   Leasehold improvements   ....................................         5,084            5,217
   Furniture, fixtures and equipment ...........................         6,220            7,195
   Automobiles and trucks   ....................................           410              551
                                                                      --------         --------
                                                                        11,714           12,963
   Less: Accumulated depreciation and amortization  ............        (2,381)          (4,314)
                                                                      --------         --------
       Property and equipment, net   ...........................         9,333            8,649
   Beneficial leaseholds, net  .................................         2,704            2,127
   Other assets ................................................            63               91
   Deferred financing costs, net  ..............................           464              356
   Deferred tax assets   .......................................         1,104              712
   Goodwill, net   .............................................        35,434           33,519
                                                                      --------         --------
       Total assets   ..........................................      $ 84,931         $ 81,256
                                                                      ========         ========
LIABILITIES:
 CURRENT LIABILITIES:
   Current portion of long-term debt ...........................      $  4,675         $  4,750
   Accounts payable   ..........................................        11,698           14,796
   Accrued liabilities   .......................................         3,563            3,587
   Deferred tax liabilities ....................................         1,746              391
   Current portion of supplier advances ........................         1,340            1,900
   Income taxes payable  .......................................         1,611              503
                                                                      --------         --------
       Total current liabilities  ..............................        24,633           25,927
 LONG-TERM DEBT ................................................        34,490           24,519
 SUPPLIER ADVANCES, net of current portion .....................         1,965            1,353
 OTHER LIABILITIES .............................................         1,037            1,402
 DUE TO PARENT  ................................................            34              720
                                                                      --------         --------
       Total liabilities .......................................        62,159           53,921
 COMMITMENTS AND CONTINGENCIES
 STOCKHOLDER'S EQUITY:
   Common stock, $.01 par value, 1,000 shares authorized, issued
    and outstanding   ..........................................            --               --
   Additional paid-in capital  .................................        18,000           18,000
   Retained earnings  ..........................................         4,772            9,335
                                                                      --------         --------
       Total stockholder's equity ..............................        22,772           27,335
                                                                      --------         --------
       Total liabilities and stockholder's equity   ............      $ 84,931         $ 81,256
                                                                      ========         ========

   The accompanying notes are an integral part of these financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                             STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)



                                                        For the Six         For the           For the
                                                        Months Ended      Year Ended        Year Ended
                                                       July 30, 1995     July 28, 1996     July 26, 1997
                                                       ---------------   ---------------   --------------
Net sales ..........................................       $96,171          $215,731          $231,033
Cost of sales   ....................................        67,686           152,645           163,157
                                                           -------          --------          --------
   Gross profit ....................................        28,485            63,086            67,876
Selling, general and administrative expenses  ......        21,635            47,487            50,831
Administrative fees   ..............................           125               250               250
Depreciation and amortization  .....................         1,980             4,341             4,399
Other income, net  .................................           205               353               401
                                                           -------          --------          --------
   Operating income   ..............................         4,950            11,361            12,797
Interest expense, net ..............................         2,284             3,998             3,018
                                                           -------          --------          --------
   Income before income taxes  .....................         2,666             7,363             9,779
Provision for income taxes  ........................         1,598             3,659             5,216
                                                           -------          --------          --------
   Net income   ....................................       $ 1,068          $  3,704          $  4,563
                                                           =======          ========          ========

   The accompanying notes are an integral part of these financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                           STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)





                                                          For the Six         For the           For the
                                                          Months Ended      Year Ended        Year Ended
                                                         July 30, 1995     July 28, 1996     July 26, 1997
                                                         ---------------   ---------------   --------------
Cash flows from operating activities:
 Net income ..........................................     $  1,068           $  3,704         $  4,563
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization   ..................        1,926              4,233            4,443
    Deferred financing costs  ........................           54                108              108
    Non-cash rent expense  ...........................          217                552              414
    LIFO provision   .................................          567                659            1,086
    (Gain) loss on sale of assets   ..................             (9)              --                7
    Changes in operating assets and liabilities
      Accounts receivable  ...........................         (250)              (865)             656
      Inventory   ....................................         (394)            (1,792)          (3,123)
      Prepaid expenses and other current assets   .             237              1,002             (345)
      Other non-current assets   .....................         (617)                --              (28)
      Deferred tax asset   ...........................           --                134              392
      Due to Parent  .................................           --                 34              686
      Deferred tax liability  ........................          376               (134)          (1,355)
      Accounts payable and accrued liabilities  ......        2,469                 56            3,122
      Income taxes payable ...........................           --              3,740           (1,108)
      Supplier advances ..............................         (417)              (915)             (52)
      Other ..........................................          (46)                 1              (48)
                                                           ----------         --------         --------
       Net cash provided by operating
         activities  .................................        5,181             10,517            9,418
Cash flows used in investing activities:
 Acquisition of business, net of cash acquired  ......      (68,143)                --
 Capital expenditures   ..............................       (1,070)            (2,887)          (1,287)
 Proceeds from sale of assets ........................           74                 20               12
                                                           ----------         --------         --------
       Net cash used in investing activities .........      (69,139)            (2,867)          (1,275)
Cash flows provided by (used in) financing
 activities:
 Proceeds from issuance of common stock   ............       18,000                 --               --
 Proceeds from borrowings on long-term debt  .........       45,000                 --               --
 Debt issuance costs .................................         (590)                --               --
 Proceeds from revolver borrowings  ..................        5,733              4,700            7,550
 Payments made on revolver borrowings  ...............       (5,733)            (4,700)          (7,550)
 Payments made on long-term debt .....................           --             (5,835)          (9,896)
                                                           ----------         --------         --------
       Net cash provided by (used in)
         financing activities ........................       62,410             (5,835)          (9,896)
                                                           ----------         --------         --------
       Net (decrease) increase in cash and cash
         equivalents   ...............................       (1,548)             1,815           (1,753)
 Cash and cash equivalents beginning of period  ......        3,356              1,808            3,623
                                                           ----------         --------         --------
 Cash and cash equivalents end of period  ............     $  1,808           $  3,623         $  1,870
                                                           ==========         ========         ========
Supplemental disclosures of cash information:
 Cash paid during the period:
   Income taxes   ....................................     $  1,001           $  2,255         $  6,605
                                                           ==========         ========         ========
   Interest ..........................................     $  2,018           $  4,088         $  3,160
                                                           ==========         ========         ========


   The accompanying notes are an integral part of these financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                      STATEMENTS OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS--EXCEPT SHARE DATA)



                                                                                                       Total
                                                                        Paid-in     Retained       Stockholder's
                                                Shares       Amount     Capital     Earnings          Equity
                                               -----------   --------   ---------   ------------   --------------
Balance at January 29, 1995 as previously
 reported by predecessor company   .........      1,000      $   --      $   100     $  35,933       $  36,033
Repurchase and elimination of predecessor
 company equity  ...........................     (1,000)         --         (100)      (35,933)        (36,033)
Issuance of successor company shares  ......      1,000          --       18,000            --          18,000
                                                 ------      --------    -------     ---------       ---------
Balance at January 30, 1995 for successor
 company   .................................      1,000          --       18,000            --          18,000
Net income .................................         --          --           --         1,068           1,068
                                                 ------      --------    -------     ---------       ---------
Balance at July 30, 1995  ..................      1,000          --       18,000         1,068          19,068
Net income .................................         --          --           --         3,704           3,704
                                                 ------      --------    -------     ---------       ---------
Balance at July 28, 1996  ..................      1,000          --       18,000         4,772          22,772
Net income .................................         --          --           --         4,563           4,563
                                                 ------      --------    -------     ---------       ---------
Balance at July 26, 1997  ..................      1,000      $   --      $18,000     $   9,335       $  27,335
                                                 ======      ========    =======     =========       =========

   The accompanying notes are an integral part of these financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION:

   On January 30, 1995 (the "acquisition date"), all of the outstanding capital stock of Community Distributors, Inc. (the "Company") was acquired by Newrxco, Inc. a newly formed acquisition company, wholly owned by CDI Group, Inc. (the "Parent"), for approximately $68 million, net of cash acquired and certain liabilities assumed. Concurrent with the acquisition of the Company by Newrxco, Inc., Newrxco, Inc. was merged into the Company so that Newrxco, Inc. ceased to exist and the Company became the sole subsidiary of the Parent. This acquisition has been accounted for by the purchase method of accounting at the date of the acquisition, and accordingly, the purchase price has been "pushed down" and allocated to the assets acquired and liabilities assumed based on the estimated fair market values at the date of acquisition. The purchase price exceeded the fair market value of the net assets acquired by approximately $38 million. The resulting goodwill is being amortized on a straight-line basis over 20 years.

   On January 30, 1995, the Parent issued $13,250 in senior subordinated notes which are due January 31, 2005. The ability of the Parent to pay these notes is currently reliant upon the operations and financial position of the Company.

   The Company owns and operates in the State of New Jersey a chain of drug and general merchandise stores under the name "Drug Fair" and general merchandise stores under the name "Cost Cutters." Community Distributors, Inc. is a wholly owned subsidiary of CDI Group, Inc. and under the principles of consolidation would be considered part of the consolidated results of CDI Group, Inc. These separate company financial statements and notes to financial statements solely represent the financial position and results of operations of Community Distributors, Inc.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Accounting Year
      The Company maintained its accounts on a 52-53 week fiscal year ending with the last Sunday in July through fiscal 1996 and the last Saturday in July for fiscal 1997. The six months ended July 30, 1995 included 26 weeks, and the years ended July 28, 1996 and July 26, 1997 each contained 52 weeks.

    Revenue Recognition
      Sales are net of returns and exclude sales tax. Revenues include sales from all stores operating during the period.

    Cash and Cash Equivalents
      Cash and cash equivalents are considered by the Company to be financial instruments with original maturities of three months or less, and are presented at cost which approximates fair value.


    Inventories
      Store and warehouse inventories are stated at the lower of cost or market, using the dollar-value, double extension last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method of inventory accounting had been used, inventories would have been approximately $1,296 and $2,382 higher than reported at July 28, 1996 and July 26, 1997, respectively. Management believes inventory on a FIFO basis approximates current replacement costs of such inventory. Inventories are reflected net of reserves for excess/obsolete/damaged inventories in the amounts of $109 and $113 at July 28, 1996 and July 26, 1997, respectively.


    Property and Equipment
      Property and equipment, including computer software costs, are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the expected useful life of the improvement or the life of the lease, whichever is shorter. Depreciation expense recorded for the six months ended July 30, 1995 and the fiscal years ended July 28, 1996 and July 26, 1997 was $674, $1,743 and $1,952,
      respectively. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

    Beneficial Leaseholds

      Beneficial leasehold rights existing at the acquisition date have been recorded for acquired leases based on differences between contractual rents under the respective lease agreements and prevailing market rents on the acquisition date. Beneficial leaseholds are amortized over the lease term using the straight-line method. Accumulated amortization as of July 28, 1996 and July 26, 1997 was $865 and $1,441, respectively.

    Goodwill

      Goodwill, which represents the excess of purchase price of acquired assets over the fair market value of net assets acquired is being amortized using the straight-line method over twenty years. The Company evaluates the recoverability of goodwill on an annual basis, or earlier, if circumstances indicate that such an evaluation is necessary based upon current and future profitability as well as estimated undiscounted future cash flows from operations. Accumulated amortization as of July 28, 1996 and July 26, 1997 was $2,873 and $4,793, respectively.


    Deferred Financing Costs

      Deferred financing costs are amortized utilizing the interest method over the term of the respective borrowings, approximately 6 years.

    Supplier Advances

      Included in the accompanying balance sheets are $3,305 and $3,253 of advances received related to various inventory supply agreements at July 28, 1996 and July 26, 1997, respectively. Such amounts are being amortized as a reduction of cost of sales as earned over the terms of the applicable agreements (generally ranging from three to five years). The Company's obligations under these supply agreements, which commit the Company to approximately $31,000 of additional purchases with these suppliers as of July 26, 1997, are fulfilled, and the related advances earned, either by the passage of time or by meeting specified purchase requirements.


    Preopening and Advertising Costs

      Costs associated with new stores prior to opening and advertising costs are expensed as incurred. Net advertising expense was approximately $481, $1,638 and $1,941 for the six months ended July 30, 1995 and the fiscal years ended July 28, 1996 and July 26, 1997, respectively.

    Interest Expense (Net)

      Interest expense recorded for the six months ended July 30, 1995 and fiscal years ended July 28, 1996 and July 26, 1997 has been recorded net of interest income was:


                                   For the Six        For the         For the
                                   Months Ended     Year Ended      Year Ended
                                  July 30, 1995    July 28, 1996   July 26, 1997
                                  ---------------  --------------- -------------
       Interest expense  ........     $2,293           $4,061         $3,160
       Interest income   ........         (9)             (63)          (142)
                                      --------         ------         ------
       Interest expense (net)  ..     $2,284           $3,998         $3,018
                                      =======          ======         ======

   Income Taxes
      The Company provides for income taxes on a separate tax return basis and in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS" No. 109"). To the extent the separate return current tax liability recorded by the Company differs from tax payments made by the consolidated group, such difference is classified as due to Parent in these financial statements. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

      and assets are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

   Deferred Lease Liabilities

      The Company recognizes rental expense for leases with scheduled rent increases on the straight-line basis. During the six month period ended July 30, 1995 and the years ended July 28, 1996 and July 26, 1997, the Company recognized rent expense in excess of amounts paid of approximately $217, $552 and $411, respectively.

   Concentrations of Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. Such amounts are primarily held in a single commercial bank. The Company holds no collateral for these financial instruments.

      All of the Company's stores are located in northern and central New Jersey. As a result, the Company is sensitive to economic, competitive, and regulatory conditions in that region. The success of the Company's future operations will be substantially affected by its ability to compete effectively in New Jersey, and no prediction can be made as to economic conditions in that region.

      The Company is party to a supply agreement with Cardinal Health, Inc. pursuant to which the Company is required to purchase at least 90% of its pharmacy products from such supplier.

   Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Accounting for the Impairment of Long-Lived Assets

      In the current fiscal year, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", ("SFAS 121"). SFAS No. 121 prescribes the accounting for the impairment of long-lived assets, such as property, plant and equipment and intangible assets, as well as the accounting for long-lived assets that are held for disposal. The statement requires that the carrying value of such assets be reviewed when events or circumstances indicate that an impairment might exist. The implementation of SFAS No. 121 in the fiscal year ended July 26, 1997 did not have a material effect on the results of operations or financial position of the Company.

   Recently Issued Accounting Standard

      During February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 will require the Company to replace the current presentation of the per share data with "basic" and "diluted" per share data. SFAS No. 128 will be adopted by the Company for periods ending after July 25, 1998, and "basic" and "diluted" per share data for all periods presented by the Company will be provided. Based on management's current estimates, the future adoption of SFAS 128 is not expected to have a material impact on per share data.

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)


(3) LONG-TERM DEBT:


   Long-term debt consists of the following (dollars in thousands):


                                                                         As of             As of
                                                                     July 28, 1996     July 26, 1997
                                                                     ---------------   --------------
    Term loan A--due last business day in January, 2000, principal
      and interest payable in quarterly installments  ............       $16,501          $11,003
    Term loan B--due last business day in January, 2002, principal
      and interest payable in quarterly installments  ............        22,664           18,266
                                                                         -------          -------
                                                                          39,165           29,269
      Less, current portion due within one year ..................         4,675            4,750
                                                                         -------          -------
    Long-term portion   ..........................................       $34,490          $24,519
                                                                         =======          =======


   On January 30, 1995, the Company entered into a $58,000 Credit Agreement (the "Credit Agreement") with a consortium of banks (the "Banks"). The Credit Agreement provides for a Revolving Credit facility not to exceed $13,000 based on trade accounts receivable and inventory as defined in the agreement, a letter of credit facility for up to $3,500 of the unused portion of the Revolving Credit facility, and a $45,000 term loan facility. The Revolving Credit facility has a term ending January 30, 2000, which may be extended to January 30, 2002, upon written request by the Company. The Company must pay a commitment fee of 1/2 of 1.00% per annum on the daily average unutilized Revolving Credit facility commitment. For the six month period ended July 30, 1995 and for the years ended July 28, 1996 and July 26, 1997, the Company incurred approximately $25, $60 and $70, respectively, of commitment fees and letter of credit fees.

   The A Term Loan and Revolving Loan bear interest at a rate equal to 2.00% plus the base rate, and the B Term Loan bears interest at a rate equal to 2.50% plus the base rate. The base rate is the greater of (i) 1/2 of 1.00% in excess of the Federal Funds Rate and (ii) the Chase Manhattan Bank, N.A. Prime Lending Rate. The A Term Loan, Revolving Loan, and B Term Loan are collectively termed Base Rate Loans. The Credit Agreement allows the Company to temporarily convert all or a portion of the Base Rate Loans, with certain restrictions, to Eurodollar Loans for periods of one, three, or six months. Eurodollar Loans bear interest at the lead bank's Eurodollar rate, as defined in the Credit Agreement, plus 3.00% in the case of the A Term Loan and Revolving Loan and 3.50% in the case of the B Term Loan.

   At July 28, 1996, the Company had converted Base Rate Loans to Eurodollar loans which are summarized as follows:


                Conversion Period
         --------------------------------
           Begin               End              Amount     Interest Rate
           -----               ---             ---------   --------------
        Term Loan A
        July 24, 1996      January 24, 1997    $10,000         8.8750%
        July 26, 1996      August 26, 1996       6,501         8.4375%

        Term Loan B
        May 20, 1996       August 20, 1996      10,000         9.0000%
        July 24, 1996      January 24, 1997     10,000         9.3750%
        July 26, 1996      August 26, 1996       2,664         8.9375%

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)

(3) LONG-TERM DEBT: (Continued)

   At July 26, 1997, the Company had converted Base Rate Loans to Eurodollar Loans which are summarized as follows:

              Conversion Period
      --------------------------------
         Begin               End              Amount      Interest Rate
         -----               ----             ------      --------------
      Term Loan A
      July 24, 1997       August 26, 1997     $8,603           7.69%
      June 30, 1997       July 31, 1997        2,400           7.69%

      Term Loan B
      May 20, 1997        August 20, 1997     10,000           8.56%
      July 24, 1997       August 26, 1997      8,266           8.56%

   The Parent has pledged all of the issued and outstanding shares of capital stock of the Company and the Company has pledged substantially all of its assets as collateral under the Credit Agreement. The Company is required to make mandatory repayments or commitment reductions for a percentage of excess cash flows and for certain supplier advances, as defined by the Credit Agreement.

   The Credit Agreement contains various covenants, including among other things, limitations on capital expenditures and restrictions on: additional indebtedness; issuance of capital stock; payment of any cash dividends; and the purchase or sale of assets. The Company is also required to achieve certain earnings levels and maintain various leverage and interest coverage ratios.

   On February 13, 1995, the First Amendment to the Credit Agreement was executed requiring the Company to obtain interest rate protection acceptable to the banks for at least 50% of the outstanding Term Loans for a period of two years from the initial borrowing date. In conjunction with this amendment, on February 16, 1995, the Company entered into an interest rate cap agreement with a bank. This agreement relates to a $22,500 notional amount of debt and provides for payments to be received by the Company based exclusively on the three month London Interbank Offered Rate with a cap of 9%. The purchase price of the cap has been capitalized and amortized over the term of the agreement. The cap was purchased for approximately $50 and expired February 16, 1997. Aggregate debt maturities as of July 26, 1997 are as follows:


                                           Amount Due
                    Fiscal Year Ending     -----------
                    1998 ...............     $ 4,750
                    1999 ...............       5,750
                    2000 ...............       6,750
                    2001 ...............       9,000
                    2002 ...............       3,019
                                             -------
                                             $29,269
                                             =======

   The carrying amount of the Company's debt approximates fair value as of July 28, 1996 and July 26, 1997 based upon market conditions and the terms and conditions of the Company's debt.


   See footnote 9 "Subsequent Events" regarding various financing activities occurring after July 26, 1997.



(4) COMMITMENTS:

   Leases
      The Company conducts all of its warehousing and retailing operations from leased facilities. Annual store rent is composed of a fixed minimum amount, and for certain stores, contingent rent based upon a percentage of sales exceeding a stipulated amount. The leases, which may be renewed for periods ranging from five to thirty

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)

(4) COMMITMENTS: (Continued)

      years, generally provide that the Company pay insurance, maintenance costs and property taxes. These additional charges are subject to escalation for increases in the related costs. Minimum rental commitments under long-term noncancelable operating leases are as follows at July 26, 1997:


                                               Amount Due
                       Fiscal Year             -----------
                          1998  ............     $ 8,582
                          1999  ............       8,243
                          2000  ............       7,327
                          2001  ............       5,862
                          2002  ............       5,317
                          Thereafter  ......      40,959
                                                 -------
                                                 $76,290
                                                 =======



      Annual Rent expense is comprised of a fixed minimum amount, plus contingent rent based on a percentage of sales exceeding a stipulated amount. For the six months ended July 30, 1995 and for the twelve months ended July 28, 1996 and July 26, 1997, total rent expense included:



                                         1995       1996       1997
                                        --------   --------   -------
           Fixed Minimum Rent  ......    $3,266     $7,696    $8,261
           Contingent Rent  .........        89        178       180
                                         ------     ------    ------
           Total Rent Expense  ......    $3,355     $7,874    $8,441
                                         ======     ======    ======


   Letter of Credit

      Outstanding letters of credit, guaranteeing certain contingent purchase commitments which are not reflected in the accompanying financial statements, aggregate approximately $1,031 and $1,135 at July 28, 1996 and July 26, 1997.



(5) INCOME TAXES:

   The provision for income taxes for the six month period ended July 30, 1995 and for the years ended July 28, 1996 and July 26, 1997 consist of the following:


                                 July 30,     July 28,     July 26,
                                   1995         1996         1997
                                 ----------   ----------   ---------
            Current  .........   $1,222       $3,659       $6,179
              Deferred  ......        376           --        (963)
                                      ---                     ----
                                   $1,598       $3,659      $5,216
                                   ======       ======      ======

   The components of deferred taxes as of July 28, 1996 and July 26, 1997 are summarized as follows:

                                                         July 28,     July 26,
                                                           1996         1997
                                                         ----------   ---------
   Supplier advances, current .........................  $   536       $    620
   Inventory   ........................................      136            169
   Accruals and reserves   ............................      627            658
   Inventory (LIFO reserve)   .........................   (2,916)        (2,094)
                                                         -------       --------
   Depreciation   .....................................     (129)           256
       Net deferred income tax liability--current  ....   (1,746)          (391)
                                                         =======       ========
   Accruals and reserves   ............................      318            482
   Supplier advances, non-current   ...................      786            230
                                                         -------       --------
   Net deferred income tax asset--long-term  ..........  $ 1,104       $    712

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)


(5) INCOME TAXES: (Continued)

   The following table accounts for the differences between the actual provision and the amounts obtained by applying the statutory U.S. Federal income tax rate of 34% to the income before provision for income taxes:

                                       For the        For the         For the
                                     six months    twelve months   twelve months
                                        ended          ended           ended
                                    July 30, 1995  July 28, 1996   July 26, 1997
                                    -------------  -------------   -------------
Federal statutory tax rate  .......      34%            34%             34%
 State and local income taxes,
   net of federal tax benefit .....       6%             6%              8%
 Goodwill amortization   ..........      19%            12%              9%
 Other ............................       1%            (2%)             2%
                                         ---            ---             ---
                                          60%            50%             53%
                                         ===            ===             ===

(6) RELATED PARTY TRANSACTIONS:

   Included in the Company's statements of income for the six month period ended July 30, 1995 and for the years ended July 28, 1996 and July 26, 1997 are administrative fees of $125, $250 and $250, respectively. The Company has entered into administrative fee agreements with certain shareholders of CDI Group, Inc., whereby these shareholders will provide, advisory and consulting services to the Company. These administrative fee agreements require the Company to pay $250 of administrative fees annually.

   Under a lease dated September 30, 1983, the former majority stockholders of the Company lease the building housing the Company's Westfield Drug Fair store to the Company. Under this lease, which has a term of 15 years and expires on September 30, 1998, the Company pays $17 per month in rent.

   Under a letter agreement dated as of January 30, 1995 between the Company and a corporation owned by the former majority stockholders of the Company, the corporation pays to the Company $3 per month in rent for the use of approximately 6,000 sq. feet of storage space at the Company's Somerville, NJ warehouse. This letter agreement was terminated in July 1996.


(7) LITIGATION:

   The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the disposition of these lawsuits should not have a material impact on the Company's results of operations, financial position, and cash flows.


(8) EMPLOYEE BENEFIT PLAN:

   On July 1, 1995, the Company implemented a 401(k) salary deferral plan (the "Plan") which is available to eligible employees, as defined. The Plan provides for the Company to make discretionary contributions, however, the Company elected not to make contributions for all periods through July 26, 1997.


(9) SUBSEQUENT EVENT:

   On October 16, 1997 the Company issued $80,000 of 10-1/4% senior notes due 2004 which are guaranteed by the Parent. The net proceeds of such debt issuance was approximately $77,000. The Company used $29,000 of such net proceeds to refinance substantially all of its then existing indebtedness and $45,000 of net proceeds was used to pay a dividend to the Parent which then paid a dividend of the same amount to the stockholders of the Parent. Under the relevant debt agreements, in the event of a change in control, as defined, the Company is required to repurchase all such outstanding notes.

                         COMMUNITY DISTRIBUTORS, INC.

                             (DOLLARS IN THOUSANDS)


(9) SUBSEQUENT EVENT: (Continued)

   On October 16, 1997, the Company also replaced its then existing credit facility with a $20,000 five year revolving credit facility concurrent with the issuance of the $80,000 of senior notes. This facility bears interest at either prime rate or LIBOR plus 1.75% and is secured by the Company's eligible accounts receivable and inventory balances, as defined. The new facility contains certain financial and operating covenants, including a minimum fixed charge ratio. Additionally, the Company cannot make any dividend or other distributions with respect to any share of stock other than in certain limited circumstances.

   The following unaudited proforma data reflects the Long Term Debt and Securities of the Company at July 26, 1997 after giving effect to the issuance of the notes and use of proceeds.


                     (Unaudited)
    Long Term Debt, including current maturities  ......  $  80,198
    Stockholders' Deficit ..............................    (19,269)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
CDI Group, Inc. and Subsidiary:

     We have audited the accompanying consolidated balance sheets of CDI Group, Inc. and Subsidiary (a Delaware corporation) as of July 26, 1997 and July 28, 1996, and the related consolidated statements of income, cash flows and stockholders' equity for the fiscal years then ended and for the six months ended July 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CDI Group, Inc. and Subsidiary as of July 26, 1997 and July 28, 1996, and the consolidated results of their operations and their cash flows for the fiscal years then ended and for the six months ended July 30, 1995 in conformity with generally accepted accounting principles.




Parsippany, New Jersey                                 COOPERS & LYBRAND L.L.P.
October 9, 1997, except for Note 11
for which the date is October 16, 1997.

                        CDI GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                                                                  As of           As of
                                                                              July 28, 1996   July 26, 1997
                                                                              --------------- --------------
ASSETS:
 CURRENT ASSETS:
   Cash and cash equivalents ................................................    $  3,623       $  1,870
   Accounts receivable ......................................................       3,289          2,644
   Inventory  ...............................................................      28,196         30,233
   Prepaid expenses and other current assets   ..............................         740          1,131
                                                                                 --------       --------
       Total current assets  ................................................      35,848         35,878
 PROPERTY AND EQUIPMENT:
   Leasehold improvements ...................................................       5,084          5,217
   Furniture, fixtures and equipment  .......................................       6,220          7,195
   Automobiles and trucks ...................................................         410            551
                                                                                 --------       --------
                                                                                   11,714         12,963
   Less: Accumulated depreciation and amortization   ........................      (2,381)        (4,314)
                                                                                 --------       --------
       Property and equipment, net ..........................................       9,333          8,649
   Beneficial leaseholds, net   .............................................       2,704          2,127
   Other assets  ............................................................          63             91
   Deferred financing costs, net   ..........................................         464            356
   Deferred tax assets ......................................................       1,104            712
   Goodwill, net ............................................................      35,434         33,519
                                                                                 --------       --------
       Total assets .........................................................    $ 84,950       $ 81,332
                                                                                 ========       ========
LIABILITIES:
 CURRENT LIABILITIES:
   Current portion of long-term debt  .......................................    $  4,675       $  4,836
   Accounts payable .........................................................      11,698         14,796
   Accrued liabilities ......................................................       3,574          3,592
   Deferred tax liabilities  ................................................       1,746            391
   Current portion of supplier advances  ....................................       1,340          1,900
   Income taxes payable   ...................................................       1,159             --
                                                                                 --------       --------
       Total current liabilities   ..........................................      24,192         25,515
 LONG-TERM DEBT  ............................................................      34,490         24,519
 SUBORDINATED DEBT  .........................................................      15,422         16,834
 SUPPLIER ADVANCES, net of current portion  .................................       1,965          1,353
 OTHER LIABILITIES  .........................................................       1,037          1,402
                                                                                 --------       --------
       Total liabilities  ...................................................      77,106         69,623
 COMMITMENTS AND CONTINGENCIES
 Redeemable preferred stock, $1.00 par value, 7,862 authorized, issued and outstanding at July 28, 1996, and July 26, 1997 redemption value $100
   per share  ...............................................................         666            726
 Redeemable shares of class A voting common stock, 33,726 shares issued and
   outstanding at July 28, 1996 and July 26, 1997 at net redemption value ...         101            128
 STOCKHOLDERS' EQUITY:
   Class A voting common stock, $.00001 par value, authorized 600,000 shares,
    196,632 issued and outstanding at July 28, 1996 and July 26, 1997
   Class B non-voting common stock, $.00001 par value, authorized 600,000
    shares, 187,922 issued and outstanding at July 28, 1996 and July 26, 1997          --             --
   Additional paid-in capital   .............................................       3,846          3,846
   Retained earnings   ......................................................       3,231          7,009
                                                                                 --------       --------
       Total stockholders' equity  ..........................................       7,077         10,855
                                                                                 --------       --------
       Total liabilities and stockholders' equity ...........................    $ 84,950       $ 81,332
                                                                                 ========       ========


   The accompanying notes are an integral part of these financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS--EXCEPT PER SHARE DATA)




                                                        For the Six         For the           For the
                                                        Months Ended      Year Ended        Year Ended
                                                       July 30, 1995     July 28, 1996     July 26, 1997
                                                       ---------------   ---------------   --------------
Net sales ..........................................       $96,171          $215,731          $231,033
Cost of sales   ....................................        67,686           152,645           163,157
                                                           -------          --------          --------
   Gross profit ....................................        28,485            63,086            67,876
Selling, general and administrative expenses  ......        21,635            47,487            50,831
Administrative fees   ..............................           125               250               250
Depreciation and amortization  .....................         1,980             4,341             4,399
Other income, net  .................................           205               353               401
                                                           -------          --------          --------
   Operating income   ..............................         4,950            11,361            12,797
Interest expense, net ..............................         2,946             5,326             4,586
                                                           -------          --------          --------
   Income before income taxes  .....................         2,004             6,035             8,211
Provision for income taxes  ........................         1,366             3,442             4,433
                                                           -------          --------          --------
   Net income   ....................................       $   638          $  2,593          $  3,778
                                                           =======          ========          ========
Per share data:
   Net income per common share .....................       $  1.56          $   5.88          $   8.22
                                                           =======          ========          ========


   The accompanying notes are an integral part of these financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)





                                                                For the Six         For the           For the
                                                                Months Ended      Year Ended        Year Ended
                                                               July 30, 1995     July 28, 1996     July 26, 1997
                                                               ---------------   ---------------   --------------
Cash flows from operating activities
 Net income ................................................     $    638           $  2,593         $  3,778
 Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization   ........................        1,926              4,233            4,443
    Deferred financing costs  ..............................           54                108              108
    Non-cash rent expense  .................................          217                552              414
    Non-cash interest expense ..............................          662              1,347            1,585
    LIFO provision   .......................................          567                659            1,086
    (Gain) Loss on sale of assets   ........................           (9)                --                7
    Changes in operating assets and liabilities
      Accounts receivable  .................................         (250)              (884)             645
      Inventory   ..........................................         (394)            (1,792)          (3,123)
      Prepaid expenses and other current assets ............         (372)             1,028             (391)
      Other non-current assets   ...........................         (617)             2,351              (28)
      Deferred tax asset   .................................           --                134              392
      Deferred tax liability  ..............................          376               (134)          (1,355)
      Accounts payable and accrued liabilities  ............        2,885               (175)           3,116
      Income taxes payable .................................           --              1,159           (1,159)
      Supplier advances ....................................         (417)              (915)             (52)
      Other ................................................          (85)               227              (48)
                                                                 ---------          --------         --------
       Net cash provided by operating activities   .........        5,181             10,491            9,418
                                                                 ---------          --------         --------
Cash flows used in investing activities:
 Acquisition of business, net of cash acquired  ............      (68,143)                --               --
 Capital expenditures   ....................................       (1,070)            (2,887)          (1,287)
 Proceeds from sale of assets ..............................           74                 20               12
                                                                 ---------          --------         --------
       Net cash used in investing activities ...............      (69,139)            (2,867)          (1,275)
                                                                 ---------          --------         --------
Cash flows provided by financing activities:
 Proceeds from borrowings on long-term debt  ...............       45,000                 --               --
 Debt issuance costs .......................................         (590)                --               --
 Proceeds from issuance of common stock   ..................        4,000                226               --
 Payments for the redemption of common stock ...............           --               (300)              --
 Proceeds from issuance of preferred stock   ...............          750                564               --
 Payments for the redemption of preferred stock ............           --               (714)              --
 Proceeds from repayment of loans to Directors and
   Officers ................................................           --                 87               87
 Proceeds from issuance of senior subordinated notes  ......       13,250                163               --
 Proceeds from revolver borrowings  ........................        5,733              4,700            7,550
 Payments made on revolver borrowings  .....................       (5,733)            (4,700)          (7,550)
 Payments made on long-term debt ...........................           --             (5,835)          (9,896)
 Payments on subordinated debt   ...........................           --                 --              (87)
                                                                 ---------          --------         --------
       Net cash provided by (used in) financing
         activities  .......................................       62,410             (5,809)          (9,896)
                                                                 ---------          --------         --------
       Net (decrease) increase in cash and
         cash equivalents  .................................       (1,548)             1,815           (1,753)
                                                                 ---------          --------         --------
Cash and cash equivalents beginning of period   ............        3,356              1,808            3,623
                                                                 ---------          --------         --------
Cash and cash equivalents end of period   ..................     $  1,808           $  3,623         $  1,870
                                                                 =========          ========         ========
Supplemental disclosures of cash information:
 Cash paid during the period:
   Income taxes   ..........................................     $  1,001           $  2,255         $  6,605
                                                                 =========          ========         ========
   Interest ................................................     $  2,018           $  4,088         $  3,160
                                                                 =========          ========         ========

   The accompanying notes are an integral part of these financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            (DOLLARS IN THOUSANDS)



                                               Common Stock
                                      -------------------------------
                                                                      Additional                  Total
                                       Class A     Class B             Paid-in     Retained   Stockholders'
                                       Shares       Shares   Amount    Capital     Earnings      Equity
                                      ------------ --------- -------- ------------ ---------- --------------
Initial issuance of shares  .........   212,078     187,922    $  --    $4,000       $   --      $ 4,000
Net income   ........................        --          --       --        --          638          638
                                        -------     -------   -------   ------       ------      -------
Balance, July 30, 1995   ............   212,078     187,922    $  --    $4,000       $  638        4,638
Repurchase of Shares  ...............   (30,016)                          (300)                     (300)
Sales of Shares to Management  ......    14,570          --       --       146           --          146
Net income   ........................        --          --       --        --        2,593        2,593
                                        -------     -------   --------  ------       ------      -------
Balance, July 28, 1996   ............   196,632     187,922    $  --    $3,846       $3,231        7,077
Net income   ........................        --          --       --        --        3,778        3,778
                                        -------     -------   --------  ------       ------      -------
Balance, July 26, 1997   ............   196,632     187,922    $  --    $3,846       $7,009      $10,855
                                        =======     =======   ========  ======       ======      =======



   The accompanying notes are an integral part of these financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) ORGANIZATION:

   CDI Group, Inc. (the "Parent") was formed in January 1995. On January 30, 1995 (the "acquisition date"), all of the outstanding capital stock of Community Distributors, Inc. (the "Subsidiary") was acquired by Newrxco, Inc. a newly formed acquisition company, wholly owned by CDI Group, Inc., for approximately $68 million, net of cash acquired, and certain liabilities assumed. Concurrent with the acquisition of the Company by Newrxco, Inc., Newrxco, Inc. was merged into the Subsidiary so that Newrxco, Inc. ceased to exist. This acquisition has been accounted for by the purchase method of accounting at the date of the acquisition, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair market values at the date of acquisition. The purchase price exceeded the fair market value of the net assets acquired by approximately $38 million. The resulting goodwill is being amortized on a straight-line basis over 20 years.

   CDI Group, Inc. and Subsidiary (the "Company") owns and operates in the State of New Jersey a chain of drug and general merchandise stores under the name "Drug Fair" and general merchandise stores under the name "Cost Cutters".

   The accompanying consolidated financial statements include the accounts of CDI Group, Inc. and its wholly-owned subsidiary, Community Distributors, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Accounting Year

      The Company maintains its accounts on a 52-53 week year ending with the last Sunday in July through Fiscal 1996 and the last Saturday in July for fiscal 1997. The six months ended July 30, 1995 included 26 weeks and the years ended July 28, 1996 and July 26, 1997 each contained 52 weeks.

   Revenue Recognition

      Sales are net of returns and exclude sales tax. Revenues include sales from all stores operating during the period.

   Cash and Cash Equivalents

      Cash and cash equivalents are considered by the Company to be financial instruments with original maturities of three months or less, and are presented at cost which approximates fair value.

   Inventories

      Store and warehouse inventories are stated at the lower of cost or market, using the dollar-value, double extension last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method of inventory accounting had been used, inventories would have been approximately $1,296 and $2,382 higher than reported at July 28, 1996 and July 26, 1997, respectively. Management believes inventory on a FIFO basis approximates current replacement costs of such inventory. Inventories are reflected net of reserves for excess/obsolete/damaged inventories in the amounts of $109 and $113 at July 28, 1996 and July 26, 1997, respectively.


   Property and Equipment

      Property and equipment, including computer software costs, are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the expected useful life of the improvement or the life of the lease, whichever is shorter. Depreciation expense recorded for the six months ended July 30, 1995 and the fiscal years ended July 28, 1996 and July 26, 1997 was $674, $1,743 and $1,952,
      respectively. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

   Beneficial Leaseholds

      Beneficial leasehold rights existing at the acquisition date have been recorded for acquired leases based on differences between contractual rents under the respective lease agreements and prevailing market rents on

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

      the acquisition date. Beneficial leaseholds are amortized over the lease term using the straight-line method. Accumulated amortization as of July 28, 1996 and July 26, 1997 was $865 and $1,441, respectively.



   Goodwill

      Goodwill, which represents the excess of purchase price of acquired assets over the fair market value of net assets acquired is being amortized using the straight-line method over twenty years. The Company evaluates the recoverability of goodwill on an annual basis, or earlier, if circumstances indicate that such an evaluation is necessary based upon current and future profitability as well as estimated undiscounted future cash flows from operations. Accumulated amortization as of July 28, 1996 and July 26, 1997 was $2,873 and $4,793, respectively.



   Deferred Financing Costs

      Deferred financing costs are amortized utilizing the interest method over the term of the respective borrowings, approximately 6 years.



   Supplier Advances

      Included in the accompanying consolidated balance sheet are $3,305 and $3,253 of advances received related to various inventory supply agreements at July 28, 1996 and July 26, 1997, respectively. Such amounts are being amortized as a reduction of cost of sales as earned over the terms of the applicable agreements (generally ranging from three to five years). The Company's obligations under these supply agreements, which commit the Company to approximately $31,000 of additional purchases with these suppliers as of July 26, 1997, are fulfilled, and the related advances earned, either by the passage of time or by meeting specified purchase requirements.


   Preopening and Advertising Costs

      Costs associated with new stores prior to opening and advertising costs are expensed as incurred. Net advertising expense was approximately $481, $1,638 and $1,941 for the six-month period ending July 30, 1995 and the fiscal years ended July 28, 1996 and July 26, 1997, respectively.


   Interest Expense (Net)

      Interest expense recorded for the six months ended July 30, 1995 and the fiscal years ended July 26, 1996 and July 26, 1997, net of interest income was:

                                      For the Six       For the Year      For the Year
                                      Months Ended         Ended             Ended
                                     July 30, 1995     July 28, 1996     July 26, 1997
                                     ---------------   ---------------   --------------
    Interest expense  ............       $2,955            $5,389           $4,755
    Interest income   ............            (9)             (63)            (169)
                                         --------          ------           ------
    Interest expense (net)  ......       $2,946            $5,326           $4,586
                                         =======           ======           ======

   Reclassifications

      Certain reclassifications have been made to the prior year financial statements to conform to the fiscal 1997 presentation.


   Income Taxes

      The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS" No. 109). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

      of the differences between the financial statement and tax bases of assets and liabilities ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

   Deferred Lease Liabilities

      The Company recognizes rental expense for leases with scheduled rent increases on the straight-line basis. During the six month period ended July 30, 1995 and the years ended July 28, 1996 and July 26, 1997, the Company recognized rent expense in excess of amounts paid of $217, $552 and $411, respectively.

   Concentrations of Risk

      Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. Such amounts are primarily held in a single commercial bank. The Company holds no collateral for these financial instruments.

      All of the Company's stores are located in northern and central New Jersey. As a result, the Company is sensitive to economic, competitive, and regulatory conditions in that region. The success of the Company's future operations will be substantially affected by its ability to compete effectively in New Jersey, and no prediction can be made as to economic conditions in that region.

      The Company is party to a supply agreement with Cardinal Health, Inc. pursuant to which the Company is required to purchase at least 90% of its pharmacy products from such supplier.

   Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Earnings per Share

      Net income per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. The weighted average number of common and common equivalent shares outstanding for the periods ended July 30, 1995, July 28, 1996 and July 26, 1997 was 409,283, 441,037, and 459,673, respectively.


   Stock Options

      In the current fiscal year, the Company adopted Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 prescribes the accounting for stock options and requires that options be valued at their fair market value, as defined in the statement, on the date of grant. SFAS 123 allows companies to either fully adopt its requirements or to elect to only disclose the impact that the requirements would have. The Company has adopted SFAS 123 for disclosure purposes only and will continue to account for its stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees."

   Accounting for the Impairment of Long-Lived Assets

      In the current fiscal year, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", "SFAS No. 121". SFAS No. 121 prescribes the accounting for the impairment of long-lived assets, such as property, plant and equipment and intangible assets, as well as the accounting for long-lived assets that are held for disposal. The statement requires that the carrying value of such assets be reviewed when events or circumstances indicate that an impairment might exist. The implementation of SFAS No. 121 in the fiscal year ending July 26, 1997 did not have a material effect on the results of operations or financial position of the Company.

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

   Recently Issued Accounting Standard

      During February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 will require the Company to replace the current presentation of the per share data with "basic" and "diluted" per share data. SFAS No. 128 will be adopted by the Company for periods ending after July 25, 1998, and "basic" and "diluted" per share data for all periods presented by the Company will be provided. Based on management's current estimates, the future adoption of SFAS No. 128 is not expected to have a material impact on per share data.


(3) LONG-TERM DEBT:

   Long-term debt consists of the following (dollars in thousands):



                                                                                    As of             As of
                                                                                July 28, 1996     July 26, 1997
                                                                                ---------------   --------------
   Term loan A--due last business day in January, 2000, principal and
    interest payable in quarterly installments ..............................       $16,501          $11,003
   Term loan B--due last business day in January, 2002, principal and
    interest payable in quarterly installments ..............................        22,664           18,266
   Senior subordinated notes-due January 31, 2005, principal plus interest at
    a rate of 10% per annum payable upon maturity ...........................        15,249           16,834
   Subordinated notes-due December 31, 1997 principal plus interest at a
    rate of 8% per annum payable upon maturity ..............................           173               86
                                                                                    -------          -------
      Total   ...............................................................        54,587           46,189
      Less, current portion due within one year   ...........................         4,675            4,836
                                                                                    -------          -------
   Long-term portion   ......................................................       $49,912          $41,353
                                                                                    =======          =======

   On January 30, 1995, the Subsidiary entered into a $58,000 Credit Agreement (the "Credit Agreement") with a consortium of banks (the "Banks"). The Credit Agreement provided for a Revolving Credit facility not to exceed $13,000 based on trade accounts receivable and inventory balances as defined in the agreement, a letter of credit facility for up to $3,500 of the unused portion of the revolving credit facility, and a $45,000 term loan facility. The Revolving Credit facility had a term ending January 30, 2000, which may have been extended to January 30, 2002, upon written request by the Subsidiary. The Subsidiary was required to pay a commitment fee of 1/2 of 1.00% per annum on the daily average unutilized revolving credit facility commitment. For the six month period ended July 30, 1995 and for the years ended July 28, 1996 and July 26, 1997, the Subsidiary incurred approximately $25, $60 and $70, of commitment fees and letter of credit fees, respectively.

   On January 30, 1995, the Parent issued $13,250 in senior subordinated notes which are due January 31, 2005. Principal on the notes was payable upon maturity plus interest at a rate of 10% per annum. Payment of principal and interest on the notes was subordinated to the prior payment in full of all of the Company's obligations under the Credit Agreement.

   On January 30, 1995, the Parent issued $260 in subordinated notes which are due December 31, 1997. Principal on the notes was payable upon maturity plus interest at a rate of 8% per annum.

   The A Term Loan and Revolving Loan bear interest at a rate equal to 2.00% plus the base rate, and the B Term Loan bears interest at a rate equal to 2.50% plus the base rate. The base rate was the greater of (i) 1/2 of 1.00% in excess of the Federal Funds Rate and (ii) the Chase Manhattan Bank, N.A. Prime Lending Rate. The A Term, Revolving Loan, and B Term loans are collectively termed Base Rate Loans. The Credit Agreement allowed the Subsidiary to temporarily convert all or a portion of the Base Rate Loans, with certain restrictions, to Eurodollar Loans for periods of one, three, or six months. Eurodollar Loans bear interest at the lead bank's Eurodollar rate,

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(3) LONG-TERM DEBT: (Continued)

   as defined in the Credit Agreement, plus 3.00% in the case of the A Term Loan and Revolving Loan and 3.50% in the case of the B Term Loan.

   At July 28, 1996, the Subsidiary had converted Base Rate Loans to Eurodollar loans which are summarized as follows:


                 Conversion Period
      ---------------------------------------
      Begin                End                   Amount     Interest Rate
      -----                ----                  ------     --------------
         Term Loan A
         July 24, 1996       January 24, 1997   $10,000         8.8750%
         July 26, 1996        August 26, 1996     6,501         8.4375%

         Term Loan B
         May 20, 1996         August 20, 1996    10,000         9.0000%
         July 24, 1996       January 24, 1997    10,000         9.3750%
         July 26, 1996        August 26, 1996     2,664         8.9375%

 At July 26, 1997, the Subsidiary had converted Base Rate Loans to Eurodollar loans which are summarized as follows:


                Conversion Period
      --------------------------------------
      Begin                End                 Amount      Interest Rate
      ------               ----                ------     --------------
         Term Loan A
         July 24, 1997       August 26, 1997   $ 8,603          7.69%
         June 30, 1997         July 31, 1997     2,400          7.69%

         Term Loan B
         May 20, 1997        August 20, 1997    10,000          8.56%
         July 24, 1997       August 26, 1997     8,266          8.56%

   The Parent had pledged all of the issued and outstanding shares of its capital stock and the Subsidiary had pledged substantially all its assets as collateral under the Credit Agreement. The Subsidiary was required to make mandatory repayments or commitment reductions for a percentage of excess cash flows and for certain supplier advances, as defined by the Credit Agreement.

   The Credit Agreement contained various covenants, including among other things, limitations on capital expenditures and restrictions on: additional indebtedness; issuance of capital stock; payment of no cash dividends; and the purchase or sale of assets. The Subsidiary was also required to achieve certain earnings levels and maintain various leverage and interest coverage ratios.

   On February 13, 1995, the First Amendment to the Credit Agreement was executed requiring the Subsidiary to obtain interest rate protection acceptable to the banks for at least 50% of the outstanding Term Loans for a period of two years from the initial borrowing date. In conjunction with this amendment, on February 16, 1995, the Subsidiary entered into an interest rate cap agreement with a bank. This agreement related to a $22,500 notional amount of debt and provided for payments to be received by the Subsidiary based exclusively on the three month London Interbank Offered Rate with a cap of 9%. The purchase price of the cap had been capitalized and amortized over the term of the agreement. The cap was purchased for approximately $50 and expired February 16, 1997.

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(3) LONG-TERM DEBT: (Continued)

   Aggregate debt maturities as of July 26, 1997 are as follows:


                                        Amount Due
                 Fiscal Year            -----------
                                        (in 000's)
                     1998  ............   $ 4,836
                     1999  ............     5,750
                     2000  ............     6,750
                     2001  ............     9,000
                     2002  ............     3,019
                     Thereafter  ......    16,834
                                          -------
                                          $46,189
                                          =======

   The carrying amount of the Company's debt approximates fair value as of July 28, 1996 and July 26, 1997 based upon market conditions and the terms and conditions of the Company's debt.

   See footnote 11 "Subsequent Events" regarding various financing activities occurring after July 26, 1997.


(4) COMMITMENTS:

   Leases

      The Company conducts all of its warehousing and retailing operations from leased facilities. Annual store rent is composed of a fixed minimum amount, and for certain stores, contingent rent is based upon a percentage of sales exceeding a stipulated amount. The leases, which may be renewed for periods ranging from five to thirty years, generally provide that the Company pay insurance, maintenance costs and property taxes. These additional charges are subject to escalation for increases in the related costs. Minimum rental commitments under long-term noncancelable operating leases are as follows at July 26, 1997:



                                         (in 000's)
                 Fiscal Year             -----------
                      1998  ............   $ 8,582
                      1999  ............     8,243
                      2000  ............     7,327
                      2001  ............     5,862
                      2002  ............     5,317
                      Thereafter  ......    40,959
                                           -------
                                           $76,290
                                           =======



      Annual Rent expense is comprised of a fixed minimum amount, plus contingent rent based on a percentage of sales exceeding a stipulated amount. For the six months ended July 30, 1995 and for the twelve months ended July 28, 1996 and July 26, 1997, total rent expense included:



                                 1995       1996       1997
                                --------   --------   -------
   Fixed Minimum Rent  ......    $3,266     $7,696    $8,261
   Contingent Rent  .........        89        178       180
                                 ------     ------    ------
   Total Rent Expense  ......    $3,355     $7,874    $8,441
                                 ======     ======    ======


  Letter of Credit


      Outstanding letters of credit, guaranteeing certain contingent purchase commitments which are not reflected in the accompanying financial statements, aggregate approximately $1,031 and $1,135 at July 28, 1996 and July 26, 1997.

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(5) INCOME TAXES:


   The provision for income taxes for the six month period ended July 30, 1995 and for the years ended July 28, 1996 and July 26, 1997 consist of the following:


                          1995       1996       1997
                         --------   --------   ----------
      Current   ......    $  990     $3,442     $5,396
      Deferred  ......       376         --       (963)
                          ------     ------     ------
                          $1,366     $3,442     $4,433
                          ======     ======     ======

   The components of deferred taxes as of July 28, 1996 and July 26, 1997 are summarized as follows:



                                                        1996         1997
                                                      -----------   -----------
   Supplier advances, current   ....................   $    536      $    620
   Inventory  ......................................        136           169
   Other assets
   Accruals and reserves  ..........................        627           658
   Inventory (LIFO reserve)  .......................     (2,916)       (2,094)
   Depreciation  ...................................       (129)          256
                                                       --------      --------
      Net deferred income tax liability--current  ..   $ (1,746)     $   (391)
                                                       ========      ========
   Accruals and reserves  ..........................        318           482
   Supplier advances, non-current  .................        786           230
                                                       --------      --------
      Net deferred income tax asset--long-term .....   $  1,104      $    712
                                                       ========      ========

   The following table accounts for the differences between the actual provision and the amounts obtained by applying the statutory U.S. Federal income tax rate of 34% to the income before income taxes:




                                       For the
                                     six months       For the        For the
                                        ended       year ended     year ended
                                    July 30, 1995  July 28, 1996  July 26, 1997
                                    -------------  -------------  -------------
   Federal statutory tax rate  ....       34%            34%            34%
   State and local income taxes,
     net of federal tax benefit....        6%             6%             6%
   Goodwill amortization ..........       26%            15%            12%
   Other  .........................        2%             2%             2%
                                         ---            ---            ---
                                          68%            57%            54%
                                         ===            ===            ===

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(6) RELATED PARTY TRANSACTIONS:


   Included in the Company's consolidated statements of income for the six month period ended July 30, 1995 and for the years ended July 28, 1996 and July 26, 1997 are administrative fees of $125, $250 and $250, respectively. The Company has entered into administrative fee agreements with certain shareholders of CDI Group, Inc., whereby these shareholders will provide advisory and consulting services to the Board of Directors. These administrative fee agreements require the Company to pay $250 of administrative fees annually.

   Under a lease dated May 1, 1983, the former majority stockholders of the Company Leased to the Company the building housing the company's warehouse and office. Under this lease, which expires on December 31, 1998, the Company pays $17 per month in rent. Under a lease dated September 30, 1983, the former majority stockholders of the Company leased to the Company the building housing the Company's Westfield Drug Fair store. Under this lease, which expires on September 30, 1998, the Company pays $16 per month in rent.

   Under a letter agreement dated as of January 30, 1995 (the "Letter Agreement") between the Company and a corporation owned by the former majority stockholders of the Company, the corporation pays to the Company $3 per month in rent for the use of approximately 6,000 square feet of storage space at the Company's Somerville, NJ warehouse. This letter agreement was terminated in July 1996.


(7) REDEEMABLE STOCK:

   Redeemable Preferred

      On January 30, 1995, 7,500 shares of $1.00 par value Preferred Stock were issued for $100 per share, for an aggregate consideration of $750. On October 31, 1995, 7,143 shares of $1.00 par value Preferred Stock were redeemed by the Company from the stockholders and were sold to certain members of Management of the Company at the redemption price of $100 per share. At the same time, the Management of the Company purchased an additional 362 of the $1.00 par value Preferred Stock shares at the same price as the initial consideration paid on January 30, 1995. The Company's Preferred Stock is redeemable at the option of the Company at any time, unless prohibited by the terms of any credit or other financing agreement with any lender to the Company, at a price equal to $100 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the Preferred Stock ("Liquidation Value"). On January 31, 2005, unless prohibited by the terms of any credit or other financing agreement with any lender to the Company, the Company will redeem all of the Preferred Stock outstanding at a price per share equal to the Liquidation Value. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Preferred Stock shall be entitled to be paid the Liquidation Value of the Preferred Stock before any payments could be made to holders of Common Stock.

   Redeemable Common

      Under certain circumstances defined in the respective stock purchase agreements, up to 33,726 shares of Class A Common Stock can be put back to the Company with a redemption price to be determined under the stock purchase agreement. Such redemption price cannot exceed the original issue price which was ten dollars per share.

   Loans to Officers and Directors

      On October 31, 1995, the Company issued 33,726 shares of Class A Common Stock and 3,643 of Preferred Stock to certain directors and officers of the Company in consideration for a note signed by each director and officer. These notes bear interest at 8.0% and are due on various dates through January 31, 2005. All such shares are pledged as collateral toward these notes.


      The outstanding balance of the notes due from certain directors and officers at July 26, 1997 and July 28, 1996 of $269 and $356, respectively, has been reflected as a reduction of the redemption value of the related redeemable Preferred and Common Stock.

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(8) STOCKHOLDERS' EQUITY:


   Common Stock


      On January 30, 1995, 212,078 shares of Class A Common Stock and 187,922 shares of Class B Common Stock were issued for consideration of $4 million (average of $10.00 per share). Class A Common Stock ("Class A") and Class B Common Stock ("Class B") stockholders have the same rights and privileges with the exception that each holder of record of Class A stock is entitled to one vote per share so held, while Class B stockholders have no voting rights. Class A and Class B stockholders are entitled to convert any or all such shares into an equivalent number of Class B and Class A shares, respectively, except in the event that the holder of Class B is a bank holding company or subsidiary thereof and such holder is restricted by applicable banking laws from holding any (or any additional) shares with voting rights. The conversion feature of the Class A and Class B shares only affects the voting status of such shareholders, and the exercise of such feature by all of the holders of the Class B shares would not trigger a change in control event as defined in the Company's debt agreements.

      On October 31, 1995, 30,016 shares of Class A Common Stock were redeemed by the Company from the stockholders and 14,570 shares of Class A Common Stock were sold to Management at the repurchase price of $10 per share, which approximated fair market value at the original issue date of January 30, 1995 and at the repurchase date of October 31, 1995.


   Stock Options and Warrants

      On January 30, 1995, the Board of Directors approved the 1995 Stock Option Plan (the "Plan"), which provides for the issuance of up to 65,882 shares of Class A Voting Common Stock to employees and consultants of the Company and its affiliates. The Plan is intended to be an incentive stock option plan within the meaning of Section 422 of the Internal Revenue Service Code of 1986. The option price under each incentive option shall be not less than 100% of the fair market value of the Stock on the grant date. On January 30, 1995, the Company issued options to purchase 37,649 shares of Class A Common Stock, at a price of $10 per share, to a senior executive the Company pursuant to the Plan. The options expire on January 31, 2005 and expiration may be accelerated due to termination of employment of the senior executive as well as various other reasons as stipulated in the Option Agreement. These options vest as follows:



                 Number of
               Options Vested         Date Vested
            --------------------   -----------------
            10,667  ............    January 30, 1996
            10,667  ............    January 30, 1997
            10,667  ............    January 30, 1998
             2,824  ............    January 30, 1999
             2,824  ............    January 30, 2000

      On January 30, 1995, Non-Plan options to acquire 4,706 shares of Class A Common Stock at $10 per share were issued to a senior executive of the Company. These options are exercisable immediately after any disposition event as defined by the Option Agreement.

      On January 30, 1995, the Company issued a warrant to purchase 16,667 shares of Class A Common Stock, at a price of $.001 per share, to its' principal bank. The holder of the Warrant may exercise the rights represented by the Warrant in whole or in part at any time through January 30, 2005.

                        CDI GROUP, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(8) STOCKHOLDERS' EQUITY: (Continued)

      A summary of stock option transactions follows:



                                                        Fiscal 1995   Fiscal 1996   Fiscal 1997
                                                        -----------   -----------   -----------
   Options outstanding at beginning of period .........         --       67,473        67,079
   Options granted ....................................     67,473           --            --
   Options exercised  .................................         --           --            --
   Options canceled   .................................         --         (394)           --
   Options outstanding at end of period ...............     67,473       67,079        67,079
   Options available for grant at end of period  ......      3,115        3,115         3,115
   Options vested and outstanding at end of period  ...         --       15,299        30,989
   Option price per share for outstanding options   ...    $ 10.00      $ 10.00       $ 10.00

 (9) LITIGATION:

   The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the disposition of these lawsuits should not have a material impact on the Company's consolidated results of operations, financial position, and cash flows.


(10) EMPLOYEE BENEFIT PLAN:

   On July 1, 1995, the Company implemented a 401(K) salary deferral plan (the "Plan") which is available to eligible employees, as defined. The Plan provides for the Company to make discretionary contributions, however, the Company elected not to make contributions for all periods through July 26, 1997.


(11) SUBSEQUENT EVENT:

   On October 16, 1997 the Subsidiary issued $80,000 of 10-1/4% senior notes due 2004 which are guaranteed by the Parent. The net proceeds of such debt issuance was approximately $77,000. The Subsidiary used $29,000 of such net proceeds to refinance substantially all of its then existing indebtedness and $45,000 of net proceeds was used to pay a dividend to the Parent which then paid a dividend of the same amount to the stockholders of the Parent. Under the relevant debt agreements, in the event of a change in control, as defined, the Company is required to repurchase all such outstanding notes.

   On October 16, 1997, the Company also replaced its then existing credit facility with a $20,000 five year revolving credit facility concurrent with the issuance of the $80,000 of senior notes. This facility bears interest at either prime rate or LIBOR plus 1.75% and is secured by the Company's eligible accounts receivable and inventory balances, as defined. The new facility contains certain financial and operating covenants, including a minimum fixed charge ratio. Additionally, the Company cannot make any dividend or other distributions with respect to any share of stock other than in certain limited circumstances.

   The following unaudited proforma data reflects the Long Term Debt and Securities of the company at July 26, 1997 after giving effect to the issuance of the notes and use of proceeds.




                    (Unaudited)
    Long Term Debt, including current maturities  ......    $  97,118
    Redeemable Preferred and Common Stock   ............          854
    Stockholders' Deficit ..............................      (36,817)

                          COMMUNITY DISTRIBUTORS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)




                                                               Three Months Ended
                                                          October 25,     October 26,
                                                             1997            1996
                                                          -------------   ------------
                                                             (Amounts in thousands)
   Net sales ..........................................     $54,722         $52,073
   Cost of sales   ....................................      39,671          38,072
                                                            -------         -------
     Gross profit  ....................................      15,051          14,001
   Selling, general and administrative expenses  ......      12,678          11,752
   Administrative fees   ..............................          63              63
   Depreciation and amortization  .....................       1,467           1,116
   Other income, net  .................................         105              95
                                                            -------         -------
     Operating income .................................         948           1,165
   Interest expense, net ..............................         718             826
                                                            -------         -------
     Income before income taxes   .....................         230             339
   Provision for income taxes  ........................         349             393
                                                            -------         -------
     Net loss   .......................................     $  (119)        $   (54)
                                                            =======         =======


           See accompanying notes to condensed financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                            CONDENSED BALANCE SHEETS
                                  (UNAUDITED)





                                                                        As of               As of
                                                                   October 25, 1997     July 26, 1997
                                                                   ------------------   --------------
                                                                         (Amounts in thousands)
 ASSETS:
   Cash and cash equivalents   .................................       $   1,139           $ 1,870
   Accounts receivable   .......................................           2,595             2,614
   Inventory ...................................................          38,403            30,233
   Prepaid expenses and other current assets  ..................           1,155             1,085
                                                                       ---------           -------
       TOTAL CURRENT ASSETS ....................................          43,292            35,802
   Property and equipment, net .................................           8,810             8,649
   Deferred charges and other assets ...........................           5,899             3,286
   Goodwill, net   .............................................          33,040            33,519
                                                                       ---------           -------
 TOTAL ASSETS   ................................................       $  91,041           $81,256
                                                                       =========           =======
 LIABILITIES:
   Revolver borrowings   .......................................       $      --           $    --
   Current portion of long-term debt ...........................              --             4,750
   Accounts payable   ..........................................          19,314            14,796
   Accrued expenses and other current liabilities   ............           3,995             4,118
   Current portion of supplier advances ........................           1,900             1,900
                                                                       ---------           -------
       TOTAL CURRENT LIABILITIES  ..............................          25,209            25,564
 LONG-TERM DEBT ................................................          80,000            24,519
 SUPPLIER ADVANCES, NET OF CURRENT PORTION .....................           1,032             1,353
 OTHER LONG-TERM LIABILITIES   .................................           2,342             2,122
 STOCKHOLDER'S EQUITY (DEFICIT):
   Common stock, $.01 par value, 1,000 shares authorized, issued
    and outstanding   ..........................................              --                --
   Additional paid-in capital  .................................          18,242            18,000
   Retained earnings/(accumulated deficit) .....................         (35,784)            9,698
                                                                       ---------           -------
       TOTAL STOCKHOLDER'S EQUITY (DEFICIT)   ..................         (17,542)           27,698
                                                                       ---------           -------
 TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY
   (DEFICIT) ...................................................       $  91,041           $81,256
                                                                       =========           =======


           See accompanying notes to condensed financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)





                                                                 Three Months Ended
                                                            October 25,     October 26,
                                                               1997            1996
                                                            -------------   ------------
                                                               (Dollars in thousands)
 CASH FLOWS USED IN OPERATING ACTIVITIES:
   Net income  ..........................................    $    (119)      $    (54)
   Depreciation and amortization ........................        1,500          1,116
   Non-cash rent expense   ..............................          119             86
   LIFO provision .......................................          300            300
   Changes in operating assets and liabilities  .........       (4,755)        (1,923)
                                                             ---------       --------
 NET CASH USED IN OPERATING ACTIVITIES ..................       (2,955)          (475)
 CASH FLOWS USED IN INVESTING ACTIVITIES
   Capital expenditures .................................         (663)          (506)
                                                             ---------       --------
 NET CASH USED IN INVESTING ACTIVITIES:                           (663)          (506)
 CASH FLOWS PROVIDED BY (USED IN) FINANCING
   ACTIVITIES:
   Payments made on long-term debt  .....................      (29,269)        (1,909)
   Proceeds from issuance of Senior Notes ...............       80,000             --
   Transaction fees paid   ..............................       (3,086)            --
   Dividend paid to parent ..............................      (45,000)            --
   Additional capital received from parent   ............          242             --
                                                             ---------       --------
 NET CASH PROVIDED BY (USED IN) FINANCING
   ACTIVITIES  ..........................................        2,887         (1,909)
 Net decrease in cash and cash equivalents   ............         (731)        (2,890)
 Cash and cash equivalents at beginning of period  ......        1,870          3,623
                                                             ---------       --------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD  ............    $   1,139       $    733
                                                             =========       ========


           See accompanying notes to condensed financial statements.

                         COMMUNITY DISTRIBUTORS, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) BASIS OF PRESENTATION:

   The accompanying financial statements should be read in conjunction with the audited financial statements of Community Distributors, Inc. (the "Company"), and the notes thereto contained elsewhere herein. The Company, a wholly owned subsidiary of CDI Group, Inc. (the "Parent"), is engaged in the operation of retail stores throughout New Jersey. These interim financial statements are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position and operating results for the interim periods. Results for interim periods are not necessarily indicative of results for the full year. The year end balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.


(2) CONTINGENCIES:

   The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the disposition of these lawsuits should not have a material impact on the Company's results of operations, financial position, and cash flows.


(3) DEBT OFFERING:

   On October 16, 1997, the Company issued $80.0 million of its 10-1/4% senior notes due 2004 which are guaranteed by the Parent. The net proceeds of such debt issuance was approximately $77.0 million. The Company used approximately $29.0 million of such net proceeds to refinance substantially all of its then existing indebtedness and approximately $45.0 million of the net proceeds was used to pay a dividend to the Parent which was then distributed in the same amount to the stockholders of the Parent. Under the relevant debt agreements, in the event of a change in control, as defined, the Company is required to repurchase all such outstanding notes.

   On October 16, 1997, The Company also replaced its then existing credit facility with a $20.0 million five year revolving credit facility (the "Facility") concurrent with the issuance of the $80.0 million of senior notes. At October 25, 1997, there were no borrowings under the Facility. This Facility bears interest at either prime rate or LIBOR plus 1.75% and is collateralized by the Company's eligible accounts receivable and inventory balances, as defined. The Facility contains certain financial and operating covenants, including a minimum fixed charge ratio. Additionally, the Company cannot make any dividend or other distributions with respect to any share of stock other than in certain limited circumstances.


(4) INVENTORY COSTING METHOD:

   Inventory at interim periods is valued on a last-in, first-out (LIFO) basis which is determined based on estimates of gross profit rate, inflation rates and inventory levels, and is adjusted for the results of physical inventories which are taken twice a year. The results of the last physical inventory that was taken on July 26, 1997 did not have a material impact on the results of operations.


(5) ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        CDI GROUP, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)





                                                          Three Months Ended
                                                     October 25,     October 26,
                                                        1997            1996
                                                     -------------   ------------
                                                        (Dollars in thousands,
                                                        except per share data)
   Net sales .......................................   $ 54,722       $ 52,073
   Cost of sales   .................................     39,671         38,072
                                                       --------       --------
     Gross profit  .................................     15,051         14,001
   Selling, general and administrative expenses  ...     12,678         11,752
   Administrative fees   ...........................         63             63
   Depreciation and amortization  ..................      1,467          1,116
   Other income, net  ..............................        105             95
                                                       --------       --------
     Operating income ..............................        948          1,165
   Interest expense, net ...........................      1,241          1,151
                                                       --------       --------
     Income (loss) before income taxes  ............       (293)            14
   Provision for income taxes  .....................        166            279
                                                       --------       --------
     Net loss   ....................................   $   (459)      $   (265)
                                                       ========       ========
   Per share data:
     Net loss per common share .....................   $  (1.09)      $  (0.63)
                                                       ========       ========
     Weighted average shares outstanding   .........    420,677        418,280
                                                       ========       ========


           See accompanying notes to condensed financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)





                                                                          As of               As of
                                                                     October 25, 1997     July 26, 1997
                                                                     ------------------   --------------
                                                                           (Amounts in thousands)
 ASSETS:
   Cash and cash equivalents  ....................................       $   1,139           $ 1,870
   Accounts receivable  ..........................................           2,609             2,644
   Inventory   ...................................................          38,403            30,233
   Prepaid expenses and other current assets .....................           1,155             1,131
                                                                         ---------           -------
      TOTAL CURRENT ASSETS .......................................          43,306            35,878
   Property and equipment, net   .................................           8,810             8,649
   Deferred charges and other assets   ...........................           5,899             3,286
   Goodwill, net  ................................................          33,040            33,519
                                                                         ---------           -------
 TOTAL ASSETS  ...................................................       $  91,055           $81,332
                                                                         =========           =======
 LIABILITIES:
   Revolver borrowings  ..........................................       $      --           $    --
   Current portion of long-term debt   ...........................              --             4,836
   Accounts payable  .............................................          19,314            14,796
   Accrued expenses and other current liabilities  ...............           3,263             3,620
   Current portion of supplier advances   ........................           1,900             1,900
                                                                         ---------           -------
      TOTAL CURRENT LIABILITIES  .................................          24,477            25,152
 LONG-TERM DEBT   ................................................          80,000            24,519
 SUBORDINATED DEBT   .............................................          17,361            16,834
 SUPPLIER ADVANCES, NET OF CURRENT PORTION   .....................           1,032             1,353
 OTHER LONG-TERM LIABILITIES  ....................................           1,511             1,402
 COMMITMENTS AND CONTINGENCIES:
 Redeemable preferred stock, $1.00 par value, 7,862 authorized,
   issued and outstanding, redemption value $100 per share  ......             786               726
 Redeemable shares of Class A voting common stock, 57,963 and
   33,726 shares issued and outstanding at net redemption value at
   October 25, 1997 and July 26, 1997, respectively   ............             492               128
 STOCKHOLDERS' EQUITY (DEFICIT):
   Class A voting common stock, $.00001 par value, authorized
    600,000 shares, 196,632 issued and outstanding at October 25,
    1997 and July 26, 1997 .......................................              --                --
   Class B non-voting common stock, $.00001 par value, authorized
    600,000 shares, 187,922 issued and outstanding at October 25,
    1997 and July 26, 1997 .......................................              --                --
   Additional paid-in capital ....................................           3,846             3,846
   Retained earnings/(accumulated deficit)   .....................         (38,450)            7,372
                                                                         ---------           -------
 TOTAL STOCKHOLDERS' EQUITY (DEFICIT)  ...........................         (34,604)           11,218
                                                                         ---------           -------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
   (DEFICIT)   ...................................................       $  91,055           $81,332
                                                                         =========           =======


           See accompanying notes to condensed financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)





                                                                 Three Months Ended
                                                            October 25,     October 26,
                                                               1997            1996
                                                            -------------   ------------
                                                               (Dollars in thousands)
 CASH FLOWS USED IN OPERATING ACTIVITIES:
   Net income  ..........................................    $    (459)      $   (265)
   Depreciation and amortization ........................        1,500          1,116
   Non-cash rent expense   ..............................          119             86
   LIFO provision .......................................          300            300
   Non-cash interest expense  ...........................          527            332
   Changes in operating assets and liabilities  .........       (5,037)        (2,044)
                                                             ---------       --------
 NET CASH USED IN OPERATING ACTIVITIES ..................       (3,050)          (475)
 CASH FLOWS USED IN INVESTING ACTIVITIES:
   Capital expenditures .................................         (663)          (506)
                                                             ---------       --------
 NET CASH USED IN INVESTING ACTIVITIES ..................         (663)          (506)
 CASH FLOWS PROVIDED BY (USED IN) FINANCING
   ACTIVITIES:
   Payments made on long-term debt  .....................      (29,269)        (1,909)
   Proceeds from issuance of Senior Notes ...............       80,000             --
   Transaction fees paid   ..............................       (3,086)            --
   Dividend paid to stockholders ........................      (45,000)            --
   Proceeds from exercise of stock options   ............          242             --
   Proceeds from loans to officers and directors   ......          182             --
   Payments of subordinated debt ........................          (87)            --
                                                             ---------       --------
 NET CASH PROVIDED BY (USED IN) FINANCING
   ACTIVITIES  ..........................................        2,982         (1,909)
 Net decrease in cash and cash equivalents   ............         (731)        (2,890)
 Cash and cash equivalents at beginning of period  ......        1,870          3,623
                                                             ---------       --------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD  ............    $   1,139       $    733
                                                             =========       ========


           See accompanying notes to condensed financial statements.

                        CDI GROUP, INC. AND SUBSIDIARY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1) BASIS OF PRESENTATION:

   The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements of CDI Group, Inc. and Subsidiary, (the "Company") and the notes thereto contained elsewhere herein. The Company consists of an operating entity, Community Distributors, Inc. (the "Subsidiary") which is engaged in the operation of retail stores throughout New Jersey, and a holding company, CDI Group, Inc. (the "Parent") which principally owns all of the outstanding shares of the Subsidiary. These interim consolidated financial statements are unaudited but, in the opinion of the management, include all adjustments, consisting only of normal recurring items, necessary to fairly present the financial position and operating results for the interim periods. Results for interim periods are not necessarily indicative of results for the full year. The year end balance sheet data was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles.


(2) CONTINGENCIES:

   The Company is a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, the disposition of these lawsuits should not have a material impact on the Company's consolidated results of operations, financial position, and cash flows.


(3) DEBT OFFERING:

   On October 16, 1997, the Subsidiary issued $80.0 million of its 10-1/4% senior notes due 2004 which are guaranteed by the Parent. The net proceeds of such debt issuance was approximately $77,000. The Subsidiary used approximately $29.0 million of such net proceeds to refinance substantially all of its then existing indebtedness and approximately $45.0 million of net proceeds was used to pay a dividend to the Parent which was then distributed in the same amount to the stockholders of the Parent. Under the relevant debt agreements, in the event of a change in control, as defined, the Parent is required to repurchase all such outstanding notes.

   On October 16, 1997, the Subsidiary also replaced its then existing credit facility with a $20.0 million five year revolving credit facility (the "Facility") concurrent with the issuance of the $80.0 million of senior notes. At October 25, 1997, there were no borrowings under the Facility. This Facility bears interest at either prime rate or LIBOR plus 1.75% and is collateralized by the Subsidiary's eligible accounts receivable and inventory balances, as defined. The Facility contains certain financial and operating covenants, including a minimum fixed charge ratio. Additionally, the Subsidiary cannot make any dividend or other distributions with respect to any share of stock other than in certain limited circumstances.

   In addition to the $80.0 million of senior notes issued by the Subsidiary, at October 25, 1997, the Parent had outstanding long term debt consisting of approximately $17,268,000 of senior subordinated notes due January 31, 2005, including current maturities and accrued interest.


(4) INVENTORY COSTING METHOD:

   Inventory at interim periods is valued on a last-in, first-out (LIFO) basis which is determined based on estimates of gross profit rate, inflation rates and inventory levels, and is adjusted for the results of physical inventories which are taken twice a year. The results of the last physical inventory that was taken on July 26, 1997 did not have a material impact on the results of operations.


(5) ESTIMATES:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       REPORT OF INDEPENDENT ACCOUNTANTS


     Our report on the financial statements of Community Distributors, Inc. is included on page F-9 of this Form S-4. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page F-2 of this Form S-4.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



Parsippany, New Jersey                    COOPERS & LYBRAND L.L.P.
October 9, 1997

                                                                    Schedule II


                          Community Distributors, Inc.
                  Summary of Valuation and Qualifying Accounts




Inventory                                    Beginning                                    End
 Reserves                                    of Year       Additions     Reductions      of Year
------------------------------------------   -----------   -----------   ------------   ---------
Fiscal 1997 ..............................     $108,779      $ 4,441      $       0      $113,220
Fiscal 1996 ..............................     $ 61,233      $47,547      $       0      $108,779
Six Months Ended July 30, 1995 (1)  ......     $100,757      $     0      $ (39,525)     $ 61,233



Note (1) Includes results as of the origination of the Company beginning
         January 30, 1995.



Note The Company has the demonstrated ability, based upon its contractual and other relationships with its vendors, to recover virtually all of the costs of excess, obsolete and damaged inventory upon return of such inventory to its vendors.

                       REPORT OF INDEPENDENT ACCOUNTANTS


     Our report on the consolidated financial statements of CDI Group, Inc. and Subsidiary is included on page F-22 of this Form S-4. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page F-2 of this Form S-4.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.



Parsippany, New Jersey                    COOPERS & LYBRAND L.L.P.
October 9, 1997

                                                                    Schedule II


                                CDI Group, Inc.
                 Summary of Valuation and Qualifying Accounts




Inventory                                    Beginning                                    End
 Reserves                                    of Year       Additions     Reductions      of Year
------------------------------------------   -----------   -----------   ------------   ---------
Fiscal 1997 ..............................     $108,779      $ 4,441      $       0      $113,220
Fiscal 1996 ..............................     $ 61,233      $47,547      $       0      $108,779
Six Months Ended July 30, 1995 (1)  ......     $100,757      $     0      $ (39,525)     $ 61,233



Note (1) Includes results as of the origination of the Company beginning
         January 30, 1995.

Note The Company has the demonstrated ability, based upon its contractual and other relationships with its vendors, to recover virtually all of the costs of excess, obsolete and damaged inventory upon return of such inventory to its vendors.

================================================================================

     No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                       ------------------------

                          TABLE OF CONTENTS


                                                    Page
Prospectus Summary ...........................        1
Risk Factors .................................       15
Use of Proceeds ..............................       23
Capitalization  ..............................       24
Selected Financial Data of the Company  ......       25
Unaudited Pro Forma Condensed Financial
   Data   ....................................       28
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations   ..............................       29
Business  ....................................       37
Management   .................................       49
Certain Relationships and Related
   Transactions ..............................       52
Beneficial Ownership  ........................       54
Description of New Credit Facility and
   Certain Other Indebtedness  ...............       57
Exchange Offer  ..............................       58
Plan of Distribution  ........................       65
Description of Notes  ........................       66
Certain Federal Income Tax Considerations   .        86
Independent Public Accountants ...............       87
Legal Matters   ..............................       87
Available Information ........................       87
Special Note Regarding Forward-Looking
   Statements   ..............................       88
Index to Financial Statements  ...............       F-1




                          Community Distributors, Inc.

                                CDI Group, Inc.




                            Offer to Exchange up to
                             $80,000,000 of 10-1/4%
                             Senior Notes Due 2004
                           Which Have Been Registered
                       Under the Securities Act of 1933,
                      as Amended, For Any and All of its
                        Outstanding 10-1/4% Senior Notes
                       Due 2004, of which $80,000,000 in
              Principal Amount is Outstanding on the Date Hereof





                             ----------------------
                                   PROSPECTUS
                             ----------------------





                               ___________, 1998


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") grants a Delaware corporation the power to indemnify any director, officer, employee or other agent if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. No indemnification may be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     With respect to indemnification of directors, Article Seventh of the Certificate of Incorporation, as amended, of the Holding Company and Article Sixth of the Certificate of Incorporation, as amended, of the Company, copies of which are filed as Exhibits 3.1 through 3.3, respectively, provide as follows:

     "No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit."

     With respect to indemnification, Article VII of each of the By-laws of the Holding Company and the Amended and Restated By-laws of the Company, copies of which are filed as Exhibits 3.2 through 3.4, respectively, provide as follows:

     "Section 7.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of being or having been a director or officer of the Corporation or serving or having served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto) (as used in this Article VII, the "Delaware Law"), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 7.2 hereof with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, if the Delaware Law so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise.

     Section 7.2. Right of Indemnitee to Bring Suit. If a claim under Section
7.1 hereof is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this
Article VII or otherwise shall be on the Corporation.

     Section 7.3. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate or Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 7.4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article VII or under the Delaware Law.

     Section 7.5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and Advancement of Expenses of directors and officers of the Corporation."


Item 21. Exhibits and Financial Statement Schedules

     (a) The following is a list of exhibits filed as a part of this Registration Statement:



Exhibit
   3.1     Certificate of Incorporation, as amended, of CDI Group, Inc. (the "Holding Company").*
   3.2     By-laws of the Holding Company.*
   3.3     Certificate of Incorporation, as amended, of Community Distributors, Inc. (the "Company").*
   3.4     Amended and Restated By-laws of the Company.*
   4.1     Indenture, dated as of October 16, 1997, by and among the Company, the Holding Company and the Bank of New York, as Trustee.*
   4.2     Form of the Company's 10-1/4% Senior Notes due 2004 (including the Exchange Notes).*
   4.3     Registration Rights Agreement, dated as of October 16, 1997, by and among the Company, the
           Holding Company, Donaldson, Lufkin, and Jenrette Securities Corporation and Bear, Stearns
           and Co. Inc.*
   5.1     Opinion of Bingham Dana LLP, as to validity of securities being registered.

Exhibit
   10.1      Investor Securities Purchase Agreement, dated as of January 30, 1995, by and among the
             Holding Company, BancBoston Ventures Inc. ("BBV"), Harvest Partners International, LP
             ("HPI"), Harvest Technology Partners, LP ("HTP"), European Development Capital Corporation
             N.V. ("EDCC") and Deutsche Beteiligungsgesellschaft mbH ("DBMBH", and together with
             BBV, HPI, HTP, EDCC and DBMBH, the "Investors"), as amended by that certain First
             Amendment to Securities Purchase Agreement, dated as of October 16, 1997, by and among the
             Holding Company and the Investors.*
   10.2      Purchase Agreement, dated as of October 10, 1997, by and among the Holding Company, DLJ and BSC.*
   10.3      Form of Holding Company's Amended and Restated Senior Subordinated Note due 2005.*
   10.4      Registration Rights Agreement, dated as of January 30, 1995, by and among the Holding
             Company, the Investors, Banque Paribas (the "Bank"), Paribas Principal, Inc. ("PPI"), TA
             Holding, Inc. ("TAH"), Jon Tietbohl ("Tietbohl"), each of the Persons listed under the caption
             "Managers" on the signature pages thereto and any officer, employer or director of the Holding
             Company who becomes a party thereto by executing an Instrument of Accession in the form of
             Schedule 1 thereto, and each other Person who becomes a party thereto by executing an
             Instrument of Accession.*
   10.5      Stockholder Agreement, dated as of January 30, 1995, by and among the Holding Company, the
             Investors, PPI, TAH, Tietbohl, Frank Marfino and any other officer, employee or director of the
             Holding Company who becomes a party thereto by executing an Instrument of Accession in the form of Schedule 1 thereto and each other Person who becomes a party thereto by executing an
             Instrument of Accession (collectively, the "Stockholders"), as amended by that certain First
             Amendment to Stockholder Agreement, dated as of October 16, 1997, by and among the
             Holding Company and the Stockholders.*
   10.6      Warrant Purchase Agreement, dated as of January 30, 1995, by and between the Holding
             Company and the Bank, and its successors and assigns.*
   10.7      Common Stock Purchase Warrant, dated as of January 30, 1995, issued by the Holding
             Company to the Bank, as amended by that certain Amendment of Common Stock Purchase
             Warrant, Acknowledgment and Waiver, dated as of September 30, 1997, by and between the
             Company and the Bank.*
   10.8      Loan and Security Agreement, dated as of October 16, 1997, by and between PNC Bank,
             National Association and the Company.*
   10.9      The Company's $20,000,000 Revolving Loan Note, dated as of October 16, 1997.*
   10.10     Lease Agreement, dated as of May    , 1995, by and between 105 Sylvania Place, L.L.C. and
             the Company (South Plainfield, New Jersey)
   10.11     Lease Agreement, dated as of May 5, 1983, by and between JAM Realty Company and the
             Company (Branchburg Township (Somerville), New Jersey).
   10.12     Employment and Non-Competition Agreement, dated as of January 30, 1995, by and between the Company and Frank Marfino.
   10.13     Letter Agreement, dated as of October 16, 1997, by and between the Company and Frank
             Marfino regarding bonus payment.
   10.14     Employment and Non-Competition Agreement, dated as of January 30, 1995, by and between the Company and Todd H. Pluymers.
   10.15     Letter Agreement, dated as of October 16, 1997, by and between the Company and Todd H.
             Pluymers regarding bonus payment.
   10.16     Employment and Non-Competition Agreement, dated as of January 30, 1995, by and between the Company and Lynn L. Shallcross.

Exhibit
   10.17     Employment and Non-Competition Agreement, dated as of January 30, 1995, by and between the Company and William F. Gilligan.
   10.18     Employment Agreement, dated as of February 17, 1995, by and between the Company and
             Barrie Levine.
   11.1      Statement re: Computation of Earnings per Share.*
   12.1      Statement re: Computation of Ratio of Earnings to Fixed Charges.*
   21.1      List of Subsidiaries.*
   23.1      Consent of Bingham Dana LLP, counsel to the Holding Company and the Company
             (included in Exhibit 5.1).
   23.2      Consent of Arthur Andersen LLP.
   23.3      Consent of Coopers & Lybrand L.L.P.
   23.4      Consent of Coopers & Lybrand L.L.P.
   24.1      Power of Attorney (included in signature page to Registration Statement).*
   25.1      Statement re: Eligibility of Trustee.*
   99.1      Form of Letter of Transmittal.
   99.2      Form of Notice of Guaranteed Delivery.
   99.3      Form of Exchange Agency Agreement among the Exchange Agent, the Holding Company and the Company.*
   99.4      Letter Regarding Eligibility for use of Form S-4.


------------

* Previously filed.



Item 22. Undertakings

     The undersigned Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([sec]2304.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of the Registrants' counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrants is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.


     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it went effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey, on this 20th day of January, 1998.


                                        CDI GROUP, INC.



                                        By: /s/ Todd H. Pluymers
                                           -------------------------------
                                           Todd H. Pluymers,
                                           Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below on behalf of CDI Group, Inc. by the following persons in the capacities and on the dates indicated:




          Signature                             Title                         Date
-----------------------------   -------------------------------------   -----------------
    /s/ Frank Marfino*          President, Chief Executive Officer      January 20, 1998
-------------------------       and Director of CDI Group, Inc.
       Frank Marfino            (principal executive officer)


   /s/ Mark H. DeBlois*         Director of CDI Group, Inc.             January 20, 1998
-------------------------
      Mark H. DeBlois

 /s/ Harvey P. Mallement*       Director of CDI Group, Inc.             January 20, 1998
-------------------------
   Harvey P. Mallement

  /s/ Todd H. Pluymers          Chief Financial Officer of CDI          January 20, 1998
-------------------------       Group, Inc. (principal financial and
     Todd H. Pluymers           accounting officer)

* By: /s/ Todd H. Pluymers
      -------------------------
      Todd H. Pluymers
      Attorney-in-fact

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the undersigned Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerville, State of New Jersey on this 20th day of January, 1998.

                                      COMMUNITY DISTRIBUTORS, INC.



                                      By: /s/ Todd H. Pluymers
                                          ----------------------------------
                                          Todd H. Pluymers, Chief Financial
                                          Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed on behalf of Community Distributors, Inc. below by the following persons in the capacities and on the dates indicated:





          Signature                         Title                Date
-----------------------------   ------------------------------   -----------------
   /s/ Frank Marfino*           President, Chief Executive       January 20, 1998
-------------------------       Officer and Director of
       Frank Marfino            Community Distributors, Inc.
                                (principal executive officer)

  /s/ Mark H. DeBlois*          Director of Community            January 20, 1998
-------------------------       Distributors, Inc.
     Mark H. DeBlois

 /s/ Harvey P. Mallement*       Director of Community            January 20, 1998
---------------------------     Distributors, Inc.
    Harvey P. Mallement

  /s/ Todd H. Pluymers          Chief Financial Officer of       January 20, 1998
-------------------------       Community Distributors, Inc.
     Todd H. Pluymers           (principal financial and
                                accounting officer)


* By: /s/ Todd H. Pluymers
      --------------------
      Todd H. Pluymers
      Attorney-in-fact